AGREEMENT AND PLAN OF MERGER
Between
FRONTIER FINANCIAL CORPORATION
and
FRONTIER BANK
and
WASHINGTON BANKING COMPANY
and
WHIDBEY ISLAND BANK

Dated as of September 26, 2007

TABLE OF CONTENTS

RECITALS		1
DEFINITIONS		1
ARTICLE I.	THE MERGER	7
1.1	THE CORPORATE MERGER	7
1.2	THE BANK MERGER	7
1.3	CONVERSION OF WBC COMMON STOCK	8
1.4	ELECTION PROCEDURES	9
1.5	WBC OPTIONS	11
1.6	DISSENTING SHARES	12
1.7	TAX CONSEQUENCES	13
ARTICLE II.	EXCHANGE OF SHARES	13
2.1	FRONTIER TO MAKE SHARES AND CASH AVAILABLE	13
2.2	EXCHANGE OF SHARES	13
ARTICLE III.	ACTIONS PENDING CLOSING	15
3.1	ORDINARY COURSE	15
3.2	CAPITAL STOCK	15
3.3	DIVIDENDS	15
3.4	INDEBTEDNESS; LIABILITIES	15
3.5	OPERATING PROCEDURES; CAPITAL EXPENDITURES	15
3.7	CONTINUANCE OF BUSINESS	15
3.7	SUBSIDIARIES	16
3.8	COMPENSATION; EMPLOYMENT AGREEMENTS	16
3.9	HIRING	16
3.10	BENEFIT PLANS	16
3.11	CLAIMS	16
3.12	AMENDMENTS	16
3.13	CONTRACTS	16
3.14	LOANS	16
3.15	AGREEMENTS	17
ARTICLE IV.	FRONTIER FORBEARANCES	17
4.1	AMENDMENTS	17
4.2	REORGANIZATION	17
4.3	CONDITIONS	17
4.4	AGREEMENTS	17
4.5	CERTAIN ACTIONS	17
ARTICLE V	REPRESENTATIONS AND WARRANTIES	17
5.1	WBC AND WHIDBEY ISLAND BANK REPRESENTATIONS AND WARRANTIES	17
5.2	FRONTIER AND FRONTIER BANK REPRESENTATIONS AND WARRANTIES	29
ARTICLE VI.	COVENANTS	34
6.1	BEST EFFORTS	34

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6.2	PROXY STATEMENT; MEETING	34
6.3	REGISTRATION STATEMENT COMPLIANCE WITH SECURITIES LAWS	35
6.4	PUBLICITY; PRESS RELEASES	35
6.5	ACCESS; INFORMATION	35
6.6	AFFILIATE AGREEMENTS	36
6.7	STATE TAKEOVER LAWS	36
6.8	NO RIGHTS TRIGGERED	36
6.9	SHARES LISTED	36
6.10	REGULATORY APPLICATIONS	36
6.11	INSURANCE	36
6.12	CERTAIN ACTIONS	37
6.13	ESTOPPEL LETTERS	37
ARTICLE VII.	CONDITIONS PRECEDENT	37
7.1	CONDITIONS TO EACH PARTY'S OBLIGATIONS	37
7.2	CONDITIONS TO OBLIGATIONS OF FRONTIER	38
7.3	CONDITIONS TO OBLIGATIONS OF WBC	40
ARTICLE VIII.	TERMINATION AND AMENDMENT	41
8.1	TERMINATION	41
8.2	EFFECT OF TERMINATION	43
8.3	AMENDMENT	44
8.4	EXTENSION; WAIVER	44
ARTICLE IX.	ADDITIONAL AGREEMENTS	44
9.1	ADDITIONAL AGREEMENTS	44
9.2	BENEFIT PLANS	44
9.3	CERTAIN ACTIONS	45
9.4	EMPLOYMENT AND CHANGE OF CONTROL AGREEMENTS	46
9.5	DIRECTORS OF WBC	46
9.6	WBC MANAGEMENT	46
9.7	AT-WILL EMPLOYEES	47
ARTICLE X.	GENERAL PROVISIONS	47
10.1	CLOSING; EFFECTIVE TIME	47
10.2	SURVIVAL	47
10.3	COUNTERPARTS	47
10.4	GOVERNING LAW; VENUE	47
10.5	EXPENSES	47
10.6	NOTICES	47
10.7	ENTIRE UNDERSTANDING	48
10.8	ENFORCEMENT PROCEEDINGS	48
10.9	HEADINGS	48
10.10	ENFORCEMENT OF CONFIDENTIALITY AGREEMENT	48
10.11	SEVERABILITY	48
10.12	ASSIGNMENT; NO THIRD PARTY BENEFICIARIES	49

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AGREEMENT AND PLAN OF MERGER
     This AGREEMENT AND PLAN OF MERGER, dated as of the 26th day of September, 2007 (this “Agreement”), is by and among FRONTIER FINANCIAL CORPORATION (“Frontier”), FRONTIER BANK (“Frontier Bank”), WASHINGTON BANKING COMPANY (“WBC”) and WHIDBEY ISLAND BANK (“Whidbey Island Bank”).
RECITALS
     (A) FRONTIER. Frontier is a corporation duly organized and existing under the laws of the State of Washington, with its principal executive offices located in Everett, Washington. Frontier is a registered financial holding company.
     (B) FRONTIER BANK. Frontier Bank is a Washington state-chartered commercial bank duly organized and existing under the laws of the State of Washington.
     (C) WASHINGTON BANKING COMPANY. Washington Banking Company is a corporation duly organized and existing under the laws of the State of Washington, with its principal executive offices located in Oak Harbor, Washington. WBC is a registered financial holding company.
     (D) WHIDBEY ISLAND BANK. Whidbey Island Bank is a Washington state-chartered commercial bank duly organized and existing under the laws of the State of Washington. Whidbey Island Bank operates twenty-one Washington branches and loan production offices (each a “WBC Office”) under the tradenames, trademarks and logos of Whidbey Island Bank.
     (E) VOTING, DIRECTORS’ AND NONCOMPETITION AGREEMENTS. As a condition and an inducement to Frontier’s and Frontier Bank’s willingness to enter into this Agreement, (x) the directors and certain Executive Officers of WBC have entered into agreements in the form attached to this Agreement as Exhibit A, pursuant to which, among other things, each such individual has agreed to vote his or her shares of WBC Common Stock in favor of approval of the actions contemplated by this Agreement at the Meeting (as defined below), (y) each director of WBC has entered into an agreement in the form attached to this Agreement as Exhibit B pursuant to which each such individual has agreed to refrain from competing with or soliciting the employees or customers of Frontier and Frontier Bank, and (z) certain Executive Officers of WBC have entered into agreements in the forms attached to this Agreement as Exhibits C-1 through C-4 pursuant to which each such individual has agreed to refrain from competing with or soliciting the employees or customers of Frontier and Frontier Bank.
     In consideration of their mutual promises and obligations, the parties further agree as follows:
DEFINITIONS
     (A) DEFINITIONS. Certain capitalized terms used in this Agreement have the following meanings:
     “Acquisition Agreement” has the meaning assigned to such term in Section 8.1(F).
     “Acquisition Proposal” has the meaning assigned to such term in Section 9.3(D).
     “Aggregate Consideration” has the meaning assigned to such term in Section 1.3(A).

AGREEMENT AND PLAN OF MERGER	1

     “Agreement” means this Agreement and Plan of Merger, together with all Exhibits and Schedules annexed to, and incorporated by specific reference as a part of, this Agreement.
     “Appraisal Laws” has the meaning assigned to such term in Section 1.6.
     “Business Day” means any day other than a Saturday, Sunday, or legal holiday in the State of Washington.
     “Certificate” has the meaning assigned to such term in Section 1.3(C).
     “Closing” has the meaning assigned to such term in Section 10.1.
     “Code” has the meaning assigned to such term in Section 1.7.
     “Compensation and Benefit Plans” has the meaning assigned to such term in Section 5.1(P)(1).
     “Confidentiality Agreement” has the meaning assigned to such term in Section 6.5(B).
     “Control” with respect to any Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting interests, by contract, or otherwise.
     “Daily Sales Price” for any Trading Day means the closing price per share of Frontier Common Stock as reported by Nasdaq.
     “Department” means the Department of Financial Institutions of the State of Washington.
     “Derivatives Contract” means an exchange-traded or over-the-counter swap, forward, future, option, cap, floor or collar financial contract or any other contract that: (1) is not included on the balance sheet of the WBC Financial Statements or the Frontier Financial Statements, as the case may be, and (2) is a derivative contract (including various combinations thereof).
     “Determination Date” means the fifth business day immediately prior to the Effective Time.
     “Dissenting Shares” means the shares of WBC Common Stock held by those shareholders of WBC who have timely and properly exercised their dissenters’ rights in accordance with the Appraisal Laws.
     “Effective Time” has the meaning assigned to such term in Section 10.1.
     “Employment Agreements” shall mean the agreements with certain officers of WBC described in Section 9.4.
     “Environmental Law” means (1) any federal, state, and/or local law, statute, ordinance, rule, regulation, code, license, permit, order, authorization, approval, consent, judgment, decree, injunction, requirement or agreement with any governmental entity, relating to (a) the protection, preservation or restoration of the environment (including air, surface water, groundwater, drinking water supply, surface land, subsurface land) or to human health or safety, or (b) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Hazardous Material, in each case as amended and as now in effect, including the Federal Comprehensive Environmental Response, Compensation, and Liability Act of 1980, the Superfund Amendments and

AGREEMENT AND PLAN OF MERGER	2

Reauthorization Act, the Federal Water Pollution Control Act of 1972, the Federal Clean Air Act, the Federal Clean Water Act, the Federal Resource Conservation and Recovery Act of 1976 (including the Hazardous and Solid Waste Amendments thereto), the Federal Solid Waste Disposal and the Federal Toxic Substances Control Act, the Federal Insecticide, Fungicide and Rodenticide Act, and the Federal Occupational Safety and Health Act of 1970, and (2) any common law or equitable doctrine (including injunctive relief and tort doctrines such as negligence, nuisance, trespass and strict liability) that would reasonably be expected to impose liability or obligations for injuries or damages due to, or threatened as a result of, the presence of or exposure to any Hazardous Material.
     “ERISA” has the meaning assigned to such term in Section 5.1(P)(2).
     “ERISA Affiliate” has the meaning assigned to such term in Section 5.1(P)(3).
     “ERISA Plans” has the meaning assigned to such term in Section 5.1(P)(2).
     “Exchange Act” means the Securities Exchange Act of 1934, as amended, together with the rules and regulations promulgated under such statute.
     “Exchange Agent” has the meaning assigned to such term in Section 2.1.
     “Exchange Fund” has the meaning assigned to such term in Section 2.1.
     “Exchange Ratio” has the meaning assigned to such term in Section 1.5(A).
     “Execution Date” means the last date on which this Agreement is executed by each of the parties hereto.
     “Executive Officer” has the meaning set forth in Rule 405 of Regulation C under the Securities Act.
     “FDIC” means the Federal Deposit Insurance Corporation.
     “Federal Reserve Board” means the Board of Governors of the Federal Reserve System.
     “Frontier” has the meaning assigned in the introductory paragraph to this Agreement.
     “Frontier Average Share Price” means the price equal to the average (rounded to the nearest ten-thousandth) of each Daily Sales Price of Frontier Common Stock for the twenty (20) Trading Days immediately preceding the Determination Date.
     “Frontier Bank” has the meaning assigned in the introductory paragraph to this Agreement.
     “Frontier Common Stock” has the meaning assigned to such term in Section 5.2(B)(2).
     “Frontier Financial Statements” has the meaning assigned to such term in Section 5.2(G)(1).
     “Frontier Securities Documents” has the meaning assigned to such term in Section 5.2(G)(2).
     “Frontier Transaction” means: (1) a merger, consolidation or similar transaction involving Frontier, where Frontier is not the corporation surviving such transaction or where a change of control of Frontier is otherwise effected, (2) the disposition, by sale, lease, exchange or otherwise, of assets or

AGREEMENT AND PLAN OF MERGER	3

deposits of Frontier or any of its significant Subsidiaries representing in either case 25% or more of the consolidated assets or deposits of Frontier and its Subsidiaries, or (3) the issuance, sale or other disposition (including by way of merger, consolidation, share exchange or any similar transaction) of securities representing 25% or more of the voting power of Frontier or any of its significant Subsidiaries other than the issuance of Frontier Common Stock upon the exercise of outstanding options or the conversion of outstanding convertible securities of Frontier.
     “GAAP” means generally accepted accounting principles consistently applied in the United States.
     “Governmental Authority” means any federal, state or local court, administrative agency or commission or other governmental authority or instrumentality or self-regulatory organization having jurisdiction over the Person to whom the term is applied.
     “Hazardous Material” means any substance presently listed, defined, designated or classified as hazardous, toxic, radioactive or dangerous, under any Environmental Law, whether by type or quantity, including any oil or other petroleum product, toxic waste, pollutant, contaminant, hazardous substance, toxic substance, hazardous waste, special waste or petroleum or any derivative or by-product thereof, radon, radioactive material, asbestos, asbestos containing material, urea formaldehyde foam insulation, lead and polychlorinated biphenyl.
     “Intellectual Property” has the meaning assigned to such term in Section 5.1(Z).
     “Knowledge” or words of similar meaning means the actual conscious knowledge as of the Execution Date, without any duty of inquiry, of any officer, director or manager of the Person to whom the term applies.
     “Loan/Fiduciary Property” means any property owned or controlled by a party or any of its Subsidiaries or in which such party or any of its Subsidiaries holds a security or other interest, and, where required by the context, includes any such property where such party or any of its Subsidiaries constitutes the owner or operator of such property, but only with respect to such property.
     “Material Adverse Effect” means, with respect to any party to this Agreement, an event, occurrence or circumstance that (a) has or is reasonably likely to have a material adverse effect on the financial condition, results of operations, business or prospects of such party and its Subsidiaries, taken as a whole, or (b) would materially impair such party’s ability to perform its obligations under this Agreement or the consummation of any of the transactions contemplated by this Agreement.
     “Measurement Period” has the meaning assigned to such term in Section 8.1(G).
     “Meeting” has the meaning assigned to such term in Section 6.2(A).
     “Merger” means (i) the merger of WBC with and into Frontier pursuant to Section 1.1 in exchange for cash and Frontier Common Stock as set forth in Section 1.3, and (ii) the merger of Whidbey Island Bank with and into Frontier Bank pursuant to Section 1.2.
     “Merger Consideration” has the meaning assigned to such term in Section 1.3(A).
     “Multiemployer Plans” has the meaning assigned to such term in Section 5.1(P)(2).

AGREEMENT AND PLAN OF MERGER	4

     “Nasdaq” means the Nasdaq Global Select Market™.
     “Noncompetition Agreements” has the meaning assigned to such term in Section 7.2(K).
     “Participation Facility” means any building or other facility in which a party or any of its Subsidiaries participates in the management and, where required by the context, includes the owner or operator of such facility.
     “Pension Plan” has the meaning assigned to such term in Section 5.1(P)(2).
     “Per Share Cash Consideration” has the meaning assigned to such term in Section 1.3(A).
     “Per Share Consideration” has the meaning assigned to such term in Section 1.3(A).
     “Per Share Stock Consideration” has the meaning assigned to such term in Section 1.3(A).
     “Person” means any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union, governmental body, or other entity.
     “Previously Disclosed” means information that is either (i) disclosed by a party in a Schedule that is delivered by that party to the other party contemporaneously with the Execution Date, or (ii) disclosed in, or filed or furnished as an exhibit to, the WBC Securities Documents (in the case of WBC) or the Frontier Securities Documents (in the case of Frontier).
     “Prospectus/Proxy Statement” has the meaning assigned to such term in Section 6.2.
     “RCW” means the Revised Code of Washington, as amended.
     “Registration Statement” has the meaning assigned to such term in Section 6.2.
     “Regulatory Agreement” has the meaning assigned to such term in Section 5.1(K).
     “Regulatory Authorities” means federal or state governmental agencies, authorities or departments charged with the supervision or regulation of depository institutions or engaged in the insurance of deposits.
     “Resulting Bank” has the meaning assigned to such term in Section 1.2(A).
     “Rights” has the meaning assigned to such term in Section 5.1(B).
     “Securities Act” means the Securities Act of 1933, as amended, together with the rules and regulations promulgated under such statute.
     “SEC” means the Securities and Exchange Commission.
     “Subsidiary” means, with respect to any entity, each partnership, limited liability company, or corporation the majority of the outstanding partnership interests, membership interests, capital stock or voting power of which is (or upon the exercise of all outstanding warrants, options and other rights would be) owned, directly or indirectly, at the time in question by such entity.

AGREEMENT AND PLAN OF MERGER	5

     “Superior Proposal” has the meaning assigned to such term in Section 9.3.
     “Surviving Corporation” has the meaning assigned to such term in Section 1.1(A).
     “Taxes” means federal, state or local income, gross receipts, sales, use, license, excise, franchise, employment, withholding or similar taxes imposed on the income, properties or operations of the respective party or its Subsidiaries, together with any interest, additions, or penalties with respect thereto and any interest in respect of such additions or penalties.
     “Termination Fee Amount” has the meaning assigned to such term in Section 8.2(B).
     “Third Party” means a person within the meaning of Sections 3(a)(9) and 13(d)(3) of the Exchange Act, excluding: (1) WBC, Whidbey Island Bank or any other Subsidiary of WBC, and (2) Frontier, Frontier Bank or any other Subsidiary of Frontier.
     “Total Cash Amount” has the meaning assigned to such term in Section 1.3(A).
     “Total Stock Consideration” has the meaning assigned to such term in Section 1.3(A).
     “Trading Day” means a day that Frontier Common Stock is traded on Nasdaq.
     “WBC” has the meaning assigned in the introductory paragraph to this Agreement.
     “WBC Common Stock” has the meaning assigned to such term in Section 5.1(B).
     “WBC Contract” has the meaning assigned to such term in Section 5.1(M).
     “WBC Financial Statements” has the meaning assigned to such term in Section 5.1(G).
     “WBC Office” has the meaning assigned to such term in Recital (D).
     “WBC Option” has the meaning assigned to such term in Section 5.1(B)(4).
     “WBC Stock Option Plans” has the meaning assigned to such term in Section 1.5(C).
     “WBC Securities Documents” has the meaning assigned to such term in Section 5.1(G)(2).
     “WBC Tax Returns” has the meaning assigned to such term in Section 5.1(V).
     “Whidbey Island Bank” has the meaning assigned in the introductory paragraph to this Agreement.
     “Whidbey Island Bank Common Stock” has the meaning assigned to such term in Section 5.1(B).
     (B) GENERAL INTERPRETATION. Except as otherwise expressly provided in this Agreement or unless the context clearly requires otherwise, the terms defined in this Agreement include the plural as well as the singular; the words “hereof,” “herein,” “hereunder,” “in this Agreement” and other words of similar import refer to this Agreement as a whole and not to any particular Article, Section or other subdivision; and references in this Agreement to Articles, Sections, Schedules and Exhibits refer to Articles and Sections of and Schedules and Exhibits to this Agreement. Unless otherwise stated, references to Subsections refer to the Subsections of the Section in which the reference

AGREEMENT AND PLAN OF MERGER	6

appears. General references to a “party” hereunder, unless the context requires otherwise, shall be construed to relate to Frontier and its Subsidiaries, on the one hand, and WBC and its Subsidiaries, on the other hand. All pronouns used in this Agreement include the masculine, feminine and neuter gender, as the context requires. All accounting terms used in this Agreement that are not expressly defined in this Agreement have the respective meanings given to them in accordance with GAAP.
ARTICLE I. THE MERGER
     1.1 THE CORPORATE MERGER. Subject to the provisions of this Agreement, at the Effective Time:
          (A) SURVIVING CORPORATION. WBC shall be merged with and into Frontier pursuant to the terms and conditions set forth herein (the “Corporate Merger”). Upon consummation of the Corporate Merger, the separate existence of WBC shall cease and Frontier shall continue as the surviving corporation within the meaning of RCW 23B.11.010(2)(a) (the “Surviving Corporation”).
          (B) ARTICLES, BYLAWS, DIRECTORS, OFFICERS. The Articles of Incorporation and Bylaws of the Surviving Corporation shall be those of Frontier, as in effect immediately prior to the Effective Time. Except as set forth in Section 9.5, the directors and officers of Frontier in office immediately prior to the Effective Time shall be the directors and officers of the Surviving Corporation, together with such additional directors and officers as may thereafter be elected, who shall hold office until such time as their successors are elected and qualified.
          (C) RIGHTS OF SURVIVING CORPORATION. Frontier, as the Surviving Corporation, shall thereupon and thereafter possess all of the rights, privileges, immunities and franchises, of a public as well as of a private nature, of each of the corporations so merged; and all property, real, personal and mixed, and all debts due on whatever account, and all and every other interest, of or belonging to or due to each of the corporations so merged, shall be deemed to be vested in the Surviving Corporation without further act or deed; and the title to any real estate or any interest therein, vested in each of such corporations, shall not revert or be in any way impaired by reason of the Corporate Merger.
          (D) ASSUMPTION OF LIABILITIES. The Surviving Corporation shall become and be liable for all debts, liabilities, obligations and contracts of Frontier as well as those of WBC, whether the same shall be matured or unmatured; whether accrued, absolute, contingent or otherwise; and whether or not reflected or reserved against in the balance sheets, other financial statements, books of account or records of Frontier or WBC.
     1.2 THE BANK MERGER. Subject to the provisions of this Agreement, at the Effective Time:
          (A) RESULTING BANK. Whidbey Island Bank shall be merged with and into Frontier Bank pursuant to the terms and conditions set forth herein. Upon consummation of the Bank Merger, the separate existence of Whidbey Island Bank shall cease and Frontier Bank shall continue as the resulting bank for purposes of RCW 30.49.010 (the “Resulting Bank”).
          (B) ARTICLES, BYLAWS, DIRECTORS, OFFICERS. The Articles of Incorporation and Bylaws of the Resulting Bank shall be those of Frontier Bank, as in effect immediately prior to the Effective Time. The directors and officers of Frontier Bank in office immediately prior to the Effective Time shall be the directors and officers of the Resulting Bank, together with such additional

AGREEMENT AND PLAN OF MERGER	7

directors and officers as may thereafter be elected, who shall hold office until such time as their successors are elected and qualified.
          (C) RIGHTS OF RESULTING BANK. Frontier Bank, as the Resulting Bank, shall thereupon and thereafter possess all of the rights, privileges, immunities and franchises, of a public as well as of a private nature, of each of the institutions so merged; and all property, real, personal and mixed, and all debts due on whatever account, and all and every other interest, of or belonging to or due to each of the institutions so merged, shall be deemed to be vested in the Resulting Bank without further act or deed; and the title to any real estate or any interest therein, vested in each of such institutions, shall not revert or be in any way impaired by reason of the Bank Merger.
          (D) ASSUMPTION OF LIABILITIES. The Resulting Bank shall become and be liable for all debts, liabilities, obligations and contracts of Frontier Bank as well as those of Whidbey Island Bank, whether the same shall be matured or unmatured; whether accrued, absolute, contingent or otherwise; and whether or not reflected or reserved against in the balance sheets, other financial statements, books of account, or records of Frontier Bank or Whidbey Island Bank.
     1.3 CONVERSION OF WBC COMMON STOCK. Subject to the provisions of this Agreement, at the Effective Time:
          (A) OUTSTANDING WBC COMMON STOCK. Each share of WBC Common Stock issued and outstanding at the Effective Time shall, by virtue of the Merger, automatically and without any action on the part of the holder of such share, cease to be outstanding and shall then and thereafter be converted into and exchangeable for the right to receive, at the election of the holder thereof as provided in and subject to the provisions of Section 1.4, either: (1) a number of shares of Frontier Common Stock equal to the Per Share Stock Consideration; or (2) cash in an amount equal to the Per Share Consideration (the “Per Share Cash Consideration”). The Per Share Stock Consideration and the Per Share Cash Consideration are referred to herein collectively as the “Merger Consideration.” Shares of WBC Common Stock held by Frontier immediately prior to the Effective Time shall be deemed canceled and retired without additional consideration and shall be excluded from any calculation based upon the number of shares of WBC Common Stock outstanding pursuant to this Section and excluded from the election and exchange procedures set forth in Section 1.4.
     For purposes of this Section 1.3(A):
     “Aggregate Consideration” shall mean the sum, expressed as a dollar amount, of (x) the Total Stock Consideration and (y) the Total Cash Amount.
     “Per Share Consideration” shall mean the quotient, expressed as a dollar amount and rounded to the nearest tenth-thousandth, obtained by dividing the Aggregate Consideration by the total number of shares of WBC Common Stock outstanding as of the close of business on the Execution Date.
     “Per Share Stock Consideration” shall mean the quotient, rounded to the nearest ten-thousandth, obtained by dividing the Per Share Consideration by the Frontier Average Share Price
     “Per Share Cash Consideration” shall mean the quotient, expressed as a dollar amount and rounded to the nearest ten-thousandth, obtained by dividing the Aggregate Consideration by the total number of shares of WBC Common Stock outstanding as of the close of business on the Execution Date.

AGREEMENT AND PLAN OF MERGER	8

     “Total Cash Amount” shall mean an amount equal to $42,864,003 subject to the following paragraph defining the Total Stock Amount.
     “Total Stock Amount” shall mean 5,916,430 shares of Frontier Common Stock plus the product of 0.90 times the increase in the number of shares of WBC Common Stock outstanding by virtue of the exercise of any stock option, warrant, or other derivative security between the Execution Date and the Effective Time (the “Base Stock Amount”); provided, however, that (i) if the Frontier Average Share Price is less than $21.00 then the number of shares of Frontier Common Stock and/or the Total Cash Amount may (under the circumstances and subject to the limitations set forth in Section 8.1(G) only) be increased by Frontier so that the Merger Consideration is not less than $19.41 (and only to the extent necessary), and (ii) if the Frontier Average Share Price is more than $27.00 then the number of shares of Frontier Common Stock shall equal the Base Stock Amount multiplied by the quotient of $27.00 as the numerator and the Frontier Average Share Price as the denominator so that the Merger Consideration is not more than $23.54 (and only to the extent necessary). An illustration of the calculations of the Merger Consideration and the Aggregate Consideration and the effect of the foregoing “Collar” is attached as Exhibit F to this Agreement.
     “Total Stock Consideration” shall mean the product, expressed as a dollar amount, obtained by multiplying (x) the Total Stock Amount and (y) the Frontier Average Share Price.
          (B) Notwithstanding Section 1.3(A) above, at least fifty percent (50%) of the Aggregate Consideration shall be paid in Frontier Common Stock. If and to the extent that such limitation would not otherwise be satisfied, then a portion of the amount otherwise payable under Section 1.3(A) shall instead be paid to such holders on a pro rata basis in Frontier Common Stock (based on the Frontier Average Share Price).
          (C) All of the shares of WBC Common Stock converted into the Merger Consideration pursuant to this ARTICLE I shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of a certificate (each a “Certificate”) previously representing any such shares of WBC Common Stock shall thereafter cease to have any rights with respect to such securities, except the right to receive (1) the Merger Consideration, (2) any dividends and other distributions in accordance with Section 2.2(B) hereof, and (3) any cash to be paid in lieu of any fractional share of Frontier Common Stock in accordance with Section 2.2(E) hereof.
          (D) The calculations required by Section 1.3(A) shall be prepared jointly by Frontier and WBC prior to the Effective Time.
     1.4 ELECTION PROCEDURES.
          (A) An election form and other appropriate and customary transmittal materials (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates theretofore representing shares of WBC Common Stock shall pass, only upon proper delivery of such Certificates, or customary affidavits and indemnification regarding the loss or destruction of such certificates, to the Exchange Agent) in such form as WBC and Frontier shall mutually agree (the “Election Form”) shall be mailed with the Proxy Statement on the date of mailing of the Proxy Statement or on such other date as Frontier and WBC shall mutually agree (the “Mailing Date”) to each holder of record of WBC Common Stock as of the close of business on the fifth business day prior to the Mailing Date (the “Election Form Record Date”).

AGREEMENT AND PLAN OF MERGER	9

          (B) Each Election Form shall permit the holder (or the beneficial owner through appropriate and customary documentation and instructions) to (x) elect to receive (1) the Per Share Stock Consideration in respect of all of such holder’s WBC Common Stock (“Stock Election Shares”); (2) the Per Share Cash Consideration in respect of all of such holder’s WBC Common Stock (“Cash Election Shares”); or (3) the Per Share Stock Consideration in respect of that portion to such holder’s shares of WBC Common Stock equal to the Stock Percentage (as defined below), rounded to the nearest whole share (the “Mixed Stock Shares”), and the Per Share Cash Consideration in respect of that portion of such holder’s shares of WBC Common Stock equal to the Cash Percentage (as defined below), rounded to the nearest whole share (the “Mixed Cash Shares,” and together with the Mixed Stock Shares, the “Mixed Election Shares”); or (y) to make no election with respect to such holder’s WBC Common Stock (“No Election Shares”). Any WBC Common Stock with respect to which the Exchange Agent has not received an effective, properly completed Election Form on or before 5:00 p.m., Pacific Time, on the date prior to the Determination Date (or such other time and date as Frontier and WBC may mutually agree) (the “Election Deadline”) shall also be deemed to be “No Election Shares.” The term “Cash Percentage” shall mean the quotient, rounded to the nearest thousandth, obtained by dividing (x) the quotient obtained by dividing the Total Cash Amount by the Per Share Consideration, by (y) the total number of shares of WBC Common Stock outstanding as of the close of business on the Determination Date. “Stock Percentage” shall mean the amount equal to one (1) minus the Cash Percentage.
          (C) Frontier shall make available one or more Election Forms as may reasonably be requested from time to time by all persons who become holders (or beneficial owners) of WBC Common Stock between the Election Form Record Date and the close of business on the business day prior to the Election Deadline, and WBC shall provide to the Exchange Agent all information reasonably necessary for it to perform as specified herein.
          (D) Any such election shall have been properly made only if the Exchange Agent shall have actually received a properly completed Election Form by the Election Deadline. An Election Form shall be deemed properly completed only if accompanied by one or more certificates (or customary affidavits and indemnification regarding the loss or destruction of such certificates or the guaranteed delivery of such certificates) representing all shares of WBC Common Stock covered by such Election Form, together with duly executed transmittal materials included in the Election Form. Any Election Form may be revoked or changed by the person submitting such Election Form at or prior to the Election Deadline. In the event an Election Form is revoked prior to the Election Deadline, the shares of WBC Common Stock represented by such Election Form shall become No Election Shares and Frontier shall cause the certificates representing WBC Common Stock to be promptly returned without charge to the Person submitting the Election Form upon written request to that effect from the holder who submitted the Election Form. Subject to the terms of this Agreement and of the Election Form, the Exchange Agent shall have reasonable discretion to determine whether any election, revocation or change has been properly or timely made and to disregard immaterial defects in the Election Forms, and any good faith decisions of Frontier regarding such matters shall be binding and conclusive.
          (E) Within ten (10) business days after the Election Deadline, unless the Effective Time has not yet occurred, in which case as soon thereafter as practicable, Frontier shall cause the Exchange Agent to effect the allocation among the holders of WBC Common Stock of rights to receive Frontier Common Stock or cash in the Merger as follows:
          (1) Cash Election Shares Plus Mixed Cash Shares More Than Total Cash Amount. If the aggregate cash amount that would be paid upon the conversion in the Merger for the Cash Election Shares and the Mixed Cash Shares is greater than the Total Cash Amount, then:

AGREEMENT AND PLAN OF MERGER	10

          (i) all Stock Election Shares, Mixed Stock Shares and No Election Shares shall be converted into the right to receive the Per Share Stock Consideration;
          (ii) the Exchange Agent shall then select first from among the Cash Election Shares and then (if necessary) from the Mixed Cash Election Shares, by a pro rata selection process, a sufficient number of shares (“Stock Designated Shares”) such that the aggregate cash amount that will be paid in the Merger equals as closely as practicable, but in no event less than, the Total Cash Amount, and all Stock Designated Shares shall be converted into the right to receive the Per Share Stock Consideration; and
          (iii) the Cash Election Shares and Mixed Cash Shares that are not Stock Designated Shares will be converted into the right to receive the Per Share Cash Consideration.
          (2) Cash Election Shares Plus Mixed Cash Shares Less Than Total Cash Amount. If the aggregate cash amount that would be paid upon the conversion in the Merger for the Cash Election Shares and the Mixed Cash Shares is less than the Total Cash Amount, then:
          (i) all Cash Election Shares and Mixed Cash Shares shall be converted into the right to receive the Per Share Cash Consideration;
          (ii) the Exchange Agent shall then select first from among the No Election Shares and second (if necessary) from among the Stock Election Shares and finally (if necessary) from the Mixed Stock Election Shares, by a pro rata selection process, a sufficient number of shares (“Cash Designated Shares”) such that the aggregate cash amount that will be paid in the Merger equals as closely as practicable the Total Cash Amount, and all Cash Designated Shares shall be converted into the right to receive the Per Share Cash Consideration; and
          (iii) the Stock Election Shares, No Election Shares and Mixed Stock Shares that are not Cash Designated Shares shall be converted into the right to receive the Per Share Stock Consideration.
          (3) Cash Election Shares Plus Mixed Cash Shares Equal to Total Cash Amount. If the aggregate cash amount that would be paid upon conversion in the Merger for the Cash Election Shares and the Mixed Cash Shares is equal or nearly equal (as determined by the Exchange Agent) to the Total Cash Amount, then subparagraphs (1) and (2) above shall not apply, and all Cash Election Shares and Mixed Cash Shares shall be converted into the right to receive the Per Share Cash Consideration, and all Stock Election Shares, Mixed Stock Shares, and No Election Shares shall be converted into the right to receive the Per Share Stock Consideration.
          (F) The pro rata selection process to be used by the Exchange Agent shall consist of such equitable pro ration processes as shall be determined by Frontier and reasonably satisfactory to WBC.
     1.5 WBC OPTIONS. Notwithstanding anything to the contrary in this Agreement, and in addition to the Aggregate Consideration:
          (A) Unexercised Options.

AGREEMENT AND PLAN OF MERGER	11

          (1) At the Effective Time, each WBC Option that is unexercised by the Effective Time shall be converted into a fully vested option to acquire a number of shares of Frontier Common Stock equal to the product (rounded down to the nearest whole number) of (x) the number of shares of WBC Common Stock subject to the WBC Option immediately prior to the Effective Time and (y) the Exchange Ratio (defined below), at an exercise price per share (rounded up to the nearest whole cent) equal to (A) the exercise price per share of WBC Common Stock of such WBC Option immediately prior to the Effective Time divided by (B) the Exchange Ratio; provided, however, that the exercise price and the number of shares of Frontier Common Stock purchasable pursuant to the WBC Options shall be determined in a manner consistent with the requirements of Section 409A of the Code; provided, further, that in the case of any WBC Option to which Section 422 of the Code applies, the exercise price and the number of shares of Frontier Common Stock purchasable pursuant to such option shall be determined in accordance with the foregoing, subject to such adjustments as are necessary in order to satisfy the requirements of Section 424(a) of the Code. Except as specifically provided above, following the Effective Time, each WBC Option shall continue to be governed by the same terms and conditions as were applicable under such WBC Option immediately prior to the Effective Time. For purposes of this Agreement, the “Exchange Ratio” shall be equal to the fraction having a numerator equal to the Per Share Consideration and having a denominator equal to the Frontier Average Share Price.
          (2) As soon as practicable after the Effective Time, Frontier will prepare and file with the SEC a Registration Statement on Form S-8 covering shares of Frontier Common Stock to be issued upon the exercise of stock options assumed by Frontier pursuant to this Section 1.5(A).
          (3) At or prior to the Effective Time, WBC, the WBC Board and the compensation committee of the WBC Board, as applicable, shall adopt any resolutions and take any actions which are necessary to effectuate the provisions of this Section 1.5(A). WBC shall take all actions necessary to ensure that, from and after the Effective Time, Frontier will not be required to deliver WBC Common Stock or other capital stock of WBC to any Person pursuant to or in settlement of WBC Options.
          (B) The names of the holders, dates of issuance and expiration, the number of shares subject to each such option, and the exercise price for all WBC Options as of the Execution Date are set forth in Schedule 1.5(B). All such WBC Options shall be 100% vested and exercisable at the Effective Time pursuant to the 2005 Stock Incentive Plan, the 1998 Stock Option and Restricted Stock Award Plan, the 1993 Director Stock Option Plan and the 1992 Stock Option Plan (collectively, the “WBC Stock Option Plans”).
     1.6 DISSENTING SHARES. Notwithstanding anything to the contrary in this Agreement, each Dissenting Share whose holder, as of the Effective Time of the Merger, has not effectively withdrawn or lost his or her dissenters’ rights under Ch. 23B.13 RCW (the “Appraisal Laws”) shall not be converted into or represent a right to receive the Per Share Cash Consideration or Frontier Common Stock, but the holder of such Dissenting Share shall be entitled only to such rights as are granted by the Appraisal Laws, unless and until such holder shall have failed to perfect or shall have effectively withdrawn or lost the right to payment under the Appraisal Laws, in which case each such share shall be deemed to have been converted at the Effective Time into the right to receive cash and/or Frontier Common Stock (based on the Per Share Stock Consideration defined in Section 1.3(A)) without any interest thereon, in the same proportions determined under Section 1.5(A) with respect to WBC Options that are unexercised by the Effective Time. Each holder of Dissenting Shares who becomes entitled to

AGREEMENT AND PLAN OF MERGER	12

payment for his WBC Common Stock pursuant to the provisions of the Appraisal Laws shall receive payment for such Dissenting Shares from Frontier (but only after the amount thereof shall have been agreed upon or finally determined pursuant to the Appraisal Laws).
     1.7 TAX CONSEQUENCES. It is intended that the Merger shall constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”) and that this Agreement shall constitute a plan of reorganization for the purposes of Section 368 of the Code.
ARTICLE II. EXCHANGE OF SHARES
     2.1 FRONTIER TO MAKE SHARES AND CASH AVAILABLE. On or before the Effective Time, Frontier shall deposit, or shall cause to be deposited, with American Stock Transfer & Trust Company (the “Exchange Agent”), for the benefit of the holders of WBC Common Stock as of the Effective Time, for exchange in accordance with this ARTICLE II: (A) certificates or electronic indicia of ownership representing the shares of Frontier Common Stock to be issued pursuant to Section 1.3 and Section 2.2(A) in exchange for outstanding shares of WBC Common Stock; (B) cash in the amount of the Total Cash Consideration; and (C) the cash in lieu of fractional shares to be paid in accordance with Section 2.2(E). Such cash and shares of Frontier Common Stock, together with any dividends or distributions with respect to such Frontier Common Stock, are hereinafter referred to as the “Exchange Fund.”
     2.2 EXCHANGE OF SHARES.
          (A) As soon as practicable after the Effective Time, and in no event more than five (5) business days thereafter, the Exchange Agent shall mail to each holder of record of a Certificate or Certificates who theretofore has not submitted such holder’s Certificate or Certificates with an Election Form, a form letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates or customary affidavits and indemnification regarding the loss or destruction of such certificates or the guaranteed delivery of such certificates to the Exchange Agent) and instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration. After completion of the allocation procedure set forth in Section 1.4 and upon surrender of a Certificate or Certificates for exchange and cancellation to the Exchange Agent, together with a properly executed letter of transmittal or Election Form, as the case may be, the holder of such Certificate or Certificates shall be entitled to receive in exchange therefor (x) a certificate representing that number of whole shares of Frontier Common Stock which such holder of WBC Common Stock became entitled to receive pursuant to the provisions of ARTICLE I hereof and/or (y) a check representing the aggregate Per Share Cash Consideration and/or the amount of cash in lieu of fractional shares, if any, which such holder has the right to receive in respect of the Certificate or Certificates surrendered pursuant to the provisions of ARTICLE I, and the Certificate or Certificates so surrendered shall forthwith be canceled. No interest will be paid or accrued on the Per Share Cash Consideration, the cash in lieu of fractional shares or the unpaid dividends and distributions, if any, payable to holders of Certificates.
          (B) No dividends or other distributions declared after the Effective Time with respect to Frontier Common Stock and payable to the holders of record thereof shall be paid to the holder of any unsurrendered Certificate until the holder thereof shall surrender such Certificate in accordance with this ARTICLE II. After the surrender of a Certificate in accordance with this ARTICLE II, the record holder thereof shall be entitled to receive any such dividends or other distributions, without any

AGREEMENT AND PLAN OF MERGER	13

interest thereon, which theretofore has become payable with respect to shares of Frontier Common Stock represented by such Certificate.
          (C) If any certificate representing shares of Frontier Common Stock is to be issued in a name other than that in which the Certificate surrendered in exchange therefor is registered, it shall be a condition of the issuance thereof that the Certificate so surrendered shall be properly endorsed (or accompanied by an appropriate instrument of transfer) and otherwise in proper form for transfer, and that the person requesting such exchange shall pay to the Exchange Agent in advance any transfer or other taxes required by reason of the issuance of a certificate representing shares of Frontier Common Stock in any name other than that of the registered holder of the Certificate surrendered, or required for any other reason, or shall establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable.
          (D) After the Effective Time, there shall be no transfers on the stock transfer books of WBC of the shares of WBC Common Stock which were issued and outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates representing such shares are presented for transfer to the Exchange Agent, they shall be canceled and exchanged for certificates representing shares of Frontier Common Stock or cash or both, as provided in this ARTICLE II.
          (E) Notwithstanding anything to the contrary contained herein, no certificates or scrip representing fractional shares of Frontier Common Stock shall be issued upon the surrender for exchange of Certificates, no dividend or distribution with respect to Frontier Common Stock shall be payable on or with respect to any fractional share, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a shareholder of Frontier. In lieu of the issuance of any such fractional share, Frontier shall pay to each former shareholder of WBC who otherwise would be entitled to receive a fractional share of Frontier Common Stock an amount in cash determined by multiplying (1) the Frontier Average Share Price by (2) the fraction of a share of Frontier Common Stock which such holder would otherwise be entitled to receive pursuant to Section 1.3 hereof.
          (F) Frontier (through the Exchange Agent, if applicable) shall be entitled to deduct and withhold from any amounts otherwise payable pursuant to this Agreement to any holder of shares of WBC Common Stock such amounts as Frontier is required under the Code or any state, local or foreign tax law or regulation thereunder to deduct and withhold with respect to the making of such payment. Any amounts so withheld shall be treated for all purposes of this Agreement as having been paid to the holder of WBC Common Stock in respect of which such deduction and withholding was made by Frontier.
          (G) Any portion of the Exchange Fund that remains unclaimed by the shareholders of WBC for twelve (12) months after the Effective Time shall be paid to Frontier. Any shareholders of WBC who have not theretofore complied with this ARTICLE II shall thereafter look only to Frontier for payment of the Merger Consideration, the cash in lieu of fractional shares and/or the unpaid dividends and distributions on the Frontier Common Stock deliverable in respect of each share of WBC Common Stock such shareholder holds as determined pursuant to this Agreement, in each case, without any interest thereon. Notwithstanding the foregoing, none of Frontier, Frontier Bank, WBC, Whidbey Island Bank, the Exchange Agent or any other person shall be liable to any former holder of shares of WBC Common Stock for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.
          (H) In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by Frontier, the posting by such person of a bond in such reasonable amount as Frontier

AGREEMENT AND PLAN OF MERGER	14

may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration deliverable in respect thereof pursuant to this Agreement.
ARTICLE III. ACTIONS PENDING CLOSING
     Following the Execution Date until the Effective Time, WBC and Whidbey Island Bank shall not, without the prior written consent of Frontier:
     3.1 ORDINARY COURSE. Conduct its business other than in the ordinary and usual course consistent with past practice or fail to use reasonable best efforts to preserve its business organization, keep available the present services of its employees and preserve for itself and Frontier the goodwill of the customers of WBC and its Subsidiaries and others with whom business relations exist.
     3.2 CAPITAL STOCK. Except for the exercise of outstanding WBC Options, or as disclosed in Schedule 5.1(B), issue, sell or otherwise permit to become outstanding any additional shares of capital stock of WBC, or any Rights with respect thereto, or enter into any agreement with respect to the foregoing, or permit any additional shares of WBC Common Stock to become subject to grants of stock options, warrants, stock appreciation rights, or any other stock-based employee compensation rights.
     3.3 DIVIDENDS. Make, declare or pay any dividend on or in respect of, or declare or make any distribution on, or directly or indirectly combine, split, subdivide, redeem, reclassify, purchase or otherwise acquire, any shares of its capital stock or, other than as permitted in or contemplated by this Agreement (and except for the payment of regular quarterly cash dividends of not more than 6¢ per share through the calendar quarter in which the Effective Time occurs and which shall in lieu of a quarterly dividend from Frontier with respect to such calendar quarter), authorize the creation or issuance of, or issue, any additional shares of its capital stock or any Rights with respect thereto. This Section 3.3 shall not preclude dividends from Whidbey Island Bank to WBC made in the ordinary course of business and consistent with past practice.
     3.4 INDEBTEDNESS; LIABILITIES. Other than in the ordinary course of business consistent with past practice, incur any indebtedness for borrowed money, assume, guarantee, endorse or otherwise as an accommodation become responsible or liable for the obligations of any other individual, corporation or other entity.
     3.5 OPERATING PROCEDURES; CAPITAL EXPENDITURES. Except as may be directed by any Governmental Authority, (A) change its lending, investment, underwriting, pricing, servicing, risk and asset liability management or other material banking policies in any material respect, or (B) commit to incur any further capital expenditures exceeding $50,000 individually or $100,000 in the aggregate, except budgeted items disclosed in Schedule 3.5, or (C) change the manner in which its investment securities or loan portfolio is classified or reported; or invest in any mortgage-backed or mortgage-related security that would be considered “high risk” under applicable regulatory guidance; or file any application or enter into any contract with respect to the opening, relocating or closing of, or open, relocate or close, any WBC Office.
     3.6 CONTINUANCE OF BUSINESS. Except for budgeted items Previously Disclosed in Schedule 3.5, dispose of or discontinue any portion of its assets, business or properties that exceeds $50,000 individually or $100,000 in the aggregate in value or is otherwise material to WBC’s business,

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or merge or consolidate with, or acquire all or any portion of, the business or property of any other entity that exceeds $50,000 individually or $100,000 in the aggregate in value or is otherwise material to WBC (except foreclosures or acquisitions by WBC in its fiduciary capacity and loan participations, in each case in the ordinary course of business consistent with past practice).
     3.7 SUBSIDIARIES. Organize or acquire, directly or indirectly, any Subsidiaries.
     3.8 COMPENSATION; EMPLOYMENT AGREEMENTS. Except as set forth in Schedule 3.8, and for salary increase and bonuses Previously Disclosed to go into effect on or about January 1, 2008, enter into or amend any employment, severance or similar agreement or arrangement with any of its directors, officers or employees, or grant any salary or wage increase, amend the terms of any WBC Option or increase any employee benefit (including incentive or bonus payments), except normal individual increases in regular compensation to employees in the ordinary course of business consistent with past practice, and provided, however, that an automatic rollover or extension of term of an Employment Agreement described in Section 9.4 shall not be deemed an amendment for purposes of this Section 3.8.
     3.9 HIRING. Hire any person as an employee of WBC or any of its Subsidiaries or promote any employee, except (i) to satisfy contractual obligations existing as of the date hereof and set forth on Schedule 3.8 and (ii) persons hired to fill any vacancies existing or arising after the date hereof and whose employment is terminable at the will WBC or a Subsidiary of WBC, as applicable, and who are not subject to or eligible for any severance or similar benefits or payments
     3.10 BENEFIT PLANS. Except as set forth in Schedule 3.10, enter into or modify (except as may be required by Section 409A of the Code) any pension, retirement, stock option, stock purchase, savings, profit sharing, deferred compensation, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement related thereto, in respect of any of its directors, officers or other employees, including taking any action that accelerates the vesting or exercise of any benefits payable thereunder.
     3.11 CLAIMS. Settle any claim, litigation, action or proceeding involving any liability for money damages in excess of $50,000 or material restrictions upon the operations of WBC.
     3.12 AMENDMENTS. Amend its Articles of Incorporation or Bylaws.
     3.13 CONTRACTS. Except as set forth on Schedule 3.13, enter into, renew, terminate or make any change in any WBC Contract involving future payments in excess of $50,000, except in the ordinary course of business consistent with past practice with respect to contracts, agreements and leases that are terminable by it without penalty on no more than 30 days’ prior written notice. Further, WBC shall not enter into, renew, terminate or make any change in any information technology, third-party service, lease or other contract involving payments of more than $50,000 or that is material to WBC’s operations or the integration and conversion process of Frontier, without the consent of Frontier.
     3.14 LOANS. Extend credit or account for loans and leases other than in accordance with existing lending policies and accounting practices or, without prior notice to and consultation with Frontier’s chief executive officer or chief credit officer, (i) make any new loan or renew or extend any existing loan in a principal amount in excess of $1,500,000, (ii) restructure the payments or amount of any loan or release any collateral or guaranty with respect to any loan, other than in the ordinary course of business, or (iii) enter into any loan securitization or create any special purpose funding entity. During the term of this Agreement, WBC will provide a schedule of all new or renewed loans of more than

AGREEMENT AND PLAN OF MERGER	16

$50,000 for the previous month to Frontier’s chief credit officer within fifteen (15) days after the end of the
     3.15 AGREEMENTS. Agree to, or make any commitment to, take any of the actions prohibited by this ARTICLE III.
ARTICLE IV. FRONTIER FORBEARANCES
     Following the Execution Date until the Effective Time, Frontier and Frontier Bank shall not, without the prior written consent of WBC:
     4.1 AMENDMENTS. Amend, repeal or otherwise modify any provision of Frontier’s articles of incorporation or bylaws in a manner that would adversely affect WBC, Whidbey Island Bank or the transactions contemplated by this Agreement.
     4.2 REORGANIZATION. Take any action, or knowingly fail to take any action, which action or failure to act is reasonably likely to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.
     4.3 CONDITIONS. Take any action that is intended or may reasonably be expected to result in any of the conditions to the Merger set forth in ARTICLE VII not being satisfied.
     4.4 AGREEMENTS. Agree to take, make any commitment to take, or adopt any resolutions of its board of directors in support of, any of the actions prohibited by this ARTICLE IV. Subject to the foregoing limitations, it is understood that Frontier is not prohibited from pursuing or completing acquisitions of other banks and financial institutions during the term of this Agreement.
     4.5 CERTAIN ACTIONS. Take any action that would cause any of Frontier’s representations, warranties or covenants contained hereto be invalid or inaccurate in any material respect, other than representations, warranties and covenants of Frontier that speak only as of a particular date or period, under circumstances which would not cause a material failure of such representations, warranties or covenants as of such dates or during such periods.
ARTICLE V. REPRESENTATIONS AND WARRANTIES
     5.1 WBC AND WHIDBEY ISLAND BANK REPRESENTATIONS AND WARRANTIES. WBC and Whidbey Island Bank, jointly and severally, hereby represent and warrant to Frontier and Frontier Bank as follows:
          (A) ORGANIZATION, QUALIFICATION AND AUTHORITY. Each of WBC and Whidbey Island Bank is duly qualified to do business in each state of the United States where the failure to be duly qualified is reasonably likely to have a Material Adverse Effect on WBC or Whidbey Island Bank. Each of WBC and Whidbey Island Bank has in effect all federal, state and local governmental authorizations necessary for it to own or lease its properties and assets and to carry on its business as it is now conducted, the absence of which, individually or in the aggregate, is reasonably likely to have a Material Adverse Effect on WBC or Whidbey Island Bank. Whidbey Island Bank is an “insured depository institution” as defined in the Federal Deposit Insurance Act, as amended, and applicable regulations under such statute, and its deposits are insured by the Bank Insurance Fund of the FDIC to the fullest extent permitted by law and all premiums and assessments required to be paid in connection therewith have been paid.

AGREEMENT AND PLAN OF MERGER	17

          (B) SHARES; OPTIONS.
               (1) As of the Execution Date, (1) the outstanding shares of WBC’s capital stock are validly issued and outstanding, fully paid and non-assessable, and subject to no preemptive rights, and (2) except as set forth on Schedule 5.1(B), there are no shares of capital stock or other equity securities of WBC outstanding and no securities convertible into or exchangeable for, or giving any Person any right to subscribe for or acquire, or any options, warrants, calls or commitments with respect thereto (collectively, “Rights”).
               (2) As of the Execution Date, WBC has 13,679,757 authorized shares of common stock, no par value (“WBC Common Stock”), of which 9,391,159 shares are issued and outstanding, and 20,000 authorized shares of preferred stock, no par value, of which none are issued and outstanding, no other class of capital stock being authorized.
               (3) As of the Execution Date, Whidbey Island Bank has 18,640 authorized shares of common stock, $20 par value per share (“Whidbey Island Bank Common Stock”) (no other class of capital stock being authorized), of which 18,640 shares are issued and outstanding, all of which are owned by WBC.
               (4) As of the Execution Date, WBC has 287,717 shares of WBC Common Stock reserved for issuance under the WBC Stock Option Plans pursuant to which options covering 255,391 shares of WBC Common Stock are outstanding, at a weighted average exercise price of $8.41 per share, and pursuant to which 17,815 restricted stock units are outstanding (collectively “WBC Options”). As of the Execution date WBC has outstanding common stock equivalents under equity compensation arrangements other than the WBC Options as described in Schedule 5.1(B). All WBC Options were granted at “fair market value” as of the date of the grant, within the meaning of the regulations promulgated under Section 409A of the Code, or are exempt from the application of Section 409A.
          (C) WBC AND WHIDBEY ISLAND BANK SUBSIDIARIES. WBC has no Subsidiaries other than Whidbey Island Bank, which has no Subsidiaries. Except as disclosed in Schedule 5.1(C), WBC and Whidbey Island Bank do not own beneficially, directly or indirectly, any shares of any equity securities of any corporation, bank, partnership, joint venture, business trust, association or other organization, other than shares held as trustee or nominee or shares held as collateral.
          (D) CORPORATE AUTHORITY. Subject to any necessary receipt of approval by its shareholders referred to in Section 7.1(A), WBC and Whidbey Island Bank have corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved by the Boards of Directors of WBC and Whidbey Island Bank. This Agreement has been duly and validly executed and delivered by WBC and Whidbey Island Bank and (assuming due authorization, execution and delivery by Frontier and Frontier Bank) constitutes the valid and binding obligation of WBC and Whidbey Island Bank, enforceable against WBC and Whidbey Island Bank in accordance with its terms (except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and subject to general principles of equity).
          (E) CORPORATE MINUTES. The minute books of WBC and Whidbey Island Bank Previously Disclosed to Frontier contain true, complete and correct records of all meetings and other

AGREEMENT AND PLAN OF MERGER	18

corporate actions held or taken since December 31, 2002 of WBC’s and Whidbey Island Bank’s shareholders and Boards of Directors (including committees of their Boards of Directors).
          (F) NO DEFAULTS. Subject to the approval by their shareholders referred to in Section 7.1(A), the required regulatory approvals referred to in Section 7.1(B), and the required filings under federal and state securities laws, and except as set forth on Schedule 5.1(F), the execution, delivery and performance of this Agreement and the consummation by WBC and Whidbey Island Bank of the transactions contemplated by this Agreement will not, as of the Effective Time (1) constitute a breach or violation of, or a default under, any law, rule or regulation or any judgment, decree, order, governmental permit or license, or any WBC Contract, which breach, violation or default is reasonably likely, individually or in the aggregate, to have a Material Adverse Effect on WBC or Whidbey Island Bank, (2) constitute a breach or violation of, or a default under, their Articles of Incorporation or Bylaws, or (3) require any consent or approval under any such law, rule, regulation, judgment, decree, order, governmental permit or license or the consent or approval of any other party to any such WBC Contract, other than any such consent or approval that, if not obtained, would not be reasonably likely, individually or in the aggregate, to have a Material Adverse Effect on WBC or Whidbey Island Bank.
          (G) FINANCIAL REPORTS AND SECURITIES DOCUMENTS.
          (1) Except as disclosed in Schedule 5.1(G), WBC’s audited consolidated balance sheet as of December 31 for the fiscal years 2005 and 2006, and the related statements of income, changes in shareholders’ equity and cash flows for the fiscal years ended 2004 through 2006, inclusive, as reported in WBC’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006, filed with the SEC under the Exchange Act, and subsequent annual and quarterly financial statements of WBC presented in the WBC Securities Documents filed with the SEC after December 31, 2006, present fairly as of the dates and during the periods covered thereby the information purported to be presented therein, are in conformity with GAAP as in effect on the date of such financial statements, and comply in all material respects with the regulations of the SEC relating to such financial statements as of the dates and during the periods covered thereby. References in this Agreement to the term “WBC Financial Statements” shall mean the audited consolidated balance sheet of WBC and Subsidiaries as of December 31, 2005 and 2006, the audited consolidated statements of operations, cash flows, and changes in shareholder equity for the fiscal years then ended, the unaudited consolidated balance sheets of WBC dated June 30, 2007 and 2006, the unaudited consolidated statements of operations, cash flows, and changes in shareholder equity for the six month periods then ended, and subsequent annual and quarterly financial statements in each case as presented (and as and to the extent amended or restated) in the WBC Securities Documents.
          (2) WBC’s Annual Report on Form 10-K for the year ended December 31, 2006 and all other reports, registration statements, definitive proxy statements or information statements filed by WBC subsequent to December 31, 2003 under the Securities Act or under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act in the form filed with the SEC (collectively, “WBC Securities Documents”), as of the date filed and as amended prior to the date hereof, (A) complied in all material respects as to form with the applicable regulations of the SEC, and (B) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading. WBC has filed all forms, reports, statements, certifications and other documents (including all exhibits, amendments and supplements thereto) required to be filed by it with the SEC since December 31, 2003. Whidbey Island Bank is not required to file periodic reports with the SEC pursuant to the Exchange Act.

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WBC has Previously Disclosed to Frontier true, correct and complete copies of all written correspondence between the SEC, WBC or Whidbey Island Bank, occurring since December 31, 2003. As of the date of this Agreement, there are no outstanding or unresolved comments in comment letters received from the SEC staff with respect to the WBC Securities Documents. To WBC’s Knowledge, none of the WBC Securities Documents is the subject of ongoing SEC review.
          (3) Since the enactment of the Sarbanes-Oxley Act, neither WBC nor any of its Subsidiaries nor, to the knowledge of WBC, any director, officer, employee, auditor, accountant or representative of WBC or any of its Subsidiaries, has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of WBC or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that WBC or any of its Subsidiaries has engaged in questionable accounting or auditing practices.
          (H) ABSENCE OF UNDISCLOSED LIABILITIES. Except as set forth on Schedule 5.1(H), neither WBC nor Whidbey Island Bank has any obligation or liability (contingent or otherwise) that, individually or in the aggregate, is reasonably likely to have a Material Adverse Effect on the business of WBC or Whidbey Island Bank, except (1) as reflected in the WBC Financial Statements prior to the Execution Date, and (2) for commitments and obligations made, or liabilities incurred, in the ordinary course of business consistent with past practice. Except as disclosed on Schedule 5.1(H), since December 31, 2006, neither WBC nor Whidbey Island Bank has incurred or paid any obligation or liability (including any obligation or liability incurred in connection with any acquisitions in which any form of direct financial assistance of the federal government or any agency thereof has been provided to WBC and Whidbey Island Bank) that, individually or in the aggregate, is reasonably likely to have a Material Adverse Effect on it.
          (I) ABSENCE OF CERTAIN CHANGES OR EVENTS. Except for salary increases and bonuses Previously Disclosed to go into effect on or about January 1, 2008, or as set forth in Schedule 5.1(I), since December 31, 2006, except for (A) normal increases for non-executive officer employees made in the ordinary course of business consistent with past practice, or (B) as required by applicable law, increased the wages, salaries, compensation, pension, or other fringe benefits or perquisites payable to any executive officer, employee, or director from the amount thereof in effect as of December 31, 2006 (which amounts have been Previously Disclosed to Frontier), WBC and Whidbey Island Bank have not (i) granted any severance or termination pay, entered into any contract to make or grant any severance or termination pay (except as required under the terms of the Employment Agreements), or paid any bonus other than the customary year-end bonuses in amounts consistent with past practice, (ii) granted any options to purchase shares of WBC Common Stock, any restricted shares of WBC Common Stock or any right to acquire any shares of its capital stock to any executive officer, director or employee other than grants to employees made in the ordinary course of business consistent with past practice under WBC’s Stock Option Plans, (iii) except pursuant to AICPA, FCAOTS or SEC guidance, made, changed or revoked any material Tax election or changed any Tax or financial accounting methods, principles or practices of WBC or Whidbey Island Bank affecting their assets, liabilities or businesses, including any reserving, renewal or residual method, practice or policy, or (iv) suffered any strike, work stoppage, slow-down, or other labor disturbance.
          (J) PROPERTIES. Except as reserved against in the WBC Financial Statements, and as disclosed in title insurance policies held by WBC and Whidbey Island Bank, WBC and Whidbey Island Bank each has good and marketable title, free and clear of all liens, encumbrances, charges,

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defaults, or equities of any character (each an “Encumbrance”), to all of the properties and assets, tangible and intangible, reflected in the WBC Financial Statements as being owned by WBC or Whidbey Island Bank as of the dates thereof other than those Encumbrances that, individually or in the aggregate, are not reasonably likely to have a Material Adverse Effect on WBC or Whidbey Island Bank and except those Encumbrances of record. All buildings and all material fixtures, equipment, and other property and assets that are held under leases, subleases or licenses by WBC and Whidbey Island Bank are held under valid leases, subleases or licenses enforceable in accordance with their respective terms, other than any such exceptions to validity or enforceability that, individually or in the aggregate, are not reasonably likely to have a Material Adverse Effect on WBC or Whidbey Island Bank.
          (K) LITIGATION; REGULATORY ACTION. Except as disclosed in Schedule 5.1(K), no litigation, proceeding or controversy before any court or governmental agency is pending that, individually or in the aggregate, is reasonably likely to have a Material Adverse Effect on WBC or Whidbey Island Bank, and to the Knowledge of WBC, no such litigation, proceeding or controversy has been threatened. Neither WBC nor Whidbey Island Bank is subject to any cease-and-desist or other order issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or is a recipient of any extraordinary supervisory letter from, or has adopted any board resolutions at the request of (each a “Regulatory Agreement”), any Regulatory Authority that restricts the conduct of its business or that in any manner relates to its capital adequacy, its credit policies, its management or its business, nor has WBC or Whidbey Island Bank been advised by any Regulatory Authority that it is considering issuing or requesting any Regulatory Agreement.
          (L) COMPLIANCE WITH LAWS. Except as disclosed in Schedule 5.1(L), and except as would not reasonably be expected to have a Material Adverse Effect, each of WBC and Whidbey Island Bank:
          (1) Is and at all times since December 31, 2003 has been in material compliance with all applicable federal, state, local and foreign statutes, laws, codes, regulations, ordinances, rules, judgments, injunctions, orders, decrees of any Governmental Authority applicable to the operation of its business or to the employees conducting such businesses, including, without limitation, Sections 23A and 23B of the Federal Reserve Act and FRB regulations pursuant thereto, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act, the Home Mortgage Disclosure Act, the Bank Secrecy Act, the USA Patriot Act, all other applicable fair lending laws and other laws relating to discriminatory business practices and Environmental Laws and all written policies of WBC and its Subsidiaries related to customer data, privacy and security;
          (2) Has all permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Regulatory Authorities that are required in order to permit it to operate its businesses as presently conducted and that are material to its business; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to the Knowledge of WBC, no suspension or cancellation of any of them is threatened; and all such filings, applications and registrations are current;
          (3) Has received no notification or communication from any Regulatory Authority or the staff thereof (a) asserting that WBC or Whidbey Island Bank is not in compliance with any of the statutes, regulations or ordinances which such Regulatory Authority enforces, which, as a result of such noncompliance in any such instance, individually or in the aggregate, is reasonably likely to have a Material Adverse Effect on WBC or Whidbey Island

AGREEMENT AND PLAN OF MERGER	21

Bank, (b) threatening to revoke any license, franchise, permit or governmental authorization, which revocation, individually or in the aggregate, is reasonably likely to have a Material Adverse Effect on WBC or Whidbey Island Bank, or (c) requiring WBC or Whidbey Island Bank (or any of their officers, directors or controlling persons) to enter into a cease and desist order, agreement or memorandum of understanding (or requiring the board of directors thereof to adopt any resolution or policy).
          (4) Has devised and maintained systems of internal accounting controls sufficient to provide reasonable assurances that (1) all material transactions are executed in accordance with management’s general or specific authorization, (2) all material transactions are recorded as necessary to permit the preparation of financial statements in conformity with GAAP, and to maintain proper accountability for items, (3) access to the material property and assets of WBC and Whidbey Island Bank is permitted only in accordance with management’s general or specific authorization, and (4) the recorded accountability for items is compared with the actual levels at reasonable intervals and appropriate action is taken with respect to any differences.
          (5) All offers and sales of WBC Common Stock by WBC were at all relevant times exempt from or complied with the registration requirements of the Securities Act.
          (6) Neither WBC, none of WBC’s Subsidiaries, nor, to WBC’s knowledge, (a) any director or executive officer of WBC or of a WBC Subsidiary, (b) any person related to any such director or officer by blood, marriage or adoption and residing in the same household and (c) any person who has been knowingly provided material nonpublic information by any one or more of these persons, has purchased or sold, or caused to be purchased or sold, any shares of WBC Common Stock or other securities issued by WBC (i) during any period when such Person was in possession of material nonpublic information or (ii) in violation of any applicable provision of the Exchange Act or the rules and regulations of the SEC thereunder.
          (7) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on WBC or Whidbey Island Bank: Whidbey Island Bank has properly administered all accounts for which it acts as a fiduciary, including accounts for which it serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the governing documents, applicable state and federal law and regulation and common law; and none of WBC or Whidbey Island Bank, or any director, officer or employee of WBC or Whidbey Island Bank has committed any breach of trust or fiduciary duty with respect to any such fiduciary account and the accountings for each such fiduciary account are true and correct and accurately reflect the assets of such fiduciary account.
          (8) As of June 30, 2007, WBC and Whidbey Island Bank are “well capitalized” and “well managed” as a matter of federal banking law. Whidbey Island Bank has at least a “satisfactory” rating under the Community Reinvestment Act.
          (M) MATERIAL CONTRACTS.
          (1) Except as Previously Disclosed, or as set forth in Schedule 5.1(M), WBC is not a party to or bound by any contract (whether written or oral), including but not limited to any Compensation and Benefit Plan, (A) with respect to the employment of any directors, officers, employees or consultants, (B) which, upon the consummation of the

AGREEMENT AND PLAN OF MERGER	22

transactions contemplated by this Agreement, will (either alone or upon the occurrence of any additional acts or events) result in any payment or benefits (whether of severance pay or otherwise) becoming due or increasing in amount, or the acceleration or vesting of any rights to any payment or benefits, from Frontier, WBC, the Surviving Corporation, the Resulting Bank or any of their respective Subsidiaries to any officer, director, employee or consultant of WBC or Whidbey Island Bank, (C) which is a material contract (as defined in Item 601(b)(10) of Regulation S-K of the SEC) to be performed after the Execution Date and is not a Loan, (D) which is a consulting agreement (including data processing, software programming and licensing contracts) not terminable on 30 days or less notice involving the payment of more than $50,000, or (E) which materially restricts the conduct of any line of business by WBC or Whidbey Island Bank. Each contract, arrangement, commitment or understanding of the type described in this Section 5.1(M), whether or not set forth in Schedule 5.1(M), is referred to herein as a “WBC Contract.”
          (2) Except as set forth in Schedule 5.1(M), to the Knowledge of WBC (i) each WBC Contract is valid and binding and in full force and effect, (ii) WBC and Whidbey Island Bank have performed all obligations required to be performed by them to date under each WBC Contract, except where such noncompliance, individually or in the aggregate, would not have a Material Adverse Effect, (iii) no event or condition exists which constitutes or, after notice or lapse of time or both, would constitute, a default on the part of WBC or Whidbey Island Bank under any WBC Contract, and (iv) no other party to any WBC Contract is in default in any respect thereunder.
          (N) REGULATORY REPORTS. Since January 1, 2003, WBC and Whidbey Island Bank have filed all reports and statements, together with any amendments required to be made with respect thereto, that they were required to file with (1) the Department, (2) the Federal Reserve Board or (3) the FDIC. As of their respective dates (and without giving effect to any amendments or modifications filed after the Execution Date with respect to reports and documents filed before the Execution Date), each of such reports and documents, including the financial statements, exhibits and schedules thereto, complied as to form, and were timely filed with the Regulatory Authority with which they were filed.
          (O) BROKERS AND FINDERS. Neither WBC, Whidbey Island Bank nor any of their respective officers or directors has employed any broker or finder or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with any of the transactions contemplated by this Agreement, except that WBC has engaged, and will pay a fee or commission to, RBC Dain Rauscher, Incorporated and Sandler O’Neill & Partners, LP in accordance with the terms of their respective letter agreements between such firms and WBC, true and correct copies of which has been Previously Disclosed by WBC to Frontier.
          (P) EMPLOYEE BENEFIT PLANS.
          (1) Schedule 5.1(P)(1) contains a complete list of all bonus, deferred compensation, pension, retirement, profit-sharing, thrift savings, employee stock ownership, stock bonus, stock purchase, restricted stock and stock option plans, all employment or severance contracts, all medical, dental, health and life insurance plans, all other employee benefit plans, contracts or arrangements and any applicable “change of control” or similar provisions in any plan, contract or arrangement maintained or contributed to by WBC or Whidbey Island Bank for the benefit of employees, former employees, directors, former directors or their beneficiaries (the “Compensation and Benefit Plans”). True and complete copies of all Compensation and Benefit Plans of WBC and Whidbey Island Bank, including any trust instruments and/or insurance

AGREEMENT AND PLAN OF MERGER	23

contracts, if any, forming a part thereof, and all amendments thereto, have been provided to Frontier.
          (2) All “employee benefit plans” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), other than “multiemployer plans” within the meaning of Section 3(37) of ERISA (“Multiemployer Plans”), covering employees or former employees of WBC or Whidbey Island Bank (the “ERISA Plans”), to the extent subject to ERISA, are in substantial compliance with ERISA. Except as Previously Disclosed in Schedule 5.1(P)(2) each ERISA Plan which is an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA (“Pension Plan”) and which is intended to be qualified under the Code has received a favorable determination letter from the Internal Revenue Service (or has applied for a favorable determination letter and is waiting for a response, or utilizes a prototype that allows for reliance on the opinion letter of the sponsor of the prototype or volume submitter document), and it is not aware of any circumstances reasonably likely to result in the revocation or denial of any such favorable determination letter or the inability to receive such a favorable determination letter. There is no material pending or, to its knowledge, threatened litigation relating to the ERISA Plans. Neither WBC nor Whidbey Island Bank has engaged in a transaction with respect to any ERISA Plan that could subject WBC or Whidbey Island Bank to a tax or penalty imposed by either Section 4975 of the Code or Section 502(i) of ERISA in an amount which would be material.
          (3) No liability under Subtitle C or D of Title IV of ERISA has been or is expected to be incurred by WBC or Whidbey Island Bank with respect to any ongoing, frozen or terminated “single-employer plan,” within the meaning of Section 4001(a)(15) of ERISA, currently or formerly maintained by any of them, or the single-employer plan of any entity which is considered one employer with WBC or Whidbey Island Bank under Section 4001(a)(14) of ERISA or Section 414 of the Code (a “ERISA Affiliate”). Neither WBC nor Whidbey Island Bank presently contributes to a Multiemployer Plan and they have not contributed to such a plan within the past five calendar years. No notice of a “reportable event,” within the meaning of Section 4043 of ERISA for which the 30-day reporting requirement has not been waived, has been required to be filed for any Pension Plan or by any ERISA Affiliate within the past 12-month period.
          (4) All contributions required to be made under the terms of any ERISA Plan have been timely made. Neither any Pension Plan nor any single-employer plan of a ERISA Affiliate has an “accumulated funding deficiency”(whether or not waived) within the meaning of Section 412 of the Code or Section 302 of ERISA. WBC and Whidbey Island Bank have not provided and are not required to provide, security to any Pension Plan or to any single-employer plan of an ERISA Affiliate pursuant to Section 401(a)(29) of the Code.
          (5) Under each Pension Plan which is a single-employer plan, as of the last day of the most recent plan year, the actuarially determined present value of all “benefit liabilities,” within the meaning of Section 4001(a)(16) of ERISA (as determined on the basis of the actuarial assumptions contained in the plan’s most recent actuarial valuation) did not exceed the then current value of the assets of such plan, and there has been no material change in the financial condition of such plan since the last day of the most recent plan year.
          (6) WBC and Whidbey Island Bank have no obligations for retiree health and life benefits under any plan, except as set forth in Schedule 5.1(P)(6), or as required by law pursuant to COBRA continuation requirements. There are no restrictions on the rights of WBC

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or Whidbey Island Bank to amend or terminate any such plan without incurring any liability thereunder.
          (Q) LABOR AGREEMENTS. Neither WBC nor Whidbey Island Bank is a party to or bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor is WBC or Whidbey Island Bank the subject of a proceeding asserting that it has committed an unfair labor practice (within the meaning of the National Labor Relations Act) or seeking to compel it to bargain with any labor organization as to wages and conditions of employment, nor is there any strike or other labor dispute involving it pending nor, to WBC’s or Whidbey Island Bank’s Knowledge, is there any activity involving its employees seeking to certify a collective bargaining unit or engaging in any other organization activity.
          (R) LOAN PORTFOLIO.
          (1) Except as Previously Disclosed or as set forth in Schedule 5.1(R), neither WBC nor Whidbey Island Bank is a party to any written or oral (i) loan agreement, note or borrowing arrangement (including, without limitation, leases, credit enhancements, commitments, guarantees and interest-bearing assets) (collectively, “Loans”), other than Loans the unpaid principal balance of which does not exceed $50,000, under the terms of which the obligor was, as of June 30, 2007, over 90 days delinquent in payment of principal or interest or in default of any other provision, or (ii) Loan with any director, executive officer or 5% or greater shareholder of WBC or Whidbey Island Bank, or to the Knowledge of WBC or Whidbey Island Bank, any person, corporation or enterprise controlling, controlled by or under common control with any of the foregoing. Schedule 5.1(R) sets forth (x) all of the Loans of WBC and Whidbey Island Bank that as of June 30, 2007, were classified by any bank examiner (whether regulatory or internal) as “Other Loans Specially Mentioned,” “Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Classified,” “Criticized,” “Credit Risk Assets,” “Concerned Loans,” or “Watch List”, together with the principal amount of and accrued and unpaid interest on each such Loan, the identity of the borrower thereunder, the aggregate principal amount of such Loans by category (e.g., commercial real estate, consumer, C&I) and the amount of specific reserves with respect to each such category of Loan and the amount of reserves with respect to each such category of Loans, and (y) each asset of WBC or Whidbey Island Bank that as of June 30, 2007, was classified as “Other Real Estate Owned” and the book value thereof.
          (2) Except where failure would not have a Material Adverse Effect on such Loan, each Loan in original principal amount in excess of $50,000 (i) is evidenced by notes, agreements or other evidences of indebtedness, (ii) to the extent secured, has been secured by valid liens and security interests which have been perfected against the relevant borrower or guarantor and (iii) is the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent conveyance and other laws of general applicability relating to or affecting creditors’ rights and to general equity principles.
          (3) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on WBC or Whidbey Island Bank, all Loans originated by WBC and Whidbey Island Bank, and all such Loans purchased, administered or serviced by WBC or Whidbey Island Bank (including Loans held for resale to investors), were made or purchased and are administered or serviced, as applicable, in accordance with customary lending standards of WBC or Whidbey Island Bank and in accordance with applicable federal, state and local laws, regulations and rules. All such Loans (and any related guarantees) and payments due

AGREEMENT AND PLAN OF MERGER	25

thereunder are, and on the Closing Date will be, free and clear of any lien, pledge, charge, security interest or other similar encumbrance, and WBC and Whidbey Island Bank have complied in all material respects, and on the Closing Date will have complied in all material respects, with all lending laws and regulations relating to such Loans.
          (4) Except as set forth in Schedule 5.1(R)(4), no agreement pursuant to which any Loans or other assets have been sold by WBC or its Subsidiaries entitled the buyer of such Loans or other assets, unless there is material breach of a representation or covenant by WBC or its Subsidiaries, to cause WBC or Whidbey Island Bank to repurchase such loan or other asset or the buyer to pursue any other form of recourse against WBC or Whidbey Island Bank.
          (5) Neither WBC nor Whidbey Island Bank is now nor has it ever been since January 1, 2003 subject to any material fine, suspension, settlement or other agreement or other administrative agreement or sanction by, or any material reduction in any loan purchase commitment from any federal or state agency relating to the origination, sale or servicing of mortgage or consumer Loans. WBC and Whidbey Island Bank have not received any notice, and to WBC’s and Whidbey Island Bank’s Knowledge, no Agency proposes to limit or terminate the underwriting authority of WBC or Whidbey Island Bank or to increase the guarantee fees payable to any such Agency.
          (6) Schedule 5.1(R)(6) sets forth, as of the date hereof, a schedule of all officers and directors of WBC and Whidbey Island Bank who have outstanding loans from WBC or Whidbey Island Bank, and there has been no default on, or forgiveness or waiver of, in whole or in part, any such loan during the two (2) years immediately preceding the date hereof.
          (S) INSURANCE. WBC and Whidbey Island Bank have taken all requisite action (including the making of claims and the giving of notices) pursuant to its directors’ and officers’ liability insurance policy or policies in order to preserve all rights thereunder with respect to all matters that are Known to WBC or Whidbey Island Bank, except for such matters that, individually or in the aggregate, are not reasonably likely to have a Material Adverse Effect on WBC or Whidbey Island Bank. Set forth in Schedule 5.1(S) is a list of all insurance policies maintained by WBC and Whidbey Island Bank.
          (T) STATE TAKEOVER LAWS; ARTICLES OF INCORPORATION; BYLAWS. WBC has taken all necessary action to exempt this Agreement and the transactions contemplated by this Agreement from, (1) any applicable state takeover laws, including but not limited to RCW Ch. 23B.19, as amended, and (2) any takeover related provisions of the Articles of Incorporation or Bylaws of WBC.
          (U) ENVIRONMENTAL MATTERS.
          (1) To the Knowledge of WBC and Whidbey Island Bank, the Participation Facilities and the Loan/Fiduciary Properties are, and have been, in compliance with all Environmental Laws, except for instances of noncompliance that are not reasonably likely, individually or in the aggregate, to have a Material Adverse Effect on WBC or Whidbey Island Bank.
          (2) There is no proceeding pending or, to the Knowledge of WBC and Whidbey Island Bank, threatened before any court, governmental agency or board or other forum in which WBC, Whidbey Island Bank or any Participation Facility has been, or with respect to threatened proceedings, reasonably would be expected to be, named as a defendant or potentially

AGREEMENT AND PLAN OF MERGER	26

responsible party (a) for alleged noncompliance (including by any predecessor) with any Environmental Law, or (b) relating to the release or threatened release into the environment of any Hazardous Material, whether or not occurring at or on a site owned, leased or operated by WBC, Whidbey Island Bank or any Participation Facility, except for such proceedings pending or threatened that are not reasonably likely, individually or in the aggregate, to have a Material Adverse Effect on WBC, Whidbey Island Bank or have been disclosed in Schedule 5.1(U)(2).
          (3) There is no proceeding pending or, to the Knowledge of WBC and Whidbey Island Bank, threatened before any court, Governmental Authority in which any Loan/Fiduciary Property (or WBC or Whidbey Island Bank in respect of any Loan/Fiduciary Property) has been, or with respect to threatened proceedings, reasonably would be expected to be, named as a defendant or potentially responsible party (a) for alleged noncompliance (including by any predecessor) with any Environmental Law, or (b) relating to the release or threatened release into the environment of any Hazardous Material, whether or not occurring at or on a Loan/Fiduciary Property, except for such proceedings pending or threatened that are not reasonably likely, individually or in the aggregate, to have a Material Adverse Effect on WBC or Whidbey Island Bank or have been disclosed in Schedule 5.1(U)(3).
          (4) To the Knowledge of WBC and Whidbey Island Bank, there is no reasonable basis for any proceeding of a type described in subparagraph (2) or (3) of this paragraph (U), except as has been Previously Disclosed or as set forth in Schedule 5.1(U)(4).
          (5) To the Knowledge of WBC and Whidbey Island Bank, during the period of (a) ownership or operation by WBC or Whidbey Island Bank of any of its current properties, (b) participation in the management of any Participation Facility by WBC or Whidbey Island Bank, or (c) holding of a security or other interest in a Loan/Fiduciary Property by WBC or Whidbey Island Bank, there have been no releases of Hazardous Material in, on, under or affecting any such property, Participation Facility or Loan/Fiduciary Property, except for such releases that are not reasonably likely, individually or in the aggregate, to have a Material Adverse Effect on WBC or Whidbey Island Bank or have been Previously Disclosed in Schedule 5.1(U)(5).
          (6) To the Knowledge of WBC and Whidbey Island Bank, prior to the period of (a) ownership or operation by WBC or Whidbey Island Bank of any of its current properties, (b) participation in the management of any Participation Facility by WBC or Whidbey Island Bank, or (c) holding of a security or other interest in a Loan/Fiduciary Property by WBC or Whidbey Island Bank, there were no releases of Hazardous Material in, on, under or affecting any such property, Participation Facility or Loan) Fiduciary Property, except for such releases that are not reasonably likely, individually or in the aggregate, to have a Material Adverse Effect on WBC or Whidbey Island Bank or have been Previously Disclosed in Schedule 5.1(U)(6).
          (V) TAX REPORTS. Except as Previously Disclosed or as set forth in Schedule 5.1(V), (1) all federal and state reports and returns and, to the Knowledge of WBC, all other reports and returns with respect to Taxes that are required to be filed by or with respect to WBC or Whidbey Island Bank, including federal income tax returns of WBC and Whidbey Island Bank (collectively, the “WBC Tax Returns”), have been duly filed, or requests for extensions have been timely filed and have not expired, for periods ended on or prior to the most recent fiscal year-end, except to the extent all such failures to file, taken together, are not reasonably likely to have a Material Adverse Effect on WBC or Whidbey Island Bank, and such WBC Tax Returns were true, complete and accurate in all material respects, (2) all Taxes shown to be due on the WBC Tax Returns have been paid in full, (3) all Taxes due

AGREEMENT AND PLAN OF MERGER	27

with respect to completed and settled examinations have been paid in full, (4) no issues have been raised by the relevant taxing authority in connection with the examination of any of the WBC Tax Returns which are reasonably likely, individually or in the aggregate, to result in a determination that would have a Material Adverse Effect on WBC or Whidbey Island Bank, except as reserved against in the WBC Financial Statements, and (5) no waivers of statutes of limitations (excluding such statutes that relate to years under examination by the Internal Revenue Service) have been given by or requested with respect to any Taxes of WBC or Whidbey Island Bank.
          (W) ACCURACY OF INFORMATION. The statements with respect to WBC and Whidbey Island Bank contained in this Agreement, the Schedules and any other written documents executed and delivered by or on behalf of WBC and Whidbey Island Bank pursuant to the terms of or relating to this Agreement are true and correct in all material respects, and such statements and documents do not omit any material fact necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading.
          (X) DERIVATIVES CONTRACTS. Neither WBC nor Whidbey Island Bank is a party to or has agreed to enter into a Derivatives Contract or owns securities that are referred to as “structured notes” except for those Derivatives Contracts and structured notes Previously Disclosed in Schedule 5.1(X). Schedule 5.1(X) includes a list of any assets of WBC or Whidbey Island Bank that are pledged as security for each such Derivatives Contract.
          (Y) INVESTMENT SECURITIES.
          (1) WBC and Whidbey Island Bank have good title to all securities owned by them (except those sold under repurchase agreements or held in any fiduciary or agency capacity as set forth in Schedule 5.1(Y)), free and clear of any lien, pledge, charge, security interest or similar encumbrance, except to the extent such securities are pledged in the ordinary course of business to secure obligations of WBC or Whidbey Island Bank or as set forth in Schedule 5.1(Y). Such securities are valued on the books of WBC and Whidbey Island Bank in accordance with GAAP in all material respects.
          (2) WBC and Whidbey Island Bank employ investment, securities, risk management and other policies, practices and procedures which they believe are prudent and reasonable in the context of their business. Prior to the date hereof, WBC and Whidbey Island Bank have made available to Frontier in writing the material policies, practices and procedures.
          (Z) INTELLECTUAL PROPERTY. Except as set forth in Schedule 5.1(Z) and except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on WBC or Whidbey Island Bank, (a) each of WBC and Whidbey Island Bank owns, or is licensed to use (in each case, free and clear of any lien, pledge, charge, security interest or similar encumbrance), all Intellectual Property used in or necessary for the conduct of its business as currently conducted; (b) the use of any Intellectual Property by WBC or Whidbey Island Bank does not, to the Knowledge of WBC or Whidbey Island Bank, infringe on or otherwise violate the rights of any person and is in accordance with any applicable license pursuant to which WBC or Whidbey Island Bank acquired the right to use any Intellectual Property; (c) to the Knowledge of WBC or Whidbey Island Bank, no person is challenging, infringing on or otherwise violating any right of WBC or Whidbey Island Bank with respect to any Intellectual Property owned by and/or licensed to WBC or Whidbey Island Bank; (d) WBC and Whidbey Island Bank have not received any written notice of any pending claim with respect to any Intellectual Property used by WBC or Whidbey Island Bank and no Intellectual Property owned and/or licensed by WBC or Whidbey Island Bank is being used or enforced in a manner that would be expected

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to result in the abandonment, cancellation or enforceability of such Intellectual Property. For purposes of this Agreement, “Intellectual Property” means any material trademarks, service marks, brand names, certification marks, trade dress or other indications of origin, the goodwill associated with the foregoing and applications in any jurisdiction to register, the foregoing, including any extension, modification or renewal of any such registration or application; patents, applications for patents (including divisions, continuations, continuations in part and renewal applications), and any renewals, extensions or reissues thereof, in any jurisdiction; trade secrets and registrations or applications for registration of copyrights in any jurisdiction, and any renewals or extensions thereof.
          (AA) FAIRNESS OPINION. Prior to the Execution Date, WBC has received an opinion from Sandler O’Neill & Partners, LP to the effect that as of the date thereof and based upon and subject to the matters set forth therein, the Merger Consideration to be received by the shareholders of WBC is fair to such shareholders from a financial point of view. Such opinion has not been amended or rescinded as of the Execution Date.
     5.2 FRONTIER AND FRONTIER BANK REPRESENTATIONS AND WARRANTIES. Frontier and Frontier Bank each hereby represent and warrant to WBC and Whidbey Island Bank as follows:
          (A) ORGANIZATION, QUALIFICATION AND AUTHORITY. Each of Frontier and Frontier Bank is duly qualified to do business and is in good standing in the States of the United States and foreign jurisdictions where the failure to be duly qualified, individually or in the aggregate, is reasonably likely to have a Material Adverse Effect on it. Each of Frontier and its Subsidiaries has in effect all federal state, local, and foreign governmental authorizations necessary for it to own or lease its properties and assets and to carry on its business as it is now conducted, the absence of which, individually or in the aggregate, is reasonably likely to have a Material Adverse Effect on Frontier. Frontier Bank is an “insured depository institution” as defined in the Federal Deposit Insurance Act, as amended, and applicable regulations under such statute, and its deposits are insured by the Bank Insurance Fund of the FDIC to the fullest extent permitted by law, and all premiums and assessments required to be paid in connection therewith have been paid.
          (B) SHARES.
          (1) The outstanding shares of Frontier’s capital stock are validly issued and outstanding, fully paid and non-assessable, and subject to no preemptive rights. Except as disclosed in Schedule 5.2(B), there are no shares of capital stock or other equity securities of it or its Subsidiaries outstanding and no outstanding securities convertible into or exchangeable for, or giving any Person any right to subscribe for or acquire, or any options, warrants, calls or commitments with respect thereto as of the Execution Date.
          (2) As of the Execution Date, Frontier has 100,000,000 authorized shares of common stock, no par value per share (“Frontier Common Stock”), of which approximately 44,506,185 shares of Frontier Common Stock are issued and outstanding, and 10,000,000 shares of preferred stock, no par value per share, of which no shares are issued and outstanding.
          (3) As of the Execution Date, Frontier Bank has 83,029 authorized shares of common stock, $37.50 par value per share (no other class of capital stock being authorized), of which 72,600 shares are issued and outstanding and owned by Frontier, the sole shareholder of Frontier Bank.

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          (C) FRONTIER SUBSIDIARIES. Schedule 5.2(C) sets forth a list of all of Frontier’s and Frontier Bank’s Subsidiaries. Each of Frontier’s Subsidiaries that is a bank is an “insured depository institution” as defined in the Federal Deposit Insurance Act, as amended, and applicable regulations under such statute, and the deposits of such Subsidiaries are insured by the Bank Insurance Fund of the FDIC. There are no contract or commitments, understandings or arrangements by which any of its Subsidiaries is or may be bound to sell or otherwise issue any shares of such Subsidiary’s capital stock, and there are no contracts, commitments, understandings or arrangements relating to the rights of Frontier or its Subsidiaries, as applicable to vote or to dispose of such shares. All of the shares of capital stock of each of its Subsidiaries held by Frontier or one of its Subsidiaries are fully paid and non-assessable and are owned by Frontier or one of its Subsidiaries free and clear of any charge, mortgage, pledge, security interest, restriction, claim, lien or encumbrance. Each of its Subsidiaries is duly organized and existing under the laws of the jurisdiction in which it is incorporated or organized, and is duly qualified to do business in the jurisdictions where the failure to be duly qualified is reasonably likely, individually or in the aggregate, to have a Material Adverse Effect on it. Except as set forth in Schedule 5.2(C), Frontier does not own beneficially, directly or indirectly, any shares of any equity securities or similar interests of any corporation, bank, partnership, joint venture, business trust, association or other organization, other than shares held as trustee or nominee or share held as collateral.
          (D) CORPORATE AUTHORITY. Frontier and Frontier Bank have full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved by the Board of Directors of Frontier and Frontier Bank. This Agreement has been authorized by all necessary corporate action of Frontier and Frontier Bank, and has been duly and validly executed and delivered by Frontier and Frontier Bank and (assuming due authorization, execution and delivery by WBC and Whidbey Island Bank) constitutes the valid and binding obligation of Frontier and Frontier Bank, enforceable against Frontier and Frontier Bank in accordance with its terms (except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and subject to general principles of equity).
          (E) CORPORATE MINUTES. The minute books of Frontier and Frontier Bank Previously Disclosed to WBC contain true, complete and correct records of all meetings and other corporate actions held or taken since December 31, 2002 of Frontier’s and Frontier Bank’s shareholders and Boards of Directors (including committees of their Boards of Directors).
          (F) NO DEFAULTS. Subject to receipt of the required regulatory approvals referred to in Section 7.1(B), and the required filings under federal and state securities laws, and except as set forth in Schedule 5.2(F), the execution, delivery and performance of its obligation under this Agreement and the consummation by Frontier and each of its Subsidiaries of the transactions contemplated by this Agreement do not and will not (1) constitute a breach or violation of, or a default under, any law, rule or regulation or any judgment, decree, order, governmental permit or license, or agreement, indenture or instrument of Frontier or of any of its Subsidiaries or to which Frontier or any of its Subsidiaries or its or their properties is subject or bound, which breach, violation or default is reasonably likely, individually or in the aggregate, to have a Material Adverse Effect on Frontier, (2) constitute a breach or violation of, or a default under, the Articles of Incorporation or Bylaws of Frontier or any of its Subsidiaries, or (3) require any consent or approval under any such law, rule, regulation, judgment, decree, order, governmental permit or license or the consent or approval of any other party to any such agreement, indenture or instrument, other than any such consent or approval that, if not obtained, would not be reasonably likely, individually or in the aggregate, to have a Material Adverse Effect on Frontier.

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          (G) FINANCIAL REPORTS AND SECURITIES DOCUMENTS.
          (1) Except as disclosed in Schedule 5.2(G), Frontier’s audited consolidated balance sheet as of December 31 for the fiscal years 2005 and 2006, and the related statements of income, changes in shareholders’ equity and cash flows for the fiscal years ended 2004 through 2006, inclusive, as reported in Frontier’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006, filed with the SEC under the Exchange Act, and subsequent annual and quarterly financial statements of Frontier presented in the Frontier Securities Documents filed with the SEC after December 31, 2006, present fairly as of the dates and during the periods covered thereby the information purported to be presented therein, are in conformity with GAAP as in effect on the date of such financial statements, and comply in all material respects with the regulations of the SEC relating to such financial statements as of the dates and during the periods covered thereby. References in this Agreement to the term “Frontier Financial Statements” shall mean the audited consolidated balance sheet of Frontier and Subsidiaries as of December 31, 2005 and 2006, the audited consolidated statements of operations, cash flows, and changes in shareholder equity for the fiscal years then ended, the unaudited consolidated balance sheets of Frontier dated June 30, 2007 and 2006, the unaudited consolidated statements of operations, cash flows, and changes in shareholder equity for the six month periods then ended, and subsequent annual and quarterly financial statements in each case as presented (and as and to the extent amended or restated) in the Frontier Securities Documents.
          (2) Frontier’s Annual Report on Form 10-K for the year ended December 31, 2006 and all other reports, registration statements, definitive proxy statements or information statements filed by it subsequent to December 31, 2003 under the Securities Act or under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act in the form filed or to be filed with the SEC (collectively, “Frontier Securities Documents”), as of the date filed and as amended prior to the date hereof, (A) complied or will comply in all material respects as to form with the applicable regulations of the SEC, as the case may be, and (B) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading. Frontier has filed all forms, reports, statements, certifications and other documents (including all exhibits, amendments and supplements thereto) required to be filed by it with the SEC since December 31, 2003. None of Frontier’s Subsidiaries is required to file periodic reports with the SEC pursuant to the Exchange Act. Frontier has Previously Disclosed to WBC true, correct and complete copies of all written correspondence between the SEC, on the one hand, and Frontier and any of its Subsidiaries, on the other hand, occurring since December 31, 2003. As of the date of this Agreement, there are no outstanding or unresolved comments in comment letters received from the SEC staff with respect to the Frontier Securities Documents. To Frontier’s Knowledge, none of the Frontier Securities Documents is the subject of ongoing SEC review or outstanding SEC comment.
          (3) Since June 30, 2007, no event has occurred or circumstances arisen that, individually or taken together with all other facts, circumstances and events (described in any paragraph of this Section 5.2 or otherwise), is reasonably likely to have a Material Adverse Effect with respect to Frontier.
          (H) ABSENCE OF UNDISCLOSED LIABILITIES. Except as disclosed on Schedule 5.2(H), Frontier has no obligation or liability (contingent or otherwise) that, individually or in the aggregate, is reasonably likely to have a Material Adverse Effect on it, except (1) as reflected in the Frontier Financial Statements prior to the Execution Date, and (2) for commitments and obligations made,

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or liabilities incurred, in the ordinary course of business consistent with past practice. Except as disclosed on Schedule 5.2(H), since December 31, 2006, Frontier has not incurred or paid any obligation or liability (including any obligation or liability incurred in connection with any acquisitions in which any form of direct financial assistance of the federal government or any agency thereof has been provided to Frontier) that, individually or in the aggregate, is reasonably likely to have a Material Adverse Effect on Frontier.
          (I) LITIGATION; REGULATORY ACTION. Except as disclosed in Schedule 5.2(I) no litigation, proceeding or controversy before any court or governmental agency is pending that, individually or in the aggregate, is reasonably likely to have a Material Adverse Effect on Frontier or its Subsidiaries, and, to the Knowledge of Frontier, no such litigation, proceeding or controversy has been threatened. Neither Frontier nor any of its Subsidiaries is subject to any cease-and-desist or other order issued by, or is a party to any Regulatory Agreement, or is subject to any order or directive by, or is a recipient of any extraordinary supervisory letter from, or has adopted any board resolutions at the request of any Regulatory Authority that restricts the conduct of its business or that in any manner related to its capital adequacy, its credit policies, its management or its business, nor has Frontier or any of its Subsidiaries been advised by any Regulatory Authority that is considering issuing or requesting any Regulatory Agreement.
          (J) COMPLIANCE WITH LAWS. Except as set forth in Schedule 5.2(J), each of Frontier, Frontier Bank and their Subsidiaries:
          (1) Is and at all times since December 31, 2003 has been in material compliance with all applicable federal, state, local and foreign statutes, laws, codes, regulations, ordinances, rules, judgments, injunctions, orders, or decrees of any Governmental Authority applicable to the operation of its business or to the employees conducting such businesses, including, without limitation, Sections 23A and 23B of the Federal Reserve Act and FRB regulations pursuant thereto, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act, the Home Mortgage Disclosure Act, the Bank Secrecy Act, the USA Patriot Act, all other applicable fair lending laws and other laws relating to discriminatory business practices and Environmental Laws and all posted and internal policies of Frontier and its Subsidiaries related to customer data, privacy and security;
          (2) Has all permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Regulatory Authorities that are required in order to permit it to own its businesses presently conducted and that are material to the business of it and its Subsidiaries taken as a whole; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to the Knowledge of Frontier, no suspension or cancellation of any of them is threatened; and all such filings, applications and registrations are current;
          (3) Has received no notification or communication from any Regulatory Authority or the staff thereof (a) asserting that Frontier or any of its Subsidiaries is not in compliance with any of the statutes, regulations or ordinances which such Regulatory Authority enforces, which, as a result of such noncompliance in any such instance, individually or in the aggregate, is reasonably likely to have a Material Adverse Effect on Frontier or its Subsidiaries, (b) threatening to revoke any license, franchise, permit or governmental authorization, which revocation, individually or in the aggregate, is reasonably likely to have a Material Adverse Effect on Frontier or its Subsidiaries, or (c) requiring any of Frontier or its Subsidiaries (or any of its or their officers, directors or controlling persons) to enter into a cease and desist order,

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agreement or memorandum of understanding (or requiring the board of directors thereof to adopt any resolution or policy); and
          (4) Has devised and maintained systems of internal accounting controls sufficient to provide reasonable assurances that (1) all material transactions are executed in accordance with management’s general or specific authorization, (2) all material transactions are recorded as necessary to permit the preparation of financial statements in conformity with GAAP, and to maintain proper accountability for items, (3) access to the material property and assets of Frontier and Frontier Bank is permitted only in accordance with management’s general or specific authorization, and (4) the recorded accountability for items is compared with the actual levels at reasonable intervals and appropriate action is taken with respect to any differences.
          (5) As of June 30, 2007, Frontier and Frontier Bank are “well capitalized” and “well managed” as a matter of federal banking law. Frontier Bank has at least a “satisfactory” rating under the Community Reinvestment Act.
          (K) REGULATORY REPORTS. Since January 1, 2003, each of Frontier and its Subsidiaries has filed all reports and statements, together with any amendments required to be made with respect thereto, that it was required to file with (1) the FDIC, (2) the Department, and (3) the Federal Reserve Board. As of their respective dates (and without giving effect to any amendments or modifications filed after the Execution Date with respect to reports and documents filed before the Execution Date), each of such reports and documents, including the financial statements, exhibits and schedules thereto, complied in all material respects with all of the statutes, rules and regulations enforced or promulgated by the Regulatory Authority with which they were filed.
          (L) BROKERS AND FINDERS. Neither Frontier, nor Frontier Bank nor any of their respective officers or directors has employed any broker or finder or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with any of the transactions contemplated by this Agreement.
          (M) STATE TAKEOVER LAWS; ARTICLES OF INCORPORATION; BYLAWS. Frontier has taken all necessary action to exempt this Agreement and the transactions contemplated by this Agreement from, (1) any applicable state takeover laws, including but not limited to RCW Ch. 23B.19, as amended, and (2) any takeover related provisions of the Articles of Incorporation or Bylaws of Frontier.
          (N) ACCURACY OF INFORMATION. The statements with respect to Frontier and its Subsidiaries contained in this Agreement, the Schedules and any other written documents executed and delivered by or on behalf of Frontier pursuant to the terms of or relating to this Agreement are true and correct in all material respects, and such statements and documents do not omit any material fact necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading.

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ARTICLE VI. COVENANTS
     Each of WBC and Whidbey Island Bank hereby covenants to Frontier and Frontier Bank, and each of Frontier and Frontier Bank hereby covenants to WBC and Whidbey Island Bank, that:
     6.1 BEST EFFORTS. Subject to the terms and conditions of this Agreement and, in the case of WBC, to the exercise by its Board of Directors of such board’s fiduciary duties, each party shall use its reasonable best efforts in good faith to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or desirable, or advisable under applicable laws, so as to permit consummation of the Merger and the consummation of the other transactions contemplated by this Agreement as soon as practicable, and in any event by June 30, 2008, and shall cooperate fully with the other parties to that end.
     6.2 PROXY STATEMENT; MEETING.
          (A) WBC shall take all steps necessary to duly call, give notice of, convene and hold a meeting (the “Meeting”) of the holders of WBC Common Stock to be held as soon as practicable after the date on which the Registration Statement becomes effective, for purposes of voting upon the approval of this Agreement and the consummation of the transactions contemplated hereby. WBC shall, promptly and in any event no later than thirty (30) days following the date of this Agreement, advise Frontier of the date on which the Meeting is to be convened, which date shall be reasonably acceptable to Frontier and shall not be more than ten (10) days prior to the intended Effective Date. WBC shall take such actions as Frontier may reasonably request to adjust the scheduled date of the Meeting to accommodate any delays inherent in the process for filing the Registration Statement and having the same declared effective pursuant to Section 6.2(B) below. Subject to the exercise of its fiduciary duties, the Board of Directors of WBC shall recommend approval of this Agreement and the transactions contemplated hereby and such other matters as may be submitted to its shareholders in connection with this Agreement and, unless this Agreement has been terminated as provided herein, WBC shall use its reasonable best efforts to solicit and obtain votes of the holders of WBC Common Stock in favor of the approval of this Agreement and the transactions contemplated by this Agreement.
          (B) Frontier shall prepare a prospectus/proxy statement (the “Prospectus/Proxy Statement”) to be included in a Registration Statement on Form S-4 (the “Registration Statement”) which taken together satisfy the requirements of Form S-4 under the Securities Act, shall file the Registration Statement with the SEC and shall manage the response to comments, if any, received from the SEC prior to the time the Registration Statement is declared effective. Without limiting the generality of the foregoing, Frontier shall file such amendments and supplements as may be required, and shall take such other actions as may be reasonably necessary to cause the Registration Statement to be declared effective not later than the thirty-fifth day prior to the date established for the Meeting pursuant to Section 6.2(A). Promptly after the Registration Statement is declared effective, Frontier shall cause the Prospectus/Proxy Statement to be mailed (in final form) to the holders of WBC Common Stock in connection with the transactions contemplated by this Agreement. WBC shall take such actions as may reasonably be requested by Frontier to assist in the preparation, revision, filing, and amendment of the Registration Statement and the mailing and, if required, the supplementing of the Prospectus/Proxy Statement.
          (C) Frontier will advise WBC, promptly after Frontier receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the qualification of the Frontier Common Stock for offering or sale in any jurisdiction, of the initiation or threat of any proceeding for any such

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purpose, and of any comment or request by the SEC for the amendment or supplement of the Registration Statement or for additional information.
     6.3 REGISTRATION STATEMENT COMPLIANCE WITH SECURITIES LAWS. When the Registration Statement or any post-effective amendment or supplement thereto shall become effective, and at all times subsequent to such effectiveness, up to and including the date of the Meeting, such Registration Statement, and all amendments or supplements thereto, with respect to all information set forth therein furnished or to be furnished by or on behalf of WBC or Whidbey Island Bank relating to WBC or Whidbey Island Bank and by or on behalf of Frontier relating to Frontier or its Subsidiaries, will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein not misleading; provided, however, in no event shall any party be liable for any untrue statement of a material fact or omission to state a material fact in the Registration Statement made in reliance upon, and in conformity with, written information concerning another party furnished by or on behalf of such other party specifically for use in the Registration Statement. Frontier shall take such actions as may be required from time to time, in connection with the preparation, amendment, supplementing and filing of the Registration Statement and the delivery of the Prospectus/Proxy Statement, to assure that each such document will comply in all material respects with the provisions of the Securities Act and any other applicable statutory or regulatory requirements, including without limitation any and all Blue Sky laws.
     6.4 PUBLICITY; PRESS RELEASES. Except as expressly permitted by this Agreement or otherwise required by law or the rules of Nasdaq, so long as this Agreement is in effect, neither Frontier nor WBC shall, nor shall either of them permit any of their respective Subsidiaries to, issue or cause the publication of any press release or other public announcement with respect to, or otherwise make any public statement concerning, the transactions contemplated by this Agreement without the consent of the other party, which consent shall not be unreasonably withheld.
     6.5 ACCESS; INFORMATION.
          (A) Upon reasonable notice and subject to applicable laws relating to the exchange of information, each party shall, and shall cause each of its Subsidiaries to, afford to the officers, employees, accountants, counsel and other representatives of the other party, access, during normal business hours during the period prior to the Effective Time, to all its properties, books, contracts, commitments, records, officers, employees, accountants, counsel and other representatives and, during such period, it shall, and shall cause its Subsidiaries to, make available to the other party all information concerning its business, properties and personnel as the other party may reasonably request. Unless otherwise specifically requested by the receiving party, or unless the disclosing party otherwise notifies the receiving party of the impracticality of electronic delivery, information provided pursuant to this Section 6.5(A) shall be delivered by posting the same on the electronic data site maintained by the parties for the disclosure and review of information related to the Merger and the transactions connected therewith. Neither party nor any of its Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would violate or prejudice the rights of its customers, jeopardize any attorney-client privilege or contravene any law, rule, regulation, order, judgment, decree, fiduciary duty or binding agreement entered into prior to the Execution Date. The parties hereto shall make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.
          (B) During the period from the Execution Date to the Effective Time, each of WBC, Whidbey Island Bank, Frontier and Frontier Bank shall, and shall cause its representatives to, confer on a regular and frequent basis with representatives of the other.

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          (C) Each of WBC and Frontier shall promptly notify the other of (1) any material change in the business or operations of it or its Subsidiaries, (2) any material complaints, investigations or hearings (or communications indicating that the same may be contemplated) of any Regulatory Authority relating to it or its Subsidiaries, (3) the initiation or threat of material litigation involving or relating to it or its Subsidiaries, or (4) any event or condition that might reasonably be expected to cause any of its or its Subsidiaries’ representations or warranties set forth in this Agreement not to be true and correct in all material respects as of the Effective Time or prevent it or its Subsidiaries from fulfilling its or their obligations under this Agreement.
          (D) All information furnished to Frontier or WBC by the other party hereto pursuant to Section 6.5(A) shall be subject to, and the parties shall hold all such information in confidence in accordance with, the provisions of the confidentiality agreement, dated June 7, 2007 (the “Confidentiality Agreement”), between Frontier and WBC.
     6.6 AFFILIATE AGREEMENTS. WBC will use its best efforts to induce each person who may be deemed to be an “affiliate” of WBC for purposes of Rule 145 under the Securities Act, to execute and deliver to Frontier on or before the mailing of the Proxy Statement for the Meeting, an agreement in the form attached hereto as Exhibit D restricting the disposition of the shares of Frontier Common Stock to be received by such person in exchange for such person’s shares of WBC Common Stock. Frontier agrees to use its best efforts to maintain the availability of Rule 145 for use by such “affiliates.”
     6.7 STATE TAKEOVER LAWS. No party shall take any action that would cause the transactions contemplated by this Agreement to be subject to any applicable state takeover statute, and each party shall take all necessary steps to exempt (or ensure the continued exemption of) the transactions contemplated by this Agreement from, or, if necessary, challenge the validity or applicability of, any applicable state takeover law.
     6.8 NO RIGHTS TRIGGERED. Except for those consents of Third Parties identified on Schedule 5.1(F), WBC and Whidbey Island Bank shall take all necessary steps to ensure that the entering into of this Agreement and the consummation of the transactions contemplated by this Agreement (including the Merger) and any other action or combination of actions contemplated by this Agreement, do not and will not (A) result in the grant of any rights to any Person under the Articles of Incorporation or Bylaws of WBC or Whidbey Island Bank or under any agreement to which WBC, Whidbey Island Bank or any of their Subsidiaries is a party (other than rights pursuant to agreements or arrangements listed or described on Schedules 3.8 and 9.4), or (B) restrict or impair in any way the ability of Frontier or Frontier Bank to exercise the rights granted under this Agreement.
     6.9 SHARES LISTED. Frontier shall cause to be listed, prior to the Effective Time, on the Nasdaq upon official notice of issuance of the Frontier Common Stock included in the Merger Consideration.
     6.10 REGULATORY APPLICATIONS. Frontier and Frontier Bank shall (A) promptly prepare and submit all necessary notices and applications to the appropriate Regulatory Authorities for approval of the Corporate Merger, the Bank Merger and other transactions contemplated by this Agreement, and (B) promptly make all other appropriate filings to secure all other approvals, consents and rulings that are necessary for the consummation of the Corporate Merger, the Bank Merger and other transactions contemplated by this Agreement.
     6.11 INSURANCE. Frontier will cause the persons serving as officers and directors of WBC and Whidbey Island Bank immediately prior to the Effective Time to be covered for a period of three (3)

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years after the Effective Time by the current policies of directors and officers liability insurance maintained by WBC and Whidbey Island Bank (or at Frontier’s option, under comparable policies maintained by Frontier) with respect to acts or omissions of officers and directors, in their capacity as such, occurring on or prior to the Effective Time.
     6.12 CERTAIN ACTIONS. Neither WBC nor Frontier nor any of their affiliates shall take any action that will adversely affect the federal income tax treatment of the Merger to the shareholders of WBC, including, but not limited to, any actions that could reasonably be expected to prevent the Merger from qualifying as a reorganization under Section 368(a) of the Code.
     6.13 ESTOPPEL LETTERS. WBC shall use its commercially reasonable efforts to obtain and deliver to Frontier at the Closing with respect to all real estate (i) owned by WBC or its Subsidiaries, an estoppel letter from all tenants dated as of the Closing in the form to be provided by Frontier and its counsel and (ii) leased by WBC or its Subsidiaries, an estoppel letter from all lessors dated as of the Closing in the form to be provided by Frontier and its counsel.
ARTICLE VII. CONDITIONS PRECEDENT
     7.1 CONDITIONS TO EACH PARTY’S OBLIGATIONS. The obligation of each party to consummate the transactions contemplated hereby shall be subject to the fulfillment, at or prior to the Effective Time, of the following conditions:
          (A) SHAREHOLDER VOTE. This Agreement and the transactions contemplated hereby shall have been duly approved by the requisite vote of WBC’s shareholders.
          (B) REGULATORY APPROVALS. The parties shall have procured all necessary regulatory consents and approvals by the appropriate Regulatory Authorities, and any waiting periods relating thereto shall have expired; provided, however, that no such approval or consent shall have imposed any condition or requirement not normally imposed in such transactions that, in the reasonable opinion of Frontier, would deprive Frontier of the material economic or business benefits of the transactions contemplated by this Agreement.
          (C) NO PENDING OR THREATENED CLAIMS. No claim, action, suit, investigation or other proceeding shall be pending before any court or governmental agency which presents a risk of the restraint or the prohibition of the transactions contemplated by this Agreement or the obtaining of material damages or other relief in connection therewith.
          (D) NO INJUNCTION. There shall not be in effect any order, decree or injunction of any court or agency of competent jurisdiction that enjoins or prohibits consummation of any of the transactions contemplated by this Agreement.
          (E) EFFECTIVE REGISTRATION STATEMENT. The Registration Statement shall have become effective and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC or any other Regulatory Authority.
          (F) TAX OPINION. Frontier and WBC shall have received an opinion from Keller Rohrback L.L.P. (“Frontier’s Counsel”) in the form of Exhibit E-3 dated the Effective Time, substantially to the effect that on the basis of facts, representations and assumptions set forth in such opinion which are consistent with the state of facts existing at the Effective Time, the Corporate Merger will be treated as a

AGREEMENT AND PLAN OF MERGER	37

reorganization within the meaning of Section 368(a) of the Code. In rendering such opinion, Frontier’s Counsel may require and rely upon representations and covenants, including those contained in certificates of officers of Frontier, WBC and others, reasonably satisfactory in form and substance to such counsel.
          (G) NASDAQ LISTING. The shares of Frontier Common Stock to be issued pursuant to this Agreement shall have been approved for listing on the Nasdaq Global Select Market subject only to official notice of issuance.
     7.2 CONDITIONS TO OBLIGATIONS OF FRONTIER. Unless waived in writing by Frontier and Frontier Bank, the obligations of Frontier and Frontier Bank to consummate the transactions contemplated by this Agreement are subject to the satisfaction at or prior to the Effective Time of the following conditions:
          (A) PERFORMANCE. Each of the material acts, covenants and undertakings of WBC and Whidbey Island Bank to be performed at or before the Effective Time shall have been duly performed in all material respects.
          (B) REPRESENTATIONS AND WARRANTIES. The representations and warranties of WBC and Whidbey Island Bank contained in this Agreement shall be true and correct on and as of the Effective Time with the same effect as though made on and at the Effective Time, except for any such representations and warranties that specifically relate to an earlier date, which shall be true and correct as of such earlier date; provided in each case that any such failure to be true and correct, individually or in the aggregate, would have no Material Adverse Effect on WBC or Whidbey Island Bank.
          (C) OFFICER’S CERTIFICATE. In addition to the documents described elsewhere in this Agreement, Frontier and Frontier Bank shall have received the following documents and instruments:
     (1) Certificates signed by the secretary or assistant secretary of WBC and Whidbey Island Bank certifying that: (i) WBC’s and Whidbey Island Bank’s Boards of Directors and shareholders have duly adopted resolutions (copies of which shall be attached to such certificate) approving this Agreement and authorizing the consummation of the transactions contemplated by this Agreement and certifying that such resolutions have not been amended and remain in full force and effect; (ii) each person executing this Agreement on behalf of WBC and Whidbey Island Bank was, as of the Execution Date, an officer of WBC and Whidbey Island Bank, holding the office or offices specified therein, with full power and authority to execute this Agreement and any and all other documents in connection with the Agreement, and certifying that the signature of each person on such documents is his or her genuine signature; and (iii) the Articles of Incorporation and Bylaws of WBC and Whidbey Island Bank (copies of which shall be attached to such certificate) remain in full force and effect; and
     (2) Certificates signed by the president and Chief Financial Officer of WBC and the president, chief financial officer, and chief lending officer of Whidbey Island Bank dated the Effective Time stating that the conditions set forth in Sections 7.2(A); 7.2(B), 7.2(E), 7.2(F), 7.2(H), and 7.2(L) of this Agreement have been satisfied as of the Effective Time.
          (D) LEGAL OPINION. Frontier shall have received a legal opinion, dated the Effective Time, from Davis Wright Tremaine LLP, substantially in the form of Exhibit E-2.

AGREEMENT AND PLAN OF MERGER	38

          (E) NO MATERIAL ADVERSE CHANGE. During the period from the Execution Date to the Effective Time, there shall have occurred or be threatened no change relative to the business, property, assets (including loan portfolios), liabilities (whether absolute, contingent or otherwise), prospects, operations, liquidity, income or condition (financial or otherwise) of WBC and/or its Subsidiaries which is reasonably likely, individually or in the aggregate, to have a Material Adverse Effect on WBC and/or its Subsidiaries, other than any such effect attributable to or resulting from (1) (i) any change in banking or similar laws, rules or regulations of general applicability or interpretations thereof by courts or governmental authorities, (ii) any change in GAAP (as defined herein) or regulatory accounting principles applicable to banks or their holding companies generally, (iii) changes attributable to or resulting from changes in general economic conditions, including changes in the prevailing level of interest rates, (iv) any action or omission of WBC or Frontier or any Subsidiary of either of them taken with the prior written consent of the other party hereto, or (v) any expenses incurred by such party in connection with this Agreement or the transactions contemplated hereby; or (2) the ability of WBC or Whidbey Island Bank to consummate the transaction contemplated hereby.
          (F) OTHER BUSINESS COMBINATIONS, ETC. Other than as contemplated hereunder, subsequent to the Execution Date, neither WBC nor Whidbey Island Bank has entered into any agreement, letter of intent, understanding or other arrangement pursuant to which WBC or Whidbey Island Bank would merge, consolidate with, effect a business combination with, or sell any substantial part of WBC’s or Whidbey Island Bank’s assets; acquire a significant part of the shares or assets of any other person or entity (financial or otherwise); or adopt any “poison pill” or other type of anti-takeover arrangement, any shareholder rights provision, or any “golden parachute” or similar program which would have the effect of materially decreasing the value of WBC or Whidbey Island Bank or the benefits of acquiring WBC Common Stock.
          (G) RECEIPT OF AFFILIATE AGREEMENTS. Frontier shall have received from each affiliate of WBC the agreement referred to in Section 6.6.
          (H) DISSENTERS’ RIGHTS. The number of shares of WBC Common Stock for which dissenters’ rights have been effectively preserved as of the Effective Time shall not exceed in the aggregate ten percent (10%) of the outstanding shares of WBC Common Stock.
          (I) VOTING AGREEMENT. Frontier shall have received from each director and certain Executive Officers of WBC, the Voting Agreement in substantially the same form set forth as Exhibit A.
          (J) DIRECTOR’S AGREEMENT. Frontier shall have received from each director of WBC the Director’s Agreement in substantially the same form set forth as Exhibit B.
          (K) NONCOMPETITION AGREEMENTS. Frontier shall have received the noncompetition and nonsolicitation agreements from Michal D. Cann, Richard A. Shields, John L. Wagner and Joseph W. Niemer, with Frontier and Frontier Bank to be effective as of the Closing (the “Noncompetition Agreements”) substantially in the form of Exhibits C-1 through C-4.
          (L) TRANSACTION EXPENSES. WBC shall not have incurred expenses in connection with the transactions contemplated by this Agreement that exceed $5,200,000 in the aggregate. This figure includes change of control payments, legal and accounting fees, the investment banking fee paid to RBC Dain Rauscher, Incorporated and the fairness opinion fee paid to Sandler O’Neill & Partners, LP at closing. Certain costs or expenses that may be incurred in conjunction with the

AGREEMENT AND PLAN OF MERGER	39

closing of the Merger, such as conforming to accounting adjustments in connection with Closing or the Corporate Merger, are not included.
     7.3 CONDITIONS TO OBLIGATIONS OF WBC. Unless waived in writing by WBC and Whidbey Island Bank, the obligations of WBC and Whidbey Island Bank to consummate the transactions contemplated by this Agreement is subject to the satisfaction at or prior to the Effective Time of the following conditions:
          (A) PERFORMANCE. Each of the material acts, covenants and undertakings of Frontier and Frontier Bank to be performed at or before the Effective Time shall have been duly performed in all material respects.
          (B) REPRESENTATIONS AND WARRANTIES. The representations and warranties of Frontier and Frontier Bank contained in this Agreement shall be true and correct on and as of the Effective Time with the same effect as though made on and at the Effective Time, except for any such representations and warranties that specifically relate to an earlier date, which shall be true and correct as of such earlier date; provided in each case that any such failure to be true and correct, individually or in the aggregate, would have a Material Adverse Effect on Frontier.
          (C) OFFICER’S CERTIFICATE. In addition to the documents described elsewhere in this Agreement, WBC and Whidbey Island Bank shall have received the following documents and instruments:
     (1) A certificate signed by the secretary or assistant secretary of Frontier and Frontier Bank certifying that: (i) the Board of Directors of each of Frontier and Frontier Bank has duly adopted resolutions (copies of which shall be attached to such certificate) approving this Agreement and authorizing the consummation of the transactions contemplated by this Agreement and certifying that such resolutions have not been amended and remain in full force and effect; (ii) each person executing this Agreement on behalf of Frontier or Frontier Bank was, as of the Execution Date, an officer of Frontier or Frontier Bank, respectively, holding the office or offices specified therein, with full power and authority to execute this Agreement and any and all other documents in connection with the Agreement, and the signature of each person on such documents is his or her genuine signature; and (iii) the Articles of Incorporation and Bylaws of Frontier and Frontier Bank (copies of which shall be attached to such certificate) remain in full force and effect; and
     (2) A certificate signed by the President, Chief Financial Officer and Chief Lending Officer of Frontier and the President and Chief Financial Officer of Frontier Bank dated the Effective Time stating that the conditions set forth in Sections 7.3(A); 7.3(B) and 7.3(E) of this Agreement have been satisfied as of the Effective Time.
          (D) LEGAL OPINION. WBC shall have received a legal opinion, dated the Effective Time, from Keller Rohrback L.L.P. in substantially the form of Exhibit E-1.
          (E) NO MATERIAL ADVERSE CHANGE. During the period from the Execution Date to the Effective Time, there shall have occurred or be threatened no change relative to the business, property, assets (including loan portfolios), liabilities (whether absolute, contingent or otherwise), prospects, operations, liquidity, income or condition (financial or otherwise) of Frontier and/or its Subsidiaries which is reasonably likely, individually or in the aggregate to have a Material Adverse Effect on Frontier and/or its Subsidiaries, other than any such effect attributable to or resulting from (i) any

AGREEMENT AND PLAN OF MERGER	40

change in banking or similar laws, rules or regulations of general applicability or interpretations thereof by courts or governmental authorities, (ii) any change in GAAP (as defined herein) or regulatory accounting principles applicable to banks, thrifts or their holding companies generally, (iii) changes attributable to or resulting from changes in general economic conditions, including changes in the prevailing level of interest rates, (iv) any action or omission of WBC or Frontier or any Subsidiary of either of them taken with the prior written consent of the other party hereto, or (v) any expenses incurred by such party in connection with this Agreement or the transactions contemplated hereby.
          (F) REORGANIZATION. Nothing shall have come to WBC’s attention to cause it to have the reasonable belief, after consultation with its legal advisors, that the Corporate Merger will not be treated as a reorganization within the meaning of Section 368(a) of the Code.
          (G) FAIRNESS OPINION. WBC’s financial advisor, Sandler O’Neill & Partners, LP, shall not have confirmed its fairness opinion described in Section 5.1(Y), upon request by WBC prior to mailing of the Prospectus/Proxy Statement.
ARTICLE VIII. TERMINATION AND AMENDMENT
     8.1 TERMINATION. This Agreement may be terminated at any time prior to the Effective Time, before or after approval of the matters presented in connection with the Merger by the holders of WBC Common Stock, under each of the following conditions:
          (A) MUTUAL CONSENT. By the mutual consent of Frontier and WBC, if the Board of Directors of each so determines by vote of a majority of the members of its entire board.
          (B) DELAY. By Frontier or WBC in the event the Merger is not consummated by June 30, 2008, unless the failure of the consummation of the transactions to occur shall be due to the failure of the party seeking to terminate this Agreement to perform its obligations hereunder in a timely manner; provided, however, that a party may not terminate the Agreement pursuant to this Section 8.1(B) if it is in material breach of any of the provisions of the Agreement; provided, further, that Frontier may not terminate this Agreement pursuant to this Section 8.1(B), if such delay results from amendments to the Registration Statement or a resolicitation of proxies as a consequence of a Frontier Transaction, or any other acquisition or sale transaction, or any offering of securities, in which Frontier is involved.
          (C) NO REGULATORY APPROVALS. By Frontier or WBC, in the event that any of the required regulatory approvals set forth in Section 7.1(B) are denied (or should any such required approval be conditioned upon a material deviation from the transactions contemplated); provided however, that either party may extend the term of this Agreement for a sixty (60) day period to prosecute diligently and overturn such denial provided that such denial has been appealed within fourteen (14) business days of the receipt thereof.
          (D) BREACH OF WARRANTY. By Frontier or WBC (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein) if there shall have been a material breach of any of the representations or warranties set forth in this Agreement on the part of the other party, which breach is not cured within thirty days following written notice to the party committing such breach, or which breach, by its nature, cannot be cured prior to the Effective Time; provided, however, that neither party shall have the right to terminate this Agreement pursuant to this Section 8.1(D) unless the breach of representation or warranty, together with all other such breaches, would entitle the party receiving such representation not to consummate the transactions contemplated hereby under Section 7.2(B) (in the case of a breach of representation or

AGREEMENT AND PLAN OF MERGER	41

warranty by WBC or Whidbey Island Bank) or Section 7.3(B) (in the case of a breach of representation or warranty by Frontier or Frontier Bank).
          (E) BREACH OF COVENANT. By either Frontier or WBC (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein) if there shall have been a material breach of any of the covenants or agreements set forth in this Agreement on the part of the other party, which breach shall not have been cured within thirty days following receipt by the breaching party of written notice of such breach from the other party hereto, or which breach, by its nature, cannot be cured prior to the Effective Time.
          (F) SUPERIOR PROPOSAL. By WBC, in the event that the Board of Directors of WBC determines in good faith, after consultation with its financial adviser and outside counsel, that in light of a Superior Proposal (as defined in Section 9.3) it would not be consistent with its fiduciary duties to WBC and to WBC ‘s shareholders under applicable law to continue with the transactions contemplated under this Agreement; provided, however, that the Board of Directors of WBC may terminate this Agreement pursuant to this Section 8.1(F) solely in order to concurrently enter into a letter of intent, agreement in principle, acquisition agreement or other similar agreement (each, an “Acquisition Agreement”) related to a Superior Proposal; provided further, however, that this Agreement may be terminated pursuant to this Section 8.1(F) only after the fifth day following Frontier’s receipt of written notice advising Frontier that the Board of Directors of WBC is prepared to accept a Superior Proposal, and only if, during such five-day period, if Frontier so elects, WBC and its advisors shall have negotiated in good faith with Frontier to make such adjustments in the terms and conditions of this Agreement as would enable Frontier to proceed with the transactions contemplated herein on such adjusted terms.
          (G) WALK-AWAY. By WBC upon its written notice to Frontier promptly before, but in no event later than five (5) Business Days prior to, the commencement of the Meeting, in the event that the Frontier Average Share Price is less than $21.00 at any time during the Measurement Period; provided, however, that this Agreement may be terminated by WBC pursuant to this Section 8.1(G) only if, after receipt of written notice advising Frontier that the Board of Directors of WBC is prepared to terminate this Agreement, Frontier does not, at least one day prior to the Meeting, agree to increase the Total Stock Amount and/or the Total Cash Amount if and to the extent necessary based on the Frontier Average Share Price as of the Effective Time, and consummate the Corporate Merger in a manner that would yield Aggregate Merger Consideration, on a per-share basis using the Frontier Average Share Price measured as of the Effective Time, of not less than $19.41. For purposes of this Section 8.1(G), the “Measurement Period” means that ten (10) Business Day period ending on the sixth Business Day prior to the date on which the Meeting is scheduled to occur. If either party declares or effects a stock dividend, reclassification, recapitalization, split-up, combination, exchange of shares or similar transaction between the Execution Date and the Determination Date, the prices for the Frontier Common Stock shall be appropriately adjusted for purposes of applying this Section 8.1(G).
          (H) SHAREHOLDER APPROVAL. By either Frontier or WBC if the approval of the shareholders of WBC required for the consummation of the Corporate Merger shall not have been obtained by reason of the failure to obtain the required vote at a duly held meeting of such shareholders or at any adjournment or postponement thereof.
          (I) FRONTIER CONDITIONS PRECEDENT. By Frontier as a result of (1) a Material Adverse Change in WBC as set forth in Section 7.2(E), or (2) the Dissenting Shares exceed 10% of the WBC Common Stock.

AGREEMENT AND PLAN OF MERGER	42

          (J) WBC CONDITIONS PRECEDENT. By WBC as a result of a Material Adverse Change in Frontier as set forth in Section 7.3(E), or if the condition set forth in Section 7.3(F) cannot be satisfied.
          (K) NO FAIRNESS OPINION. By WBC in the event the fairness opinion described in Section 7.3(G) is not confirmed at the time referenced in such Section.
     8.2 EFFECT OF TERMINATION.
          (A) In the event of termination of this Agreement by either Frontier or WBC as provided in Section 8.1, this Agreement shall forthwith become void and have no effect except (1) Sections 6.5(D), 8.1(F), 8.2 and 9.3 shall survive any termination of this Agreement, and (2) that, notwithstanding anything to the contrary contained in this Agreement, no party shall be relieved or released from any liabilities or damages arising out of its willful breach of any provision of this Agreement.
          (B) If WBC terminates this Agreement pursuant to Section 8.1(F), WBC shall pay to Frontier a termination fee equal to $7,500,000 (the “Termination Fee Amount”) by wire transfer of same day funds on the date of termination. The Termination Fee Amount shall also be payable by WBC under the circumstances set forth in Section 8.2(C).
          (C) In the event that an Acquisition Proposal with respect to WBC shall have been made known to WBC and shall have been publicly announced or otherwise become public, or shall have been made to the shareholders of WBC, and thereafter (1) this Agreement is terminated by either Frontier or WBC pursuant to either (i) Section 8.1(B) hereof and prior to such termination the shareholders of WBC shall not have previously approved the Merger, or (ii) Section 8.1(H) hereof as a result of the failure of the shareholders of WBC to approve the Merger and (2) within twenty-four (24) months of such termination WBC enters into any Acquisition Agreement providing for any transaction described in clause (1) or clause (2) of Section 9.3(D), then upon the first occurrence of an event contemplated by this clause (2) WBC shall pay Frontier the Termination Fee Amount.
          (D) If WBC terminates this Agreement pursuant to Section 8.1(D) or Section 8.1(E), Frontier shall pay to WBC a termination fee equal to $5,000,000 by wire transfer of same day funds on the date of termination.
          (E) If Frontier terminates this Agreement pursuant to Section 8.1(D) or Section 8.1(E), WBC shall pay to Frontier a termination fee equal to $5,000,000 by wire transfer of same day funds on the date of the termination.
          (F) The parties agree that the agreements contained in Sections 8.2(B), 8.2(C), 8.2(D) and 8.2(E) above are integral parts of the transactions contemplated by this Agreement and constitute liquidated damages and not a penalty.
          (G) The Termination Fee Amount is intended to be triggered, if at all, no more than one (1) time, irrespective of any subsequent actions by WBC or any Third Party. The Termination Fee Amount is intended as an alternative to, and shall not be in addition to, the amount payable, if at all, under Section 8.2(E).

AGREEMENT AND PLAN OF MERGER	43

     8.3 AMENDMENT. Subject to compliance with applicable law, this Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors, at any date before or after approval of the matters presented in connection with the Merger by the shareholders of WBC; provided, however, that after any approval of the transactions contemplated by this Agreement by WBC ‘s shareholders, there may not be, without further approval of such shareholders, any amendment of this Agreement which reduces the amount or changes the form of the consideration to be delivered to WBC shareholders hereunder other than as contemplated by this Agreement. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.
     8.4 EXTENSION; WAIVER. At any time prior to the Effective Time, by action taken or authorized by its Board of Directors, WBC or Frontier may, to the extent legally allowed, (A) extend the time for the performance of any of the obligations or other acts of the other party or its Subsidiaries hereto, (B) waive any inaccuracies in the representations and warranties of the other party or its Subsidiaries contained herein or in any document delivered pursuant hereto, and (C) waive compliance with any of the agreements or conditions of the other party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party or its Subsidiaries, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.
ARTICLE IX. ADDITIONAL AGREEMENTS
     9.1 ADDITIONAL AGREEMENTS. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation or Resulting Bank with full title to all properties, assets, rights, approvals, immunities and franchise of any of the parties to the Merger, the proper officers and directors of each party to this Agreement and their respective Subsidiaries shall take all such necessary action as may be reasonably requested by the other party.
     9.2 BENEFIT PLANS.
          (A) Upon consummation of the Merger, except as provided in the Employment Agreements, entered into with certain officers of WBC and Whidbey Island Bank, all employees of WBC and its Subsidiaries shall be deemed to be at-will employees of Frontier and its Subsidiaries. From and after the Effective Time, employees of WBC and its Subsidiaries shall be entitled to participate in the pension, employee benefit and similar plans (including stock option, bonus or other incentive plans) on substantially the same terms and conditions as similarly situated employees of Frontier and its Subsidiaries. For the purpose of determining eligibility to participate in such plans and the vesting and related calculations of benefits under such plans (but not for the vesting under Frontier’s 2006 Stock Incentive Plan or accrual of benefits under any such plan), Frontier shall give effect to years of service with WBC and its Subsidiaries as if such service were with Frontier and its Subsidiaries.
          (B) As of or prior to the Effective Time, WBC shall adopt the relevant resolutions of its Board of Directors necessary to terminate the WBC 401(k) Plan (the “WBC 401(k) Plan”). In connection with such termination, the WBC 401(k) Plan shall be submitted to the Internal Revenue Service for a determination regarding its qualification upon termination and, upon receipt of a favorable determination letter, distributions shall be made to participants in accordance with ERISA, the Code, and the WBC 401(k) Plan as soon as practicable after the receipt of the determination letter. Neither Frontier, nor Frontier Bank, shall have any obligation to make contributions to the WBC 401(k) Plan after the

AGREEMENT AND PLAN OF MERGER	44

Effective Time. Participants in the WBC 401(k) Plan who become employees of Frontier or its Subsidiaries will be permitted, subject to the terms of the WBC 401(k) Plan, to rollover such distributions to Frontier’s 401(k) Plan.
          (C) As of or prior to the Effective Time, WBC shall terminate and, if applicable, distribute all benefits under the Annual Incentive Compensation Plan, Commercial Loan Officer Annual Incentive and Executive Deferred Compensation Plan, and all related agreements. WBC will file any required IRS/DOL notices and reports with respect to the termination and distribution of such plans.
     9.3 CERTAIN ACTIONS.
          (A) Except with respect to this Agreement and the transactions contemplated hereby, neither WBC, Whidbey Island Bank nor any of their directors, officers, agents, affiliates (as such term is used in Rule 12b-2 under the Exchange Act) or representatives (collectively, “Representatives”) shall, directly or indirectly, initiate, solicit, encourage or facilitate (including by way of furnishing information) any inquiries with respect to or the making of any Acquisition Proposal (as defined below).
          (B) Notwithstanding anything herein to the contrary, WBC and its Board of Directors shall be permitted (i) to comply with Rule 14d-9 and Rule 14e-2 promulgated under the Exchange Act with regard to an Acquisition Proposal, (ii) to engage in any discussions or negotiations with, or provide any information to, any person in response to an unsolicited bona fide written Acquisition Proposal by any such person, if and only to the extent that (a) WBC’s Board of Directors concludes in good faith and consistent with its fiduciary duties to WBC’s shareholders under applicable law that such Acquisition Proposal may result in a Superior Proposal (as defined below), (b) prior to providing any information or data to any person in connection with an Acquisition Proposal by any such person, WBC’s Board of Directors receives from such person an executed confidentiality agreement containing terms at least as stringent as those contained in the Confidentiality Agreement, and (c) prior to providing any information or data to any person or entering into discussions or negotiations with any person, WBC’s Board of Directors notifies Frontier promptly of such inquiries, proposals, or offers received by, any such information requested from, or any such discussions or negotiations sought to be initiated or continued with, any of its Representatives.
          (C) WBC and Whidbey Island Bank each agrees that it will, and will cause its Representatives to, immediately cease and cause to be terminated any activities, discussions, or negotiations existing as of the Execution Date with any parties conducted heretofore with respect to any Acquisition Proposal, and shall use reasonable best efforts to cause all persons other than Frontier who have been furnished confidential information regarding WBC or Whidbey Island Bank in connection with the solicitation of or discussions regarding an Acquisition Proposal within the 12 months prior to the date hereof promptly to return or destroy such information. WBC and Whidbey Island Bank agree not to release any third party from the confidentiality and standstill provisions of any agreement to which WBC or Whidbey Island Bank is or may become a party, and shall immediately take all steps necessary to terminate any approval that may have been heretofore given under any such provisions authorizing any person to make an Acquisition Proposal.
          (D) For purposes of this Section 9.3:
     (1) The term “Acquisition Proposal” means any tender offer or exchange offer or any proposal for a merger, reorganization, consolidation, share exchange, recapitalization, liquidation, dissolution or other business combination involving WBC or Whidbey Island Bank or any proposal or offer to acquire a substantial equity interest in (other

AGREEMENT AND PLAN OF MERGER	45

than as part of a public offering to raise capital that does not require shareholder approval), or (other than in the ordinary course of business) a substantial portion of the assets of, WBC or Whidbey Island Bank, other than the transaction contemplated or permitted by this Agreement.
     (2) The term “Superior Proposal” means, with respect to WBC or Whidbey Island Bank, any written Acquisition Proposal made by a person other than Frontier which is for (i) (a) a merger, reorganization, consolidation, share exchange, business combination, recapitalization or similar transaction involving WBC or Whidbey Island Bank, (b) a sale, lease, exchange, transfer, or other disposition of at least 25% of the assets of WBC or Whidbey Island Bank, taken as a whole, in a single transaction or a series of related transactions, or (c) the acquisition, directly or indirectly, by a person of beneficial ownership of 25% or more of the WBC Common Stock or Whidbey Island Bank Common Stock whether by merger, consolidation, share exchange, business combination, tender, or exchange offer or otherwise, and (ii) which is otherwise on terms which the Board of Directors of WBC in good faith concludes (after consultation with its financial advisors and outside counsel), taking into account, among other things, all legal, financial, regulatory, and other aspects of the proposal and the person making the proposal, (a) would, if consummated, result in a transaction that is more favorable to its shareholders (in their capacities as shareholders), from a financial point of view, than the transactions contemplated by this Agreement, and (b) is reasonably capable of being completed.
     9.4 EMPLOYMENT AND CHANGE OF CONTROL AGREEMENTS. As of the Effective Time, Frontier shall assume and honor and shall cause Frontier Bank to assume and to honor in accordance with their terms the change of control provisions of WBC’s and Whidbey Island Bank’s employment and severance agreements with Michal D. Cann, Richard A. Shields, John L. Wagner, Joseph W. Niemer, Lynn Garrison, Scott Boyer, Shelly Angus, Bryan McDonald and Dale Smith, as described in Schedule 9.4 and as may be amended as of the Closing by the Noncompetition/Nonsolicitation Agreement, (collectively, the “Employment Agreements”). Frontier acknowledges and agrees that the Merger will constitute a merger, sale or a change in control of WBC and Whidbey Island Bank for all purposes under such Employment Agreements.
     9.5 DIRECTORS OF WBC. After the Effective Time, one current director of WBC (as determined by Frontier) shall be appointed to the Frontier board of directors until the next shareholders’ meeting, at which time such appointee will, subject to the Frontier board’s fiduciary obligations, stand for election for a two-year term expiring in 2010. The composition of Frontier’s board of directors will be increased by one and will not be decreased in a manner that would limit Frontier’s ability to accommodate the WBC representative so designated. Compensation for such director (including compensation for committee assignments and like duties) will be consistent with Frontier’s compensation practices for other similarly situated directors of Frontier.
     9.6 WBC MANAGEMENT. After the Effective Time, WBC’s chief executive officer will serve as the regional manager of the division of Frontier that serves such branches of WBC and Frontier as will be determined by Frontier’s chief executive officer, most of which are expected to be in the current WBC market. The regional manager will execute a Noncompetition/Nonsolicitation Agreement with Frontier that will continue until the later of the termination of the regional manager’s employment with Frontier or the second anniversary of the Effective Time. The salary, reporting and remaining terms of his employment will be mutually agreed upon by the parties; however, there will be no employment contract and the regional manager will be an at-will employee and serve at the pleasure of Frontier’s senior officers and board of directors.

AGREEMENT AND PLAN OF MERGER	46

     9.7 AT-WILL EMPLOYEES. After the Effective Time, a substantial majority of the employees of WBC will have the opportunity to continue their at-will employment with Frontier, if and to the extent that mutually suitable job opportunities are available. WBC employees whose positions are eliminated as a result of the Merger, and who remain employees of WBC through Closing or, where required by Frontier for post-merger systems integration and conversion activities (“conversion”), through conversion, will be eligible to receive upon Closing or conversion severance pay and/or stay bonuses. The specific terms and conditions and personnel of the stay bonus/severance program will be determined by Frontier prior to closing, in consultation with WBC’s senior management.
ARTICLE X. GENERAL PROVISIONS
     10.1 CLOSING; EFFECTIVE TIME. Subject to the terms and conditions of this Agreement, the closing of the Merger (the “Closing”) will take place at 10:00 a.m. on the first day which is at least one business day after the satisfaction or waiver (subject to applicable law) of the latest to occur of the conditions set forth in ARTICLE VII (other than those conditions which relate to actions to be taken at the Closing) (the “Effective Time”), at the offices of Keller Rohrback L.L.P., unless another time, date or place is agreed to in writing by the parties hereto. On the Effective Time, a certificate of merger will be issued by the Department of Financial Institutions of the State of Washington in accordance with applicable law.
     10.2 SURVIVAL. Only those agreements and covenants in this Agreement that by their express terms apply in whole or in part after the Effective Time shall survive the Effective Time. All other representations, warranties, and covenants shall be deemed only to be conditions of the Merger and shall not survive the Effective Time.
     10.3 COUNTERPARTS. This Agreement may be executed in one or more facsimile counterparts, each of which shall be deemed to constitute an original. This Agreement shall become effective when one counterpart has been signed by each party.
     10.4 GOVERNING LAW; VENUE. This Agreement shall be governed by, and interpreted in accordance with, the laws of the State of Washington, without regard to any applicable conflict of law, and venue of any legal action or proceeding between the parties related to this Agreement shall be in Seattle, Washington.
     10.5 EXPENSES. Each party will bear all expenses incurred by it in connection with this Agreement and the transactions contemplated by this Agreement.
     10.6 NOTICES. All notices, requests and other communications hereunder to a “party” shall be in writing and shall be deemed to have been duly given when delivered by hand, telegram, certified or registered mail, overnight courier, telecopy or telex (confirmed in writing) to such party at its address set forth below or such other address as such party may specify by notice to the parties.

If to Frontier or Frontier Bank to:
FRONTIER FINANCIAL CORPORATION
332 S.W. Everett Mall Way
P.O. Box 2215
Everett, WA 98203
Telephone: (425) 514-0700
Fax: (425) 514-0718
Attn: John J. Dickson, President and CEO

AGREEMENT AND PLAN OF MERGER	47

With a copy to:	Keller Rohrback L.L.P.
1201 Third Avenue, Suite 3200
Seattle, WA 98101-3052
Telephone: (206) 623-1900
Fax: (206) 623-3384
Attn: Thomas A. Sterken

If to WBC or Whidbey Island Bank, to:	WASHINGTON BANKING COMPANY
450 S.W. Bayshore Drive
Oak Harbor, WA 98277
Telephone: (360) 679-3121
Fax: (360) 675-7282
Attn: Michal D. Cann, President and CEO

With a copy to:	Davis Wright Tremaine
1201 Third Avenue, Suite 2200
Seattle, WA 98101
Telephone: (206) 622-3150
Fax: (206) 757-7700
Attn: Marcus J. Williams
     10.7 ENTIRE UNDERSTANDING. This Agreement (which includes the Exhibits and Schedules thereto) represents the entire understanding of the parties with reference to transactions contemplated by this Agreement and supersedes any and all other oral or written agreements previously made, other than the Confidentiality Agreement between Frontier and WBC.
     10.8 ENFORCEMENT PROCEEDINGS. In any action or proceeding in connection with the enforcement of this Agreement, the prevailing party will be entitled to reimbursement of its reasonable attorneys’ fees and expenses from the non-prevailing party.
     10.9 HEADINGS. The headings contained in this Agreement are for reference purposes only and are not part of this Agreement.
     10.10 ENFORCEMENT OF CONFIDENTIALITY AGREEMENT. The parties hereto agree that irreparable damage would occur in the event that the provisions contained in Section 6.5(B) of this Agreement were not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of Section 6.5(B) of this Agreement and to enforce specifically the terms and provisions thereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.
     10.11 SEVERABILITY. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

AGREEMENT AND PLAN OF MERGER	48

     10.12 ASSIGNMENT; NO THIRD PARTY BENEFICIARIES. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns. Except as otherwise expressly provided herein, this Agreement (including the documents and instruments referred to herein) is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.
     IN WITNESS WHEREOF, the parties have caused this instrument to be executed in counterparts by their duly authorized officers, all as of the day and year first above written.

FRONTIER FINANCIAL CORPORATION
By:	/s/ John J. Dickson
John J. Dickson
President and Chief Executive Officer

FRONTIER BANK
By:	/s/ John J. Dickson
John J. Dickson
Chief Executive Officer

WASHINGTON BANKING COMPANY
By:	/s/ Michal D. Cann
Michal D. Cann
President and Chief Executive Officer

WHIDBEY ISLAND BANK
By:	/s/ Jack Wagner
Jack Wagner
President and Chief Executive Officer

AGREEMENT AND PLAN OF MERGER	49

EXHIBITS

Exhibit A	Voting Agreement

Exhibit B	Director’s Agreement

Exhibit C	Noncompetition/Nonsolicitation Agreement

Exhibit D	Affiliate Agreement

Exhibit E	(1) Legal Opinion of Keller Rohrback L.L.P.
(2) Legal Opinion of Davis Wright Tremaine L.L.P.
(3) Tax Opinion of Keller Rohrback L.L.P.

Exhibit F	Illustrative Calculations of Merger Consideration
SCHEDULES
WBC and Whidbey Island Bank Disclosures

Schedule 1.5(D)	WBC Options

Schedule 3.5	Changes to Line of Business, Operating Procedures, etc.

Schedule 3.8	Changes in Compensation; Employment Agreements

Schedule 3.13	New or Changes to Material Contracts

Schedule 5.1(B)	Shares Outstanding

Schedule 5.1(C)	WBC Subsidiaries

Schedule 5.1(F)	No Defaults — Agreements Requiring Third Party Consent

Schedule 5.1(G)	WBC Financial Statements

Schedule 5.1(H)	Undisclosed Liabilities

Schedule 5.1(I)	No Events Causing Material Adverse Effect

Schedule 5.1(K)	Litigation, Regulatory Action

Schedule 5.1(L)	Compliance with Laws

Schedule 5.1(M)	Material Contracts

Schedule 5.1(P)(1)	List of Employee Benefit Plans

Schedule 5.1(P)(2)	Employee Benefit Plans Not Qualified Under ERISA

Schedule 5.1(P)(6)	Obligations for Retiree Health and Life Benefits

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Schedule 5.1(R)	Loan Portfolio

Schedule 5.1(R)(4)	Loan Repurchase Obligations

Schedule 5.1(R)(6)	Loans to Officers and Directors

Schedule 5.1(S)	Insurance

Schedule 5.1(U)(2)	Pending Proceedings with Respect to Environmental Matters

Schedule 5.1(U)(3)	Pending Proceedings with Respect to Environmental Matters Involving Loan/Fiduciary Property

Schedule 5.1(U)(4)	Pending Proceedings with Respect to Environmental Matters Listed in Sections 5.1(U)(2) or (3)

Schedule 5.1(U)(5)	Actions During Ownership Which Could Have Material Adverse Effect with Respect to Environmental Matters

Schedule 5.1(U)(6)	Actions Prior to Ownership Which could Have Material Adverse Effect with Respect to Environmental Matters

Schedule 5.1(V)	Tax Report Matters

Schedule 5.1(X)	Derivative Contracts, including a list of any assets pledged as security for such Derivative Contracts

Schedule 5.1(Y)	Investment Securities

Schedule 5.1(Z)	Intellectual Property
Frontier and Frontier Bank Disclosures

Schedule 5.2(B)	Shares

Schedule 5.2(C)	Frontier Subsidiaries

Schedule 5.2(F)	No Defaults

Schedule 5.2(G)	Frontier Financial Statements

Schedule 5.2(H)	Absence of Undisclosed Liabilities

Schedule 5.2(I)	Litigations, Regulatory Action

Schedule 5.2(J)	Compliance with Laws

Schedule 9.4	Employment and Change of Control Agreements

51

EXHIBIT A
VOTING AGREEMENT
Frontier Financial Corporation
332 S.W. Everett Mall Way
P.O. Box 2215
Everett, WA 98203
Gentlemen:
     As a material inducement to your entry into an Agreement and Plan of Merger (the “Merger Agreement”) dated of even date herewith by and among Frontier Financial Corporation (“Frontier”), Frontier Bank, Washington Banking Company (“WBC”) and Whidbey Island Bank, the undersigned, for himself, his heirs and legal representatives, hereby agrees, represents, warrants and covenants with and to Frontier as follows:
     1. The undersigned beneficially owns* the shares of common stock of WBC (“WBC Common Stock”) set forth beneath the undersigned’s name below and no other shares of WBC Common Stock. Such shares are owned free and clear of any lien, right or encumbrance whatsoever, except for any pledge of such shares to secure a loan to the undersigned, and no proxy has been granted with respect thereto and the undersigned has full capacity, power and authority to vote such shares without the consent or approval of any other party in the absence of a default under any such loan secured by such shares. If any of such shares are currently pledged to secure a loan to the undersigned, the undersigned (i) represents and warrants that such loan is not in default and no event or condition exists that with notice, lapse of time or both would constitute such a default, and (ii) agrees to take all such action as may be necessary to prevent any such default, event or condition to exist in order to prevent the lender from taking title to such shares and to continue to enable the undersigned to vote such shares as hereinafter set forth.
     2. The undersigned hereby agrees to vote the undersigned’s shares in favor of approval of the Merger Agreement unless the Merger Agreement has been terminated prior to the Meeting (as defined in the Merger Agreement).
     3. The undersigned covenants that, until the earlier of the consummation of the Merger or the termination of the Merger Agreement, the undersigned will not sell, permit a lien or other encumbrance to exist with respect to (except as hereinabove provided), or grant any proxy in respect of (except as hereinabove provided and for proxies solicited by the Board of Directors of WBC in connection with the Meeting to vote on the approval of the Merger Agreement), the shares of WBC Common Stock set forth below, unless all the other parties to any such sale or other transaction enter into an agreement in form and substance satisfactory to Frontier embodying the benefits and rights contained herein.
     4. The undersigned covenants that, unless the Merger Agreement is terminated in accordance with the provisions thereof, the undersigned will not: (i) make any public announcement with respect to the Merger; (ii) submit or seek any other person or entity to submit a proposal for a tender offer, merger or similar transaction with WBC; or (iii) vote the shares owned or controlled by the undersigned in favor of, solicit proxies or seek another person or entity to solicit proxies on behalf of, a proposal, the purpose of which is to oppose or nullify the Merger.

Very truly yours,

Print Name:

NUMBER OF SHARES:	Dated: , 2007

* Beneficial ownership is defined by SEC rules, to include WBC shares held by the undersigned, his spouse and dependents and their controlled trusts and other entities over which the undersigned has voting or investment power with respect to the WBC Common Stock.

EXHIBIT B
DIRECTOR’S AGREEMENT
     This Director’s Agreement (this “Agreement”), dated as of ____________, 2007, is between FRONTIER FINANCIAL CORPORATION, a Washington corporation (“Frontier”), FRONTIER BANK, a Washington state chartered bank (“Frontier Bank”), and ____________(“Director”), a director of WASHINGTON BANKING COMPANY, a Washington corporation (“WBC”) and/or WHIDBEY ISLAND BANK.
Recitals
     1. Pursuant to the terms of the Agreement and Plan of Merger dated as of September ___, 2007 (the “Merger Agreement”), between Frontier, Frontier Bank, WBC and Whidbey Island Bank (“WBC Bank”), WBC will be merged into Frontier, with Frontier as the surviving corporation, and WBC Bank will be merged into Frontier Bank, with Frontier Bank as the continuing corporation.
     2. As material inducement to Frontier and Frontier Bank to enter into the Merger Agreement, Frontier has required each Director of WBC and WBC Bank to enter into an agreement providing for a covenant not to compete with the business of Frontier or Frontier Bank and a covenant not to solicit any employees of Frontier or Frontier Bank following the consummation of the transactions contemplated by the Merger Agreement, in each case as specified herein.
     3. In light of the foregoing recitals, Director has agreed to be bound by the terms of this Agreement.
Agreement
     In consideration of Frontier’s and Frontier Bank’s performance under the Merger Agreement, Director agrees that for a period of two (2) years after the effective time of the Merger (the “Effective Time”), Director will not, without Frontier or Frontier Bank’s prior written consent, directly or indirectly, (i) become involved in, as a principal shareholder, director, officer, founder, employee, consultant or other agent (each of the foregoing relationships, hereinafter referred to as an “Affiliate”) of any Financial Institution (as defined below) in any the Washington State counties of Island, San Juan, Skagit, Snohomish and Whatcom (the “Counties”), or (ii) have any responsibility for a Financial Institution’s organization or operation within any of the Counties; provided, however, that Director may acquire and passively own an interest not exceeding 2% of the total equity interest in any Financial Institution in any of the Counties that is traded on NASDAQ or another U.S. stock exchange.
     Director also agrees that for a period of two (2) years after the Effective Date, Director will not, directly or indirectly, (a) solicit or attempt to solicit (i) any employee of Frontier, Frontier Bank, or any of their subsidiaries (including, but not limited to, any employees of WBC or WBC Bank who became an employee of Frontier as a result of the Merger), to leave their employment or (ii) any customers of Frontier, Frontier Bank, or any of their subsidiaries (including, but not limited to, any customer of WBC or WBC Bank who became a customer of

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Frontier or Frontier Bank as a result of the Merger) to remove or transfer any of their business from Frontier, Frontier Bank, or any of their subsidiaries, or (b) otherwise materially interfere with or impair the relationship, contractual or otherwise, between Frontier, Frontier Bank, or any of their subsidiaries and any of their customers or employees. The foregoing sentence is not, however, intended to limit Director’s discretion to allocate his own personal investments as he chooses so long as such allocation is not made for the purpose of providing material support to a competitor of Frontier. Solicitation prohibited under this section includes solicitation by any means, including, without limitation, meetings, telephone calls, letters or other mailings, electronic communication of any kind, and Internet communications; provided, however, that solicitation prohibited under this paragraph does not include solicitation through general advertising that is not specifically directed to or targeting the employees of Frontier or Frontier Bank.
     Further, anything to the contrary herein notwithstanding, neither Director nor any firm, company, trust or other entity of which Director is an affiliate (as defined by SEC rules) shall ever (i) use, register or claim any right or interest in any Intellectual Property or Confidential Information of Frontier, Frontier Bank, or their subsidiaries, including but not limited to the Intellectual Property and Confidential Information of WBC and WBC Bank acquired pursuant to the Merger Agreement, or (ii) use the tradename “Washington Banking Company,” “Whidbey Island Bank,” or any similar name or derivation thereof, in connection with the banking, financial, lending or mortgage industries.
     For purposes of this Agreement, the term “Confidential Information” includes, without limitation, any information in whatever form that Frontier considers to be confidential, proprietary, information and that is not publicly or generally available relating to Frontier’s: trade secrets (as defined by the Uniform Trade Secrets Act); know-how; concepts; methods; research and development; product, content and technology development plans; marketing plans; databases; inventions; research data and mechanisms; software (including functional specifications, source code and object code); procedures; engineering; purchasing; accounting; marketing; sales; customer lists; advertisers; joint venture partners; financial status; contracts or employees. Confidential Information includes information developed by Director, alone or with others, or entrusted to Frontier by its customers or others.
     For purposes of this Agreement, the term “Financial Institution” means any bank holding company or financial holding company, state or national bank, state or federal savings and loan association, mutual savings bank, or state or federal credit union, trust company or mortgage company (including without limitation, any organizing entity of any such financial institution) located in any of the Counties.
     For purposes of this Agreement, the term “Intellectual Property” means any material trademarks, service marks, brand names, certification marks, trade dress or other indications of origin, the goodwill associated with the foregoing and applications in any jurisdiction to register, the foregoing, including any extension, modification or renewal of any such registration or application; patents, applications for patents (including divisions, continuations, continuations in part and renewal applications), and any renewals, extensions or reissues thereof, in any

2

jurisdiction; trade secrets and registrations or applications for registration of copyrights in any jurisdiction, and any renewals or extensions thereof.
     Director recognizes and agrees that any breach of this Agreement by Director will entitle Frontier, Frontier Bank and their successors or assigns to injunctive relief, as well as any other legal or equitable remedies to which such entities may otherwise be entitled, including, but not limited to damages.
     If the Merger Agreement expires or is terminated for any reason before the consummation of the transactions contemplated thereunder, this Agreement will automatically terminate and be of no further force and effect.
     In any action or proceeding in connection with the enforcement of this Agreement, the prevailing party will be entitled to reimbursement of its reasonable attorneys’ fees and expenses from the non-prevailing party. Exclusive jurisdiction and venue shall lie with the competent state or federal court in Washington state.

FRONTIER FINANCIAL CORPORATION	DIRECTOR

By:

John J. Dickson, President/CEO	Print Name:

FRONTIER BANK

By:

, President/CEO

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EXHIBIT C-1
NONCOMPETITION/NONSOLICITATION AGREEMENT
     This Noncompetition/Nonsolicitation Agreement dated September ___, 2007 (this “Agreement”) is entered into by and between FRONTIER FINANCIAL CORPORATION, FRONTIER BANK and their subsidiaries (collectively, “Frontier”), and MICHAL D. CANN (“Executive”).
     WHEREAS, Frontier, Washington Banking Company (“WBC”) and Whidbey Island Bank (“WBC Bank”) are entering into an Agreement and Plan of Merger (“the Merger Agreement”), pursuant to which WBC will be merged into Frontier Financial Corporation and WBC Bank will be merged into Frontier Bank (the “Merger”); and
     WHEREAS, Executive is currently employed as President and Chief Executive Officer of WBC and/or WBC Bank and has knowledge of certain Confidential Information of WBC, and Frontier Financial Corporation and Frontier Bank are executing the Merger Agreement conditioned upon Executive’s agreement not to compete with Frontier in any county in which WBC Bank has branch offices or loan production offices, and not to solicit employees and customers of Frontier (including the employees and customers of WBC who become employees and customers of Frontier following the Merger), for a specified period of time following the Merger, all as further described below; and
     NOW, THEREFORE, Frontier and Executive agree as follows:
     1. Effective Time. This Agreement shall become effective at the effective time of the Merger (the “Effective Time”), as set forth in the Merger Agreement.
     2. Noncompetition, Nonsolicitation and Nondisparagement. In consideration for this Agreement and to protect the business and goodwill purchased by Frontier pursuant to the Merger Agreement, Executive agrees that he will not, directly or indirectly, do any of the following:
          2.1 For a one-year period commencing on the first day after the effective time of the Merger (the “Effective Time”), (a) become involved in, as a principal shareholder, director, officer, founder, employee, consultant or other agent (each of the foregoing relationships, hereinafter referred to as an “Affiliate”) of any Financial Institution (as defined below) in any of the Washington state counties of Island, San Juan, Skagit, Snohomish and Whatcom (individually and collectively, the “Counties”), or (b) have any responsibility for a Financial Institution’s organization or operation in any of the Counties; provided, however, that Executive may acquire and passively own an interest not exceeding 2% of the total equity interest in any Financial Institution in any of the Counties that is traded on NASDAQ or another U.S. stock exchange. For purposes of this Agreement, the term “Financial Institution” means any bank holding company or financial holding company, state or national bank, state or federal savings and loan association, mutual savings bank, or state or federal credit union, trust company or mortgage company (including without limitation, any organizing entity of any such Financial Institution) located in any of the Counties.

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          2.2 For a two-year period commencing on the first day after the effective time of the Merger (the “Effective Time”), (a) solicit or attempt to solicit (i) any employees of Frontier to leave their employment, or (ii) any customers of Frontier to remove or transfer any of their business from Frontier, or (b) otherwise interfere with, disrupt or attempt to disrupt the relationship, contractual or otherwise, between Frontier and any of Frontier’s customers or employees. Solicitation prohibited under this section includes solicitation by any means, including, without limitation, meetings, letters or other mailings, electronic communications of any kind, and Internet communications; provided, however, that solicitation prohibited under this paragraph does not include solicitation through general advertising that is not specifically directed to or targeting the employees of Frontier or Frontier Bank.
     3. Nondisparagement. Executive shall not, during the term or after the termination or expiration of this Agreement or Executive’s employment, make disparaging statements, in any form, about Frontier or its officers, directors, agents, employees, products or services.
     4. Intellectual Property/Confidential Information. Further, anything to the contrary herein notwithstanding, neither Executive nor any firm, company, trust or other entity of which Executive is an Affiliate shall, during the term or after the termination or expiration of this Agreement, (i) use, register or claim any right or interest in any Intellectual Property or Confidential Information of Frontier, including but not limited to the Intellectual Property and Confidential Information of WBC acquired pursuant to the Merger Agreement, or (ii) use the tradename “Washington Banking Company,” “Whidbey Island Bank,” or any similar name or derivation thereof, in connection with the banking, financial, lending or mortgage industries.
     5. No Employee Contract Rights. Nothing contained in this Agreement shall be construed to abrogate, limit or affect the powers, rights and privileges of Frontier to remove Executive as an employee of Frontier, with or without cause.
     6. Enforcement of Covenants.
          6.1 Frontier and Executive stipulate that, in light of all of the facts and circumstances of the relationship between Frontier and Executive, the covenants referred to in Sections 2, 3 and 4 (including without limitation their scope, duration and geographic extent) are fair and reasonably necessary for the protection of Frontier’s Confidential Information (as defined below), goodwill and other protectable interests. If a court of competent jurisdiction should decline to enforce any of those covenants and agreements, Frontier and Executive request the court to reform these provisions to restrict Executive’s use of Confidential Information and Executive’s ability to compete with Frontier to the maximum extent, in time, scope of activities and geography, that the court finds enforceable.
          6.2 Executive acknowledges that Frontier will suffer immediate and irreparable harm that will not be compensable by damages alone, if Executive repudiates or breaches any of the provisions of Sections 2, 3 or 4. For this reason, under these circumstances, Frontier, in addition to and without limitation of any other rights, remedies or damages available to it at law or in equity, will be entitled to obtain temporary, preliminary and permanent

2

injunctions in order to prevent or restrain the breach, and Frontier will not be required to post a bond as a condition for the granting of this relief.
          6.3 In the event Executive breaches this Agreement, which breach is not corrected within 15 days of notice by Frontier to Executive of such breach, Executive shall in addition to the remedies available to Frontier under Section 6.2, forfeit all right to receive all benefits or other payments remaining unpaid from Frontier pursuant to Section 8.2 or otherwise on the date of any such breach.
     7. Adequate Consideration. Executive specifically acknowledges the receipt of adequate consideration for the covenants contained in Sections 2, 3 and 4 above and that Frontier is entitled to require him to comply with said Sections 2, 3 and 4, which Sections will survive termination of this Agreement.
     8. Employment Agreement Superseded. Executive’s Employment Agreement with WBC dated as of May 6, 2005 (the “Employment Agreement”) is terminated, superseded and replaced as of the Effective Time by the following provisions:
          8.1 Definitions. The following definitions shall govern and be controlling for purposes of this Agreement:
          8.1.1 “Cause” shall include termination because Executive: (i) materially breached this Agreement; (ii) willfully breached or habitually neglected or breached the duties which he was required to perform under the terms of his employment with Frontier or the policies of Frontier; (iii) commits act(s) of dishonesty, theft, embezzlement, fraud or misrepresentation against Frontier or its subsidiaries; (iv) willfully and continually failed to comply with any law, rule, or regulation (other than traffic violations or similar offenses) or final cease and desist order of a regulatory agency having jurisdiction over Frontier; (v) fails to follow the reasonable directions of Frontier’s board of directors, which failure is not corrected within thirty (30) days after receipt by Executive of written notice outlining the corrective action required; or (vi) knowingly provides misleading or false information to shareholders, the board of directors, auditors, accountants, or regulatory authorities.
          8.1.2 “Change of Control” means the Merger.
          8.1.3 “Confidential Information” includes, without limitation, any information in whatever form that Frontier considers to be confidential, proprietary, information and that is not publicly or generally available relating to Frontier’s: trade secrets (as defined by the Uniform Trade Secrets Act); know-how; concepts; methods; research and development; product, content and technology development plans; marketing plans; databases; inventions; research data and mechanisms; software (including functional specifications, source code and object code); procedures; engineering; purchasing; accounting; marketing; sales; customer lists; advertisers; joint venture partners; financial status; contracts or employees. Confidential Information includes information developed by Executive, alone or with others, or entrusted to Frontier by its customers or others.

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          8.1.4 “Good Reason” shall include, but not be limited to: (i) a material reduction in Executive’s compensation defined as a reduction equal to or greater than five percent (5%) of Executive’s then annual base salary, which reduction is not of general application to substantially all employees of Frontier, (ii) a material reduction in Executive’s duties, responsibilities, or reporting relationship, but not merely a change in title, or (iii) relocation of Executive’s primary workplace from Oak Harbor to a location outside Island, San Juan, Snohomish, Skagit or Whatcom counties.
          8.1.5 “Intellectual Property” means any material trademarks, service marks, brand names, certification marks, trade dress or other indications of origin, the goodwill associated with the foregoing and applications in any jurisdiction to register, the foregoing, including any extension, modification or renewal of any such registration or application; patents, applications for patents (including divisions, continuations, continuations in part and renewal applications), and any renewals, extensions or reissues thereof, in any jurisdiction; trade secrets and registrations or applications for registration of copyrights in any jurisdiction, and any renewals or extensions thereof.
          8.1.6 “Limitation Amount” means an amount equal to two times the lesser of (i) Executive’s annualized compensation based upon the annual rate of pay for services provided to Frontier for his taxable year preceding his taxable year in which his employment with Frontier terminates (adjusted for any increase during that year that was expected to continue indefinitely if his employment did not terminate); or (ii) the maximum amount that may be taken into account under a qualified plan pursuant to section 401(a)(17) of the Code for the year in which Executive’s employment terminates. For 2007, such maximum amount is two times $225,000 (adjusted annually for increases in the cost of living) or $450,000.
     8.2 Payment Obligations.
          8.2.1 If Executive is an employee of WBC at the Effective Time and is retained by Frontier as an employee after the Effective Time, (i) Frontier will pay Executive 50% of his Severance Benefit (calculated pursuant to section 5 of his Employment Agreement), less statutory payroll deductions, in cash upon Closing of the Merger; and (ii) if Executive remains an employee of Frontier on the first anniversary of the Effective Time or within 12 months after the Change of Control, Frontier terminates Executive’s employment other than termination for Cause, or Executive terminates his employment with Frontier for Good Reason, Executive shall receive the balance of his Severance Benefit, less statutory payroll deductions, within 30 days following such anniversary date or the date of termination of employment; provided, however, that any amount in excess of the Limitation Amount, will be paid to him no sooner than the first day of the seventh calendar month following the termination of his employment.
          8.2.2 If Executive is an employee of WBC at the Effective Time but is not retained by Frontier as an employee after the Effective Time, Frontier will pay Executive 100% of his Severance Benefit (calculated pursuant to section 5 of his Employment Agreement), less statutory payroll deductions, in cash upon Closing of the Merger; provided, however, that any amount in excess of the Limitation Amount, will be paid to him no sooner than the first day of the seventh calendar month following the termination of his employment.

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          8.3 Notwithstanding anything in this Agreement to the contrary, if it is determined by legal counsel (or other tax advisor to Executive) that the total of the Severance Benefit, together with any other payments or benefits paid by Frontier to Executive, would constitute an “excess parachute payment” within the meaning of section 280G of the Internal Revenue Code of 1986 (the “Code”), as amended, and the net after-tax amount that Executive would realize from such compensation, considering Executive’s federal and state income tax brackets and the excise tax, would be greater if the compensation payable hereunder were limited, then the compensation payable hereunder shall be limited in the manner determined by such counsel or advisor, to maximize Executive’s net after-tax income.
          8.4 Where required, the provisions of this Agreement are intended to comply with the requirements of section 409A of the Code. Notwithstanding any other provision of this Agreement, this Agreement shall be interpreted and administered in accordance with the requirements of section 409A of the Code.
          8.5 Any payment to Executive under Section 8.2 hereof shall be conditioned upon receipt by Frontier of an executed release of all claims against Frontier, satisfactory to Frontier and its counsel.
     9. Miscellaneous Provisions.
          9.1 Independent Legal Counsel. Executive acknowledges that he has had the opportunity to review and consult with his own personal legal counsel regarding this Agreement.
          9.2 Binding Effect. This Agreement will bind and inure to the benefit of Frontier’s and Executive’s heirs, legal representatives, successors and assigns.
          9.3 Costs of Legal Actions and Proceedings. In any dispute between the parties arising out of or under this Agreement, whether or not a lawsuit is commenced, the nonprevailing party shall pay the prevailing party’s reasonable attorneys’ fees and costs.
          9.4 Governing Law. This Agreement shall be construed in accordance with and governed and enforced in all respects by the laws of the state of Washington. The parties agree that venue of any legal action between the parties arising out of or in connection with this Agreement shall be with the competent state or federal court in Washington state, unless otherwise elected by Frontier, its successors or assigns.
          9.5 Entire Agreement. This Agreement contains the entire agreement of the parties with respect to its subject matter, and supersedes all prior representations and understandings, whether oral or written. It may be changed only by an agreement in writing signed by the party against whom enforcement of any waiver, amendment, modification, extension or discharge is sought.
          9.6 Waiver. No waiver of any term, condition or provision shall be effective for any purpose whatsoever unless such waiver is in writing and signed by the parties.

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          9.7 Severability. The provisions of this Agreement are severable. The invalidity of any provision will not affect the validity of other provisions of this Agreement.
          9.8 Notice. Any notice to be delivered under this Agreement shall be given in writing and delivered personally or by certified mail, postage prepaid, addressed to Frontier or to Executive at their last known address.
          9.9 Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed an original, but all of which taken together will constitute one and the same instrument.
     IN WITNESS WHEREOF, the undersigned have set their hands as of the date first written above.

FRONTIER FINANCIAL CORPORATION	EXECUTIVE

By:
John J. Dickson, President and CEO	Name: Michal D. Cann

FRONTIER BANK

By:
Name:
Title:

6

EXHIBIT C-2
NONCOMPETITION/NONSOLICITATION AGREEMENT
     This Noncompetition/Nonsolicitation Agreement dated September ___, 2007 (this “Agreement”) is entered into by and between FRONTIER FINANCIAL CORPORATION, FRONTIER BANK and their subsidiaries (collectively, “Frontier”), and JOHN L. WAGNER (“Executive”).
     WHEREAS, Frontier, Washington Banking Company (“WBC”) and Whidbey Island Bank (“WBC Bank”) are entering into an Agreement and Plan of Merger (“the Merger Agreement”), pursuant to which WBC will be merged into Frontier Financial Corporation and WBC Bank will be merged into Frontier Bank (the “Merger”); and
     WHEREAS, Executive is currently employed as Executive Vice President and Chief Operating Officer of WBC and/or WBC Bank and has knowledge of certain Confidential Information of WBC, and Frontier Financial Corporation and Frontier Bank are executing the Merger Agreement conditioned upon Executive’s agreement not to compete with Frontier in any county in which WBC Bank has branch offices or loan production offices, and not to solicit employees and customers of Frontier (including the employees and customers of WBC who become employees and customers of Frontier following the Merger), for a specified period of time following the Merger, all as further described below; and
     NOW, THEREFORE, Frontier and Executive agree as follows:
     1. Effective Time. This Agreement shall become effective at the effective time of the Merger (the “Effective Time”), as set forth in the Merger Agreement.
     2. Noncompetition, Nonsolicitation and Nondisparagement. In consideration for this Agreement and to protect the business and goodwill purchased by Frontier pursuant to the Merger Agreement, Executive agrees that he will not, directly or indirectly, do any of the following:
          2.1 For a one-year period commencing on the first day after the effective time of the Merger (the “Effective Time”), (a) become involved in, as a principal shareholder, director, officer, founder, employee, consultant or other agent (each of the foregoing relationships, hereinafter referred to as an “Affiliate”) of any Financial Institution (as defined below) in any of the Washington state counties of Island, San Juan, Skagit, Snohomish and Whatcom (individually and collectively, the “Counties”), or (b) have any responsibility for a Financial Institution’s organization or operation in any of the Counties; provided, however, that Executive may acquire and passively own an interest not exceeding 2% of the total equity interest in any Financial Institution in any of the Counties that is traded on NASDAQ or another U.S. stock exchange. For purposes of this Agreement, the term “Financial Institution” means any bank holding company or financial holding company, state or national bank, state or federal savings and loan association, mutual savings bank, or state or federal credit union, trust company or mortgage company (including without limitation, any organizing entity of any such Financial Institution) located in any of the Counties.

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          2.2 For an 18-month period commencing on the first day after the effective time of the Merger (the “Effective Time”), (a) solicit or attempt to solicit (i) any employees of Frontier to leave their employment, or (ii) any customers of Frontier to remove or transfer any of their business from Frontier, or (b) otherwise interfere with, disrupt or attempt to disrupt the relationship, contractual or otherwise, between Frontier and any of Frontier’s customers or employees. Solicitation prohibited under this section includes solicitation by any means, including, without limitation, meetings, letters or other mailings, electronic communications of any kind, and Internet communications; provided, however, that solicitation prohibited under this paragraph does not include solicitation through general advertising that is not specifically directed to or targeting the employees of Frontier or Frontier Bank.
     3. Nondisparagement. Executive shall not, during the term or after the termination or expiration of this Agreement or Executive’s employment, make disparaging statements, in any form, about Frontier or its officers, directors, agents, employees, products or services.
     4. Intellectual Property/Confidential Information. Further, anything to the contrary herein notwithstanding, neither Executive nor any firm, company, trust or other entity of which Executive is an Affiliate shall, during the term or after the termination or expiration of this Agreement, (i) use, register or claim any right or interest in any Intellectual Property or Confidential Information of Frontier, including but not limited to the Intellectual Property and Confidential Information of WBC acquired pursuant to the Merger Agreement, or (ii) use the tradename “Washington Banking Company,” “Whidbey Island Bank,” or any similar name or derivation thereof, in connection with the banking, financial, lending or mortgage industries.
     5. No Employee Contract Rights. Nothing contained in this Agreement shall be construed to abrogate, limit or affect the powers, rights and privileges of Frontier to remove Executive as an employee of Frontier, with or without cause.
     6. Enforcement of Covenants.
          6.1 Frontier and Executive stipulate that, in light of all of the facts and circumstances of the relationship between Frontier and Executive, the covenants referred to in Sections 2, 3 and 4 (including without limitation their scope, duration and geographic extent) are fair and reasonably necessary for the protection of Frontier’s Confidential Information (as defined below), goodwill and other protectable interests. If a court of competent jurisdiction should decline to enforce any of those covenants and agreements, Frontier and Executive request the court to reform these provisions to restrict Executive’s use of Confidential Information and Executive’s ability to compete with Frontier to the maximum extent, in time, scope of activities and geography, that the court finds enforceable.
          6.2 Executive acknowledges that Frontier will suffer immediate and irreparable harm that will not be compensable by damages alone, if Executive repudiates or breaches any of the provisions of Sections 2, 3 or 4. For this reason, under these circumstances, Frontier, in addition to and without limitation of any other rights, remedies or damages available to it at law or in equity, will be entitled to obtain temporary, preliminary and permanent

2

injunctions in order to prevent or restrain the breach, and Frontier will not be required to post a bond as a condition for the granting of this relief.
          6.3 In the event Executive breaches this Agreement, which breach is not corrected within 15 days of notice by Frontier to Executive of such breach, Executive shall in addition to the remedies available to Frontier under Section 6.2, forfeit all right to receive all benefits or other payments remaining unpaid from Frontier pursuant to Section 8.2 or otherwise on the date of any such breach.
     7. Adequate Consideration. Executive specifically acknowledges the receipt of adequate consideration for the covenants contained in Sections 2, 3 and 4 above and that Frontier is entitled to require him to comply with said Sections 2, 3 and 4, which Sections will survive termination of this Agreement.
     8. Employment Agreement Superseded. Executive’s Employment Agreement with WBC dated as of May 6, 2005 (the “Employment Agreement”) is terminated, superseded and replaced as of the Effective Time by the following provisions:
          8.1 Definitions. The following definitions shall govern and be controlling for purposes of this Agreement:
               8.1.1 “Cause” shall include termination because Executive: (i) materially breached this Agreement; (ii) willfully breached or habitually neglected or breached the duties which he was required to perform under the terms of his employment with Frontier or the policies of Frontier; (iii) commits act(s) of dishonesty, theft, embezzlement, fraud or misrepresentation against Frontier or its subsidiaries; (iv) willfully and continually failed to comply with any law, rule, or regulation (other than traffic violations or similar offenses) or final cease and desist order of a regulatory agency having jurisdiction over Frontier; (v) fails to follow the reasonable directions of Frontier’s board of directors, which failure is not corrected within thirty (30) days after receipt by Executive of written notice outlining the corrective action required; or (vi) knowingly provides misleading or false information to shareholders, the board of directors, auditors, accountants, or regulatory authorities.
               8.1.2 “Change of Control” means the Merger.
               8.1.3 “Confidential Information” includes, without limitation, any information in whatever form that Frontier considers to be confidential, proprietary, information and that is not publicly or generally available relating to Frontier’s: trade secrets (as defined by the Uniform Trade Secrets Act); know-how; concepts; methods; research and development; product, content and technology development plans; marketing plans; databases; inventions; research data and mechanisms; software (including functional specifications, source code and object code); procedures; engineering; purchasing; accounting; marketing; sales; customer lists; advertisers; joint venture partners; financial status; contracts or employees. Confidential Information includes information developed by Executive, alone or with others, or entrusted to Frontier by its customers or others.

3

               8.1.4 “Good Reason” shall include, but not be limited to: (i) a material reduction in Executive’s compensation defined as a reduction equal to or greater than five percent (5%) of Executive’s then annual base salary, which reduction is not of general application to substantially all employees of Frontier, (ii) a material reduction in Executive’s duties, responsibilities, or reporting relationship, but not merely a change in title, or (iii) relocation of Executive’s primary workplace from Oak Harbor to a location outside Island, San Juan, Snohomish, Skagit or Whatcom counties.
               8.1.5 “Intellectual Property” means any material trademarks, service marks, brand names, certification marks, trade dress or other indications of origin, the goodwill associated with the foregoing and applications in any jurisdiction to register, the foregoing, including any extension, modification or renewal of any such registration or application; patents, applications for patents (including divisions, continuations, continuations in part and renewal applications), and any renewals, extensions or reissues thereof, in any jurisdiction; trade secrets and registrations or applications for registration of copyrights in any jurisdiction, and any renewals or extensions thereof.
               8.1.6 “Limitation Amount” means an amount equal to two times the lesser of (i) Executive’s annualized compensation based upon the annual rate of pay for services provided to Frontier for his taxable year preceding his taxable year in which his employment with Frontier terminates (adjusted for any increase during that year that was expected to continue indefinitely if his employment did not terminate); or (ii) the maximum amount that may be taken into account under a qualified plan pursuant to section 401(a)(17) of the Code for the year in which Executive’s employment terminates. For 2007, such maximum amount is two times $225,000 (adjusted annually for increases in the cost of living) or $450,000.
          8.2 Payment Obligations.
               8.2.1 If Executive is an employee of WBC at the Effective Time and is retained by Frontier as an employee after the Effective Time, (i) Frontier will pay Executive 50% of his Severance Benefit (calculated pursuant to section 5 of his Employment Agreement), less statutory payroll deductions, in cash upon Closing of the Merger; and (ii) if Executive remains an employee of Frontier on the first anniversary of the Effective Time or within 12 months after the Change of Control, Frontier terminates Executive’s employment other than termination for Cause, or Executive terminates his employment with Frontier for Good Reason, Executive shall receive the balance of his Severance Benefit, less statutory payroll deductions, within 30 days following such anniversary date or the date of termination of employment; provided, however, that any amount in excess of the Limitation Amount, will be paid to him no sooner than the first day of the seventh calendar month following the termination of his employment.
               8.2.2 If Executive is an employee of WBC at the Effective Time but is not retained by Frontier as an employee after the Effective Time, Frontier will pay Executive 100% of his Severance Benefit (calculated pursuant to section 5 of his Employment Agreement), less statutory payroll deductions, in cash upon Closing of the Merger; provided, however, that any amount in excess of the Limitation Amount, will be paid to him no sooner than the first day of the seventh calendar month following the termination of his employment.

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          8.3 Notwithstanding anything in this Agreement to the contrary, if it is determined by legal counsel (or other tax advisor to Executive) that the total of the Severance Benefit, together with any other payments or benefits paid by Frontier to Executive, would constitute an “excess parachute payment” within the meaning of section 280G of the Internal Revenue Code of 1986 (the “Code”), as amended, and the net after-tax amount that Executive would realize from such compensation, considering Executive’s federal and state income tax brackets and the excise tax, would be greater if the compensation payable hereunder were limited, then the compensation payable hereunder shall be limited in the manner determined by such counsel or advisor, to maximize Executive’s net after-tax income.
          8.4 Where required, the provisions of this Agreement are intended to comply with the requirements of section 409A of the Code. Notwithstanding any other provision of this Agreement, this Agreement shall be interpreted and administered in accordance with the requirements of section 409A of the Code.
          8.5 Any payment to Executive under Section 8.2 hereof shall be conditioned upon receipt by Frontier of an executed release of all claims against Frontier, satisfactory to Frontier and its counsel.
     9. Miscellaneous Provisions.
          9.1 Independent Legal Counsel. Executive acknowledges that he has had the opportunity to review and consult with his own personal legal counsel regarding this Agreement.
          9.2 Binding Effect. This Agreement will bind and inure to the benefit of Frontier’s and Executive’s heirs, legal representatives, successors and assigns.
          9.3 Costs of Legal Actions and Proceedings. In any dispute between the parties arising out of or under this Agreement, whether or not a lawsuit is commenced, the nonprevailing party shall pay the prevailing party’s reasonable attorneys’ fees and costs.
          9.4 Governing Law. This Agreement shall be construed in accordance with and governed and enforced in all respects by the laws of the state of Washington. The parties agree that venue of any legal action between the parties arising out of or in connection with this Agreement shall be with the competent state or federal court in Washington state, unless otherwise elected by Frontier, its successors or assigns.
          9.5 Entire Agreement. This Agreement contains the entire agreement of the parties with respect to its subject matter, and supersedes all prior representations and understandings, whether oral or written. It may be changed only by an agreement in writing signed by the party against whom enforcement of any waiver, amendment, modification, extension or discharge is sought.
          9.6 Waiver. No waiver of any term, condition or provision shall be effective for any purpose whatsoever unless such waiver is in writing and signed by the parties.

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          9.7 Severability. The provisions of this Agreement are severable. The invalidity of any provision will not affect the validity of other provisions of this Agreement.
          9.8 Notice. Any notice to be delivered under this Agreement shall be given in writing and delivered personally or by certified mail, postage prepaid, addressed to Frontier or to Executive at their last known address.
          9.9 Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed an original, but all of which taken together will constitute one and the same instrument.
     IN WITNESS WHEREOF, the undersigned have set their hands as of the date first written above.

FRONTIER FINANCIAL CORPORATION		EXECUTIVE

By:

	John J. Dickson, President and CEO	Name: John L. Wagner

FRONTIER BANK

By:

Name:

Title:

6

EXHIBIT C-3
NONCOMPETITION/NONSOLICITATION AGREEMENT
     This Noncompetition/Nonsolicitation Agreement dated September ___, 2007 (this “Agreement”) is entered into by and between FRONTIER FINANCIAL CORPORATION, FRONTIER BANK and their subsidiaries (collectively, “Frontier”), and RICHARD A. SHIELDS (“Executive”).
     WHEREAS, Frontier, Washington Banking Company (“WBC”) and Whidbey Island Bank (“WBC Bank”) are entering into an Agreement and Plan of Merger (“the Merger Agreement”), pursuant to which WBC will be merged into Frontier Financial Corporation and WBC Bank will be merged into Frontier Bank (the “Merger”); and
     WHEREAS, Executive is currently employed as Executive Vice President and Chief Financial Officer of WBC and/or WBC Bank and has knowledge of certain Confidential Information of WBC, and Frontier Financial Corporation and Frontier Bank are executing the Merger Agreement conditioned upon Executive’s agreement not to compete with Frontier in any county in which WBC Bank has branch offices or loan production offices, and not to solicit employees and customers of Frontier (including the employees and customers of WBC who become employees and customers of Frontier following the Merger), for a specified period of time following the Merger, all as further described below; and
     NOW, THEREFORE, Frontier and Executive agree as follows:
     10. Effective Time. This Agreement shall become effective at the effective time of the Merger (the “Effective Time”), as set forth in the Merger Agreement.
     11. Noncompetition, Nonsolicitation and Nondisparagement. In consideration for this Agreement and to protect the business and goodwill purchased by Frontier pursuant to the Merger Agreement, Executive agrees that he will not, directly or indirectly, do any of the following:
          11.1 For a one-year period commencing on the first day after the effective time of the Merger (the “Effective Time”), (a) become involved in, as a principal shareholder, director, officer, founder, employee, consultant or other agent (each of the foregoing relationships, hereinafter referred to as an “Affiliate”) of any Financial Institution (as defined below) in any of the Washington state counties of Island, San Juan, Skagit, Snohomish and Whatcom (individually and collectively, the “Counties”), or (b) have any responsibility for a Financial Institution’s organization or operation in any of the Counties; provided, however, that Executive may acquire and passively own an interest not exceeding 2% of the total equity interest in any Financial Institution in any of the Counties that is traded on NASDAQ or another U.S. stock exchange. For purposes of this Agreement, the term “Financial Institution” means any bank holding company or financial holding company, state or national bank, state or federal savings and loan association, mutual savings bank, or state or federal credit union, trust company or mortgage company (including without limitation, any organizing entity of any such Financial Institution) located in any of the Counties.

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          11.2 For an 18-month period commencing on the first day after the effective time of the Merger (the “Effective Time”), (a) solicit or attempt to solicit (i) any employees of Frontier to leave their employment, or (ii) any customers of Frontier to remove or transfer any of their business from Frontier, or (b) otherwise interfere with, disrupt or attempt to disrupt the relationship, contractual or otherwise, between Frontier and any of Frontier’s customers or employees. Solicitation prohibited under this section includes solicitation by any means, including, without limitation, meetings, letters or other mailings, electronic communications of any kind, and Internet communications; provided, however, that solicitation prohibited under this paragraph does not include solicitation through general advertising that is not specifically directed to or targeting the employees of Frontier or Frontier Bank.
     12. Nondisparagement. Executive shall not, during the term or after the termination or expiration of this Agreement or Executive’s employment, make disparaging statements, in any form, about Frontier or its officers, directors, agents, employees, products or services.
     13. Intellectual Property/Confidential Information. Further, anything to the contrary herein notwithstanding, neither Executive nor any firm, company, trust or other entity of which Executive is an Affiliate shall, during the term or after the termination or expiration of this Agreement, (i) use, register or claim any right or interest in any Intellectual Property or Confidential Information of Frontier, including but not limited to the Intellectual Property and Confidential Information of WBC acquired pursuant to the Merger Agreement, or (ii) use the tradename “Washington Banking Company,” “Whidbey Island Bank,” or any similar name or derivation thereof, in connection with the banking, financial, lending or mortgage industries.
     14. No Employee Contract Rights. Nothing contained in this Agreement shall be construed to abrogate, limit or affect the powers, rights and privileges of Frontier to remove Executive as an employee of Frontier, with or without cause.
     15. Enforcement of Covenants.
          15.1 Frontier and Executive stipulate that, in light of all of the facts and circumstances of the relationship between Frontier and Executive, the covenants referred to in Sections 2, 3 and 4 (including without limitation their scope, duration and geographic extent) are fair and reasonably necessary for the protection of Frontier’s Confidential Information (as defined below), goodwill and other protectable interests. If a court of competent jurisdiction should decline to enforce any of those covenants and agreements, Frontier and Executive request the court to reform these provisions to restrict Executive’s use of Confidential Information and Executive’s ability to compete with Frontier to the maximum extent, in time, scope of activities and geography, that the court finds enforceable.
          15.2 Executive acknowledges that Frontier will suffer immediate and irreparable harm that will not be compensable by damages alone, if Executive repudiates or breaches any of the provisions of Sections 2, 3 or 4. For this reason, under these circumstances, Frontier, in addition to and without limitation of any other rights, remedies or damages available to it at law or in equity, will be entitled to obtain temporary, preliminary and permanent

2

injunctions in order to prevent or restrain the breach, and Frontier will not be required to post a bond as a condition for the granting of this relief.
          15.3 In the event Executive breaches this Agreement, which breach is not corrected within 15 days of notice by Frontier to Executive of such breach, Executive shall in addition to the remedies available to Frontier under Section 6.2, forfeit all right to receive all benefits or other payments remaining unpaid from Frontier pursuant to Section 8.2 or otherwise on the date of any such breach.
     16. Adequate Consideration. Executive specifically acknowledges the receipt of adequate consideration for the covenants contained in Sections 2, 3 and 4 above and that Frontier is entitled to require him to comply with said Sections 2, 3 and 4, which Sections will survive termination of this Agreement.
     17. Employment Agreement Superseded. Executive’s Employment Agreement with WBC dated as of May 6, 2005 (the “Employment Agreement”) is terminated, superseded and replaced as of the Effective Time by the following provisions:
          17.1 Definitions. The following definitions shall govern and be controlling for purposes of this Agreement:
               8.1.1 “Cause” shall include termination because Executive: (i) materially breached this Agreement; (ii) willfully breached or habitually neglected or breached the duties which he was required to perform under the terms of his employment with Frontier or the policies of Frontier; (iii) commits act(s) of dishonesty, theft, embezzlement, fraud or misrepresentation against Frontier or its subsidiaries; (iv) willfully and continually failed to comply with any law, rule, or regulation (other than traffic violations or similar offenses) or final cease and desist order of a regulatory agency having jurisdiction over Frontier; (v) fails to follow the reasonable directions of Frontier’s board of directors, which failure is not corrected within thirty (30) days after receipt by Executive of written notice outlining the corrective action required; or (vi) knowingly provides misleading or false information to shareholders, the board of directors, auditors, accountants, or regulatory authorities.
               8.1.2 “Change of Control” means the Merger.
               8.1.3 “Confidential Information” includes, without limitation, any information in whatever form that Frontier considers to be confidential, proprietary, information and that is not publicly or generally available relating to Frontier’s: trade secrets (as defined by the Uniform Trade Secrets Act); know-how; concepts; methods; research and development; product, content and technology development plans; marketing plans; databases; inventions; research data and mechanisms; software (including functional specifications, source code and object code); procedures; engineering; purchasing; accounting; marketing; sales; customer lists; advertisers; joint venture partners; financial status; contracts or employees. Confidential Information includes information developed by Executive, alone or with others, or entrusted to Frontier by its customers or others.

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               8.1.4 “Good Reason” shall include, but not be limited to: (i) a material reduction in Executive’s compensation defined as a reduction equal to or greater than five percent (5%) of Executive’s then annual base salary, which reduction is not of general application to substantially all employees of Frontier, (ii) a material reduction in Executive’s duties, responsibilities, or reporting relationship, but not merely a change in title, or (iii) relocation of Executive’s primary workplace from Oak Harbor to a location outside Island, San Juan, Snohomish, Skagit or Whatcom counties.
               8.1.5 “Intellectual Property” means any material trademarks, service marks, brand names, certification marks, trade dress or other indications of origin, the goodwill associated with the foregoing and applications in any jurisdiction to register, the foregoing, including any extension, modification or renewal of any such registration or application; patents, applications for patents (including divisions, continuations, continuations in part and renewal applications), and any renewals, extensions or reissues thereof, in any jurisdiction; trade secrets and registrations or applications for registration of copyrights in any jurisdiction, and any renewals or extensions thereof.
               8.1.6 “Limitation Amount” means an amount equal to two times the lesser of (i) Executive’s annualized compensation based upon the annual rate of pay for services provided to Frontier for his taxable year preceding his taxable year in which his employment with Frontier terminates (adjusted for any increase during that year that was expected to continue indefinitely if his employment did not terminate); or (ii) the maximum amount that may be taken into account under a qualified plan pursuant to section 401(a)(17) of the Code for the year in which Executive’s employment terminates. For 2007, such maximum amount is two times $225,000 (adjusted annually for increases in the cost of living) or $450,000.
          17.2 Payment Obligations.
               8.2.1 If Executive is an employee of WBC at the Effective Time and is retained by Frontier as an employee after the Effective Time, (i) Frontier will pay Executive 50% of his Severance Benefit (calculated pursuant to section 5 of his Employment Agreement), less statutory payroll deductions, in cash upon Closing of the Merger; and (ii) if Executive remains an employee of Frontier on the first anniversary of the Effective Time or within 12 months after the Change of Control, Frontier terminates Executive’s employment other than termination for Cause, or Executive terminates his employment with Frontier for Good Reason, Executive shall receive the balance of his Severance Benefit, less statutory payroll deductions, within 30 days following such anniversary date or the date of termination of employment; provided, however, that any amount in excess of the Limitation Amount, will be paid to him no sooner than the first day of the seventh calendar month following the termination of his employment.
               8.2.2 If Executive is an employee of WBC at the Effective Time but is not retained by Frontier as an employee after the Effective Time, Frontier will pay Executive 100% of his Severance Benefit (calculated pursuant to section 5 of his Employment Agreement), less statutory payroll deductions, in cash upon Closing of the Merger; provided, however, that any amount in excess of the Limitation Amount, will be paid to him no sooner than the first day of the seventh calendar month following the termination of his employment.

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          17.3 Notwithstanding anything in this Agreement to the contrary, if it is determined by legal counsel (or other tax advisor to Executive) that the total of the Severance Benefit, together with any other payments or benefits paid by Frontier to Executive, would constitute an “excess parachute payment” within the meaning of section 280G of the Internal Revenue Code of 1986 (the “Code”), as amended, and the net after-tax amount that Executive would realize from such compensation, considering Executive’s federal and state income tax brackets and the excise tax, would be greater if the compensation payable hereunder were limited, then the compensation payable hereunder shall be limited in the manner determined by such counsel or advisor, to maximize Executive’s net after-tax income.
          17.4 Where required, the provisions of this Agreement are intended to comply with the requirements of section 409A of the Code. Notwithstanding any other provision of this Agreement, this Agreement shall be interpreted and administered in accordance with the requirements of section 409A of the Code.
          17.5 Any payment to Executive under Section 8.2 hereof shall be conditioned upon receipt by Frontier of an executed release of all claims against Frontier, satisfactory to Frontier and its counsel.
     18. Miscellaneous Provisions.
          18.1 Independent Legal Counsel. Executive acknowledges that he has had the opportunity to review and consult with his own personal legal counsel regarding this Agreement.
          18.2 Binding Effect. This Agreement will bind and inure to the benefit of Frontier’s and Executive’s heirs, legal representatives, successors and assigns.
          18.3 Costs of Legal Actions and Proceedings. In any dispute between the parties arising out of or under this Agreement, whether or not a lawsuit is commenced, the nonprevailing party shall pay the prevailing party’s reasonable attorneys’ fees and costs.
          18.4 Governing Law. This Agreement shall be construed in accordance with and governed and enforced in all respects by the laws of the state of Washington. The parties agree that venue of any legal action between the parties arising out of or in connection with this Agreement shall be with the competent state or federal court in Washington state, unless otherwise elected by Frontier, its successors or assigns.
          18.5 Entire Agreement. This Agreement contains the entire agreement of the parties with respect to its subject matter, and supersedes all prior representations and understandings, whether oral or written. It may be changed only by an agreement in writing signed by the party against whom enforcement of any waiver, amendment, modification, extension or discharge is sought.
          18.6 Waiver. No waiver of any term, condition or provision shall be effective for any purpose whatsoever unless such waiver is in writing and signed by the parties.

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          18.7 Severability. The provisions of this Agreement are severable. The invalidity of any provision will not affect the validity of other provisions of this Agreement.
          18.8 Notice. Any notice to be delivered under this Agreement shall be given in writing and delivered personally or by certified mail, postage prepaid, addressed to Frontier or to Executive at their last known address.
          18.9 Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed an original, but all of which taken together will constitute one and the same instrument.
     IN WITNESS WHEREOF, the undersigned have set their hands as of the date first written above.

FRONTIER FINANCIAL CORPORATION		EXECUTIVE

By:

	John J. Dickson, President and CEO	Name: Richard A. Shields

FRONTIER BANK

By:

Name:

Title:

6

EXHIBIT C-4
NONCOMPETITION/NONSOLICITATION AGREEMENT
     This Noncompetition/Nonsolicitation Agreement dated September ___, 2007 (this “Agreement”) is entered into by and between FRONTIER FINANCIAL CORPORATION, FRONTIER BANK and their subsidiaries (collectively, “Frontier”), and JOSEPH W. NIEMER (“Executive”).
     WHEREAS, Frontier, Washington Banking Company (“WBC”) and Whidbey Island Bank (“WBC Bank”) are entering into an Agreement and Plan of Merger (“the Merger Agreement”), pursuant to which WBC will be merged into Frontier Financial Corporation and WBC Bank will be merged into Frontier Bank (the “Merger”); and
     WHEREAS, Executive is currently employed as Executive Vice President and Chief Credit Officer of WBC and/or WBC Bank and has knowledge of certain Confidential Information of WBC, and Frontier Financial Corporation and Frontier Bank are executing the Merger Agreement conditioned upon Executive’s agreement not to compete with Frontier in any county in which WBC Bank has branch offices or loan production offices, and not to solicit employees and customers of Frontier (including the employees and customers of WBC who become employees and customers of Frontier following the Merger), for a specified period of time following the Merger, all as further described below; and
     NOW, THEREFORE, Frontier and Executive agree as follows:
     1. Effective Time. This Agreement shall become effective at the effective time of the Merger (the “Effective Time”), as set forth in the Merger Agreement.
     2. Noncompetition, Nonsolicitation and Nondisparagement. In consideration for this Agreement and to protect the business and goodwill purchased by Frontier pursuant to the Merger Agreement, Executive agrees that he will not, directly or indirectly, do any of the following:
          2.1 For a one-year period commencing on the first day after the effective time of the Merger (the “Effective Time”), (a) become involved in, as a principal shareholder, director, officer, founder, employee, consultant or other agent (each of the foregoing relationships, hereinafter referred to as an “Affiliate”) of any Financial Institution (as defined below) in any of the Washington state counties of Island, San Juan, Skagit, Snohomish and Whatcom (individually and collectively, the “Counties”), or (b) have any responsibility for a Financial Institution’s organization or operation in any of the Counties; provided, however, that Executive may acquire and passively own an interest not exceeding 2% of the total equity interest in any Financial Institution in any of the Counties that is traded on NASDAQ or another U.S. stock exchange. For purposes of this Agreement, the term “Financial Institution” means any bank holding company or financial holding company, state or national bank, state or federal savings and loan association, mutual savings bank, or state or federal credit union, trust company or mortgage company (including without limitation, any organizing entity of any such Financial Institution) located in any of the Counties.

1

          2.2 For an 18-month period commencing on the first day after the effective time of the Merger (the “Effective Time”), (a) solicit or attempt to solicit (i) any employees of Frontier to leave their employment, or (ii) any customers of Frontier to remove or transfer any of their business from Frontier, or (b) otherwise interfere with, disrupt or attempt to disrupt the relationship, contractual or otherwise, between Frontier and any of Frontier’s customers or employees. Solicitation prohibited under this section includes solicitation by any means, including, without limitation, meetings, letters or other mailings, electronic communications of any kind, and Internet communications; provided, however, that solicitation prohibited under this paragraph does not include solicitation through general advertising that is not specifically directed to or targeting the employees of Frontier or Frontier Bank.
     3. Nondisparagement. Executive shall not, during the term or after the termination or expiration of this Agreement or Executive’s employment, make disparaging statements, in any form, about Frontier or its officers, directors, agents, employees, products or services.
     4. Intellectual Property/Confidential Information. Further, anything to the contrary herein notwithstanding, neither Executive nor any firm, company, trust or other entity of which Executive is an Affiliate shall, during the term or after the termination or expiration of this Agreement, (i) use, register or claim any right or interest in any Intellectual Property or Confidential Information of Frontier, including but not limited to the Intellectual Property and Confidential Information of WBC acquired pursuant to the Merger Agreement, or (ii) use the tradename “Washington Banking Company,” “Whidbey Island Bank,” or any similar name or derivation thereof, in connection with the banking, financial, lending or mortgage industries.
     5. No Employee Contract Rights. Nothing contained in this Agreement shall be construed to abrogate, limit or affect the powers, rights and privileges of Frontier to remove Executive as an employee of Frontier, with or without cause.
     6. Enforcement of Covenants.
          6.1 Frontier and Executive stipulate that, in light of all of the facts and circumstances of the relationship between Frontier and Executive, the covenants referred to in Sections 2, 3 and 4 (including without limitation their scope, duration and geographic extent) are fair and reasonably necessary for the protection of Frontier’s Confidential Information (as defined below), goodwill and other protectable interests. If a court of competent jurisdiction should decline to enforce any of those covenants and agreements, Frontier and Executive request the court to reform these provisions to restrict Executive’s use of Confidential Information and Executive’s ability to compete with Frontier to the maximum extent, in time, scope of activities and geography, that the court finds enforceable.
          6.2 Executive acknowledges that Frontier will suffer immediate and irreparable harm that will not be compensable by damages alone, if Executive repudiates or breaches any of the provisions of Sections 2, 3 or 4. For this reason, under these circumstances, Frontier, in addition to and without limitation of any other rights, remedies or damages available to it at law or in equity, will be entitled to obtain temporary, preliminary and permanent

2

injunctions in order to prevent or restrain the breach, and Frontier will not be required to post a bond as a condition for the granting of this relief.
          6.3 In the event Executive breaches this Agreement, which breach is not corrected within 15 days of notice by Frontier to Executive of such breach, Executive shall in addition to the remedies available to Frontier under Section 6.2, forfeit all right to receive all benefits or other payments remaining unpaid from Frontier pursuant to Section 8.2 or otherwise on the date of any such breach.
     7. Adequate Consideration. Executive specifically acknowledges the receipt of adequate consideration for the covenants contained in Sections 2, 3 and 4 above and that Frontier is entitled to require him to comply with said Sections 2, 3 and 4, which Sections will survive termination of this Agreement.
     8. Employment Agreement Superseded. Executive’s Employment Agreement with WBC dated as of September 28, 2005 (the “Employment Agreement”) is terminated, superseded and replaced as of the Effective Time by the following provisions:
          8.1 Definitions. The following definitions shall govern and be controlling for purposes of this Agreement:
               8.1.1 “Cause” shall include termination because Executive: (i) materially breached this Agreement; (ii) willfully breached or habitually neglected or breached the duties which he was required to perform under the terms of his employment with Frontier or the policies of Frontier; (iii) commits act(s) of dishonesty, theft, embezzlement, fraud or misrepresentation against Frontier or its subsidiaries; (iv) willfully and continually failed to comply with any law, rule, or regulation (other than traffic violations or similar offenses) or final cease and desist order of a regulatory agency having jurisdiction over Frontier; (v) fails to follow the reasonable directions of Frontier’s board of directors, which failure is not corrected within thirty (30) days after receipt by Executive of written notice outlining the corrective action required; or (vi) knowingly provides misleading or false information to shareholders, the board of directors, auditors, accountants, or regulatory authorities.
               8.1.2 “Change of Control” means the Merger.
               8.1.3 “Confidential Information” includes, without limitation, any information in whatever form that Frontier considers to be confidential, proprietary, information and that is not publicly or generally available relating to Frontier’s: trade secrets (as defined by the Uniform Trade Secrets Act); know-how; concepts; methods; research and development; product, content and technology development plans; marketing plans; databases; inventions; research data and mechanisms; software (including functional specifications, source code and object code); procedures; engineering; purchasing; accounting; marketing; sales; customer lists; advertisers; joint venture partners; financial status; contracts or employees. Confidential Information includes information developed by Executive, alone or with others, or entrusted to Frontier by its customers or others.

3

               8.1.4 “Good Reason” shall include, but not be limited to: (i) a material reduction in Executive’s compensation defined as a reduction equal to or greater than five percent (5%) of Executive’s then annual base salary, which reduction is not of general application to substantially all employees of Frontier, (ii) a material reduction in Executive’s duties, responsibilities, or reporting relationship, but not merely a change in title, or (iii) relocation of Executive’s primary workplace from Oak Harbor to a location outside Island, San Juan, Snohomish, Skagit or Whatcom counties.
               8.1.5 “Intellectual Property” means any material trademarks, service marks, brand names, certification marks, trade dress or other indications of origin, the goodwill associated with the foregoing and applications in any jurisdiction to register, the foregoing, including any extension, modification or renewal of any such registration or application; patents, applications for patents (including divisions, continuations, continuations in part and renewal applications), and any renewals, extensions or reissues thereof, in any jurisdiction; trade secrets and registrations or applications for registration of copyrights in any jurisdiction, and any renewals or extensions thereof.
               8.1.6 “Limitation Amount” means an amount equal to two times the lesser of (i) Executive’s annualized compensation based upon the annual rate of pay for services provided to Frontier for his taxable year preceding his taxable year in which his employment with Frontier terminates (adjusted for any increase during that year that was expected to continue indefinitely if his employment did not terminate); or (ii) the maximum amount that may be taken into account under a qualified plan pursuant to section 401(a)(17) of the Code for the year in which Executive’s employment terminates. For 2007, such maximum amount is two times $225,000 (adjusted annually for increases in the cost of living) or $450,000.
          8.2 Payment Obligations.
               8.2.1 If Executive is an employee of WBC at the Effective Time and is retained by Frontier as an employee after the Effective Time, (i) Frontier will pay Executive 50% of his Severance Benefit (calculated pursuant to section 5 of his Employment Agreement), less statutory payroll deductions, in cash upon Closing of the Merger; and (ii) if Executive remains an employee of Frontier on the first anniversary of the Effective Time or within 12 months after the Change of Control, Frontier terminates Executive’s employment other than termination for Cause, or Executive terminates his employment with Frontier for Good Reason, Executive shall receive the balance of his Severance Benefit, less statutory payroll deductions, within 30 days following such anniversary date or the date of termination of employment; provided, however, that any amount in excess of the Limitation Amount, will be paid to him no sooner than the first day of the seventh calendar month following the termination of his employment.
               8.2.2 If Executive is an employee of WBC at the Effective Time but is not retained by Frontier as an employee after the Effective Time, Frontier will pay Executive 100% of his Severance Benefit (calculated pursuant to section 5 of his Employment Agreement), less statutory payroll deductions, in cash upon Closing of the Merger; provided, however, that any amount in excess of the Limitation Amount, will be paid to him no sooner than the first day of the seventh calendar month following the termination of his employment.

4

          8.3 Notwithstanding anything in this Agreement to the contrary, if it is determined by legal counsel (or other tax advisor to Executive) that the total of the Severance Benefit, together with any other payments or benefits paid by Frontier to Executive, would constitute an “excess parachute payment” within the meaning of section 280G of the Internal Revenue Code of 1986 (the “Code”), as amended, and the net after-tax amount that Executive would realize from such compensation, considering Executive’s federal and state income tax brackets and the excise tax, would be greater if the compensation payable hereunder were limited, then the compensation payable hereunder shall be limited in the manner determined by such counsel or advisor, to maximize Executive’s net after-tax income.
          8.4 Where required, the provisions of this Agreement are intended to comply with the requirements of section 409A of the Code. Notwithstanding any other provision of this Agreement, this Agreement shall be interpreted and administered in accordance with the requirements of section 409A of the Code.
          8.5 Any payment to Executive under Section 8.2 hereof shall be conditioned upon receipt by Frontier of an executed release of all claims against Frontier, satisfactory to Frontier and its counsel.
     9. Miscellaneous Provisions.
          9.1 Independent Legal Counsel. Executive acknowledges that he has had the opportunity to review and consult with his own personal legal counsel regarding this Agreement.
          9.2 Binding Effect. This Agreement will bind and inure to the benefit of Frontier’s and Executive’s heirs, legal representatives, successors and assigns.
          9.3 Costs of Legal Actions and Proceedings. In any dispute between the parties arising out of or under this Agreement, whether or not a lawsuit is commenced, the nonprevailing party shall pay the prevailing party’s reasonable attorneys’ fees and costs.
          9.4 Governing Law. This Agreement shall be construed in accordance with and governed and enforced in all respects by the laws of the state of Washington. The parties agree that venue of any legal action between the parties arising out of or in connection with this Agreement shall be with the competent state or federal court in Washington state, unless otherwise elected by Frontier, its successors or assigns.
          9.5 Entire Agreement. This Agreement contains the entire agreement of the parties with respect to its subject matter, and supersedes all prior representations and understandings, whether oral or written. It may be changed only by an agreement in writing signed by the party against whom enforcement of any waiver, amendment, modification, extension or discharge is sought.
          9.6 Waiver. No waiver of any term, condition or provision shall be effective for any purpose whatsoever unless such waiver is in writing and signed by the parties.

5

          9.7 Severability. The provisions of this Agreement are severable. The invalidity of any provision will not affect the validity of other provisions of this Agreement.
          9.8 Notice. Any notice to be delivered under this Agreement shall be given in writing and delivered personally or by certified mail, postage prepaid, addressed to Frontier or to Executive at their last known address.
          9.9 Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed an original, but all of which taken together will constitute one and the same instrument.
     IN WITNESS WHEREOF, the undersigned have set their hands as of the date first written above.

FRONTIER FINANCIAL CORPORATION		EXECUTIVE

By:

	John J. Dickson, President and CEO	Name: Joseph W. Niemer

FRONTIER BANK

By:

Name:

Title:

6

EXHIBIT D
                                        , 2007
Frontier Financial Corporation
332 S.W. Everett Mall Way
P.O. Box 2215
Everett, WA 98203
Ladies and Gentlemen:
     I have been advised that as of the date hereof I may be deemed an “affiliate” of Washington Banking Company (“WBC”), as the term “affiliate” is defined for purposes of paragraphs (c) and (d) of Rule 145 of the rules and regulations (the “Rules and Regulations”) under the Securities Act of 1933, as amended (the “Act”). Pursuant to the terms of the Agreement and Plan of Merger among Frontier Financial Corporation (“Frontier”), Frontier, WBC and Whidbey Island Bank (the “Agreement”), WBC will be merged into Frontier (the “Merger”). As a result of the Merger, I will receive shares of common stock of Frontier (“Frontier Common Stock”) in exchange for shares of common stock of WBC (“WBC Common Stock”) owned by me.
     In connection with the above, I represent and warrant to Frontier and agree that:
     A. I will not make any sale, transfer or other disposition of the shares of Frontier Common Stock that I receive in the Merger in violation of the Act or the Rules and Regulations.
     B. I have no present plan or intent to dispose of Frontier Common Stock acquired by me pursuant to the Merger.
     C. I have been advised that the issuance of shares of Frontier Common Stock to me pursuant to the Merger has been or will be registered with the Securities and Exchange Commission under the Act on Form S-4. I have also been advised, however, that since I may be deemed to be an affiliate of WBC at the time the Agreement is submitted for a vote of the shareholders of WBC, I may not sell, transfer or otherwise dispose of the shares of Frontier Common Stock issued to me in the Merger unless (i) such sale, transfer or other disposition has been registered under the Act, (ii) such sale, transfer or other disposition is made in conformity with the volume and other limitations of Rule 145 under the Act, or (iii) in the opinion of counsel acceptable to Frontier, some other exemption from registration under the Act is available with respect to any such proposed sale, transfer or other disposition of the shares of Frontier Common Stock.
     D. I have carefully read this letter and the Agreement and have discussed their requirements and other applicable limitations upon my ability to sell, transfer or otherwise dispose of the shares of Frontier Common Stock, to the extent I felt necessary, with my counsel or counsel for WBC.
     E. I understand that Frontier is under no obligation to register the shares of Frontier Common Stock for sale, transfer or other disposition by me or on my behalf under the Act or to take any other action necessary in order to make compliance with an exemption from registration available, except that Frontier has agreed to use its best efforts to maintain the availability of Rule 145 for use by affiliates such as me.

1

     F. I understand that stop transfer instructions will be given to the registrar of the certificates for the shares of Frontier Common Stock and there will be placed on the certificates for the shares of Frontier Common Stock, or any substitutions therefor, legends stating in substance:
     The shares represented by this certificate were issued in a merger (the acquisition of Washington Banking Company) to which Rule 145 promulgated under the Securities Act of 1933, as amended (the “Act”), applies and may be sold or otherwise transferred only in compliance with the limitation of such Rule 145, or upon receipt by Frontier of an opinion of counsel acceptable to it that some other exemption from registration under the Act is available, or pursuant to a registration statement under the Act.
     G. I hereby agree that, for a period of one (1) year following the effective date of the Merger, I will obtain an agreement similar to this agreement from each transferee of the shares of Frontier Common Stock sold or otherwise transferred by me, but only if such transfer is effected other than in a merger involving a registered public offering or as a sale pursuant to Rule 145.
     It is understood and agreed the legend set forth in Paragraph F above will be removed by delivery of substitute certificates without such legend if such legend is not required for purposes of the Act or this Agreement. It is understood that such legend and stop order referred to above will be removed if (i) one year shall have elapsed from the date the undersigned acquired Frontier Common Stock received in the Merger and the provisions of Rule 145(d)(2) are then available to the undersigned; (ii) two years shall have elapsed from the date the undersigned acquired Frontier Common Stock received in the Merger and the provisions of Rule 145(d)(3) are then available to the undersigned; or (iii) Frontier has received either an opinion of counsel, which opinion and counsel shall be reasonably satisfactory to Frontier, or a “no action” letter obtained by the undersigned from the staff of the Securities and Exchange Commission, to the effect that the restrictions imposed by Rule 145 under the Act no longer apply to the undersigned.
     This letter agreement shall be binding on my heirs, legal representatives and successors.

Very truly yours,

Print Name:

     Accepted this                      day of                                         , 2007:

FRONTIER FINANCIAL CORPORATION

By:

John J. Dickson, President/CEO

2

EXHIBIT E-1
                                        , 2007
Washington Banking Company
Whidbey Island Bank
450 SW Bayshore Drive
Oak Harbor, WA 98277
Ladies and Gentlemen:
     We have acted as counsel to Frontier Financial Corporation (“Frontier”) and its subsidiaries (collectively “Frontier”), in connection with the Agreement and Plan of Merger (the “Agreement”), dated as of September ___, 2007, between Frontier, Frontier Bank, Washington Banking Company and Whidbey Island Bank, and the transactions contemplated by the Agreement.
     This firm has represented Frontier and Frontier Bank in connection with the negotiation of the Agreement and matters related to such negotiation and with respect to certain limited matters as to which we have been consulted by them. We are familiar with the corporate proceedings taken by Frontier and Frontier Bank in connection with the Agreement, and we are rendering this opinion pursuant to Section 7.3(D) of the Agreement. Capitalized terms used, but not defined, in this opinion letter shall have the meanings assigned to them in the Agreement.
     In rendering the opinions expressed below, we have examined and relied upon such records, documents, instruments, certificates of public officials and certificates of officers and employees of and accountants for Frontier and Frontier Bank as we have deemed appropriate, including:
     A. The Articles of Incorporation and Bylaws of Frontier and Frontier Bank, as amended through the date of this opinion letter;
     B. Minutes of meetings of the Boards of Directors and shareholders of Frontier and Frontier Bank;
     C. The Agreement, including the representations, warranties and covenants made by Frontier and Frontier Bank in the Agreement;
     D. The Proxy Statement; and
E.	Certificate of existence or authorization dated ___, 2007, issued by the Washington Secretary of State with respect to Frontier, and certificate of

Washington Banking Company
Whidbey Island Bank	Keller Rohrback L.L.P.
, 2007
Page 2
existence or authorization dated ___, 2007, issued by the Washington Department of Financial Institutions with respect to Frontier Bank.
     Whenever any statement in this opinion letter is qualified by the phrase “to our knowledge” or “known to us” or similar phrases, it is intended to indicate that, during the course of our representation of Frontier in connection with the transactions contemplated by the Agreement, no information that would give us actual knowledge of the inaccuracy of such statement has come to the attention of the attorneys presently in this firm who are actively engaged in the representation of Frontier. We have not undertaken any independent investigation or review (including any investigation or review of our files) in connection with any such matters to determine the accuracy of any such statement, and any limited inquiry undertaken by us during the preparation of this opinion letter should not be regarded as such investigation or review.
     In conducting our examination, we have assumed, without investigation, the genuineness of all signatures, the legal capacity of natural persons, the correctness of all certificates, the authenticity of all documents and instruments submitted to us as originals, the conformity to original documents and instruments of all such documents and instruments submitted to us as certified or photostatic or facsimile copies and the authenticity of the originals of such copies, and the accuracy and completeness of all records made available to us by Frontier. We also have assumed, without investigation, that (i) each party to such documents and instruments has the power and capacity to execute, deliver and perform all of its obligations under the documents and instruments, has duly authorized the execution, delivery and performance of its obligations under the Agreement, and has duly executed and delivered the documents and instruments; (ii) all terms, provisions, and conditions of, or relating to, the Agreement are correctly and completely reflected in the Agreement, and all statements, representations, and warranties as to factual matters made by officers and employees of and accountants for, Frontier and by public officials are accurate; and (iii) the Agreement is binding upon and enforceable in accordance with its terms against Washington Banking Company and Whidbey Island Bank.
     The opinions expressed below are subject to the following qualifications:
     A. Our opinion as to the legal, valid and binding nature of the Agreement and the enforceability of the Agreement in paragraphs 4, 5 and 6 below is subject to the following: (i) the effect of applicable bankruptcy, insolvency, reorganization, receivership, fraudulent conveyance, moratorium or other similar laws affecting the rights of creditors generally, including without limitation such laws and/or regulations specifically applicable to institutions the deposits of which are insured by the Federal Deposit Insurance Corporation (“Insured Institutions”), now or subsequently in effect; (ii) limitations imposed by laws and judicial decisions relating to or affecting creditors of Insured Institutions, or by general principles of equity (regardless of whether enforcement is considered in proceedings at law or in equity), upon the provisions of the Agreement and/or the other related documents or upon the availability of injunctive relief or other equitable remedies; and (iii) our assumption that Washington Banking Company and Whidbey Island Bank and any of their successors in interest will seek to enforce any of its rights

Washington Banking Company
Whidbey Island Bank	Keller Rohrback L.L.P.
, 2007
Page 3
in connection with the Agreement only in circumstances and in a manner in which it is commercially reasonable to do so.
     B. We express no opinion as to: (i) the enforceability of any provision or accumulation of provisions that may be deemed to be unconscionable; (ii) any antitrust, securities or tax laws; (iii) provisions that purport to establish evidentiary standards; (iv) provisions relating to venue, jurisdiction, governing law, waiver of remedies (or the delay or omission of enforcement of such provisions), or disclaimers or liability limitations with respect to third parties; (v) the enforceability of any requirement in the Agreement or related documents specifying that provisions of such documents may only be waived in writing, to the extent that an oral agreement or an implied agreement by trade practice or course of conduct has been created modifying any provision of the Agreement; (vi) provisions for payment or reimbursement of costs and expenses (including, without limitation, attorneys fees) in excess of statutory limits or amounts determined to be reasonable by any court or other tribunal, and any provision for payment of attorneys fees other than to the prevailing party; (vii) severability and indemnification provisions; (viii) availability of equitable remedies; and (ix) any reservation of the right to pursue inconsistent or cumulative remedies.
     C. Our opinions below are limited to the matters expressly set forth in this opinion letter, and no opinion is to be implied or may be inferred beyond the matters expressly so stated.
     D. We disclaim any obligation to update this opinion letter for events occurring after the date of this opinion letter.
     E. Our opinions below are limited to the effect of the laws of the United States of America and the State of Washington. We express no opinion with respect to the effect of the laws of any other jurisdiction on the transactions contemplated by the Agreement.
     F. A Washington court, or federal court applying Washington law, may consider extrinsic evidence or the circumstances surrounding the making of the Agreement to ascertain the intent of the parties using the language employed in the Agreement, regardless of whether or not the language used is plain and unambiguous on its face, and may incorporate additional or supplementary terms into the Agreement.
     Based upon and subject to the foregoing, we are of the opinion that:
     1. Frontier is a corporation validly existing under the laws of the State of Washington and has the corporate power to own or lease its properties and assets and to carry on its business as such properties, assets and business are described in the Proxy Statement.
     2. Frontier Bank is a banking corporation validly existing under the laws of the State of Washington and has the corporate power to own or lease its properties and assets and to carry on its business as such properties, assets and business are described in the Proxy Statement.

Washington Banking Company
Whidbey Island Bank	Keller Rohrback L.L.P.
, 2007
Page 4
     3. The execution and delivery of the Agreement and the consummation of the Merger have been duly and validly authorized by the Boards of Directors of Frontier and Frontier Bank.
     4. The Agreement constitutes a valid and binding obligation of Frontier and Frontier Bank, enforceable against Frontier and Frontier Bank in accordance with its terms.
     5. No consent or approval that has not already been obtained from any federal or state regulatory authority is required for the execution and delivery by Frontier and Frontier Bank of the Agreement or any of the documents to be executed and delivered by Frontier and Frontier Bank in connection with the Agreement or for the consummation of the Merger.
     6. Neither the execution delivery or performance of the Agreement by Frontier and Frontier Bank nor the consummation of the Merger will: (a) violate any provision of the articles or bylaws of Frontier or Frontier Bank; or (b) to our knowledge, violate any order, judgment or decree to which Frontier or Frontier Bank is a party or by which any of its properties or assets is bound.
     7. The shares of Frontier Common Stock to be issued pursuant to the Agreement to the shareholders of Washington Banking Company will, upon issuance in accordance with the Agreement, be duly authorized, validly issued, fully paid and non-assessable and issued in compliance with all registration requirements or exemptions therefrom under applicable federal and state securities laws..
     8. The Registration Statement registering the shares of Frontier Common Stock to be issued to shareholders of Washington Banking Company pursuant to the Agreement has become effective under the Securities Act of 1933, as amended (the “Securities Act”), and, to our knowledge, no stop order suspending the effectiveness of the Registration Statement has been issued and, to our knowledge, no proceedings for that purpose have been instituted or are pending or contemplated by the Securities and Exchange Commission or any state securities or other regulatory authority.
     9. To our knowledge there is no suit, action, investigation or proceeding, legal, quasi-judicial, administrative or otherwise, pending or threatened against, or affecting Frontier or Frontier Bank or any of their directors, officers, employees or agents, acting in their capacities as such, that is seeking equitable relief or damages against Frontier or Frontier Bank or any of their directors, officers, employees or agents acting in their capacities that would materially affect the ability of Frontier or Frontier Bank to consummate the transactions contemplated by the Agreement or that seeks to enjoin consummation of the transactions contemplated by the Agreement.
     In the course of the preparation of the Proxy Statement, we have considered the information set forth in the Proxy Statement, and have participated in conferences with officers

Washington Banking Company
Whidbey Island Bank	Keller Rohrback L.L.P.
, 2007
Page 5
and other representatives of Frontier and Frontier Bank, during the course of which the contents of the Proxy Statement and related matters were discussed. We have not independently checked the accuracy or completeness of, or otherwise verified, and accordingly are not passing upon, and do not assume any responsibility for, the accuracy, completeness or fairness of the statements contained in the Proxy Statement. We have relied as to materiality upon the judgment of officers and representatives of Frontier and Frontier Bank. On the basis of the foregoing, we confirm that nothing has come to our attention that would lead us to believe that the Proxy Statement, insofar as it relates to Frontier and Frontier Bank, on the mailing date of the Proxy Statement, contained any statement that, at the time and in light of the circumstances in which it was made, was false or misleading with respect to any material fact or omitted to state any material fact necessary to make such statements not false or misleading. We make no statement with respect to (a) material in the Proxy Statement insofar as it includes or reflects any information relating to or supplied by entities other than Frontier and Frontier Bank, or (b) any financial statements or other financial or accounting data contained in the Proxy Statement.
     The foregoing is rendered solely for your benefit in connection with the above-described transactions. You may not, without our prior express written approval, deliver copies of this letter or extracts from it to any other person, and no one other than you is entitled to rely upon this opinion letter.

Very truly yours,

KELLER ROHRBACK L.L.P.

Subject to Review and Approval by the DWT Opinion Committee
EXHIBIT E-2
                                        , 2007
Frontier Financial Corporation
Frontier Bank
332 S.W. Everett Mall Way
P.O. Box 2215
Everett, WA 98203
Ladies and Gentlemen:
We have acted as counsel to Washington Banking Company and Whidbey Island Bank (collectively “WBC”) in connection with the Agreement and Plan of Merger dated as of September ___, 2007 (the “Agreement”), between Frontier Financial Corporation, Frontier Bank, WBC and Whidbey Island Bank (“WBC Bank”), and the transactions contemplated by the Agreement. This opinion is rendered to you pursuant to Section 7.2(D) of the Agreement. Capitalized terms used, but not defined in this opinion letter, shall have the meanings assigned to them in the Agreement.
The law covered by the opinions expressed herein is limited to the laws of the State of Washington and the federal laws of the United States of America. We express no opinion with respect to the effect of the laws of any other jurisdiction on the transactions contemplated by the Agreement.
This opinion letter is to be interpreted in accordance with the Guidelines for the Preparation of Closing Opinions issued by the Committee on Legal Opinions of the American Bar Association’s Business Law Section as published in 57 Business Lawyer 875 (February 2002).
A. Documents and Matters Examined
In connection with this opinion letter, we have examined originals, or copies certified or otherwise identified to our satisfaction, of such documents, records, certificates and statements of government officials, officers and other representatives of the persons referred to therein, and such other documents, as we have deemed relevant or necessary as the basis for the opinions herein expressed, including the following:

A-1	The Articles of Incorporation and Bylaws of WBC and WBC Bank, as amended through the date of this opinion letter;
A-2	Minutes of meetings of the Boards of Directors and shareholders of WBC and WBC Bank;

Frontier Financial Corporation
Frontier Bank
                                        , 2007

A-3	The Agreement, including the representations, warranties and covenants of WBC and WBC Bank contained in the Agreement, and including all exhibits and schedules thereto;

A-4	The Proxy Statement;

A-5	Certificate of existence or authorization dated ___, 2007, issued by the Washington Secretary of State with respect to WBC, certificate of existence or authorization dated ___, 2007, issued by the Washington Department of Financial Institutions with respect to WBC Bank, and certification of WBC Bank as an insured depository institution under the Federal Deposit Insurance Act, from the Federal Deposit Insurance Corporation dated ___, 2007; and

A-6	Certificates of Officers of WBC and WBC Bank dated ___, 2007, as to certain factual matters contained in the opinion.
B. Assumptions
     For purposes of this opinion letter, we have relied on the following assumptions:

B-1	All conditions precedent to the Closing have been satisfied or waived and all the representations and warranties contained in the Agreement are accurate.

B-2	Our opinions in C-1 and C-2 as to the valid existence and good standing of WBC and WBC Bank are based exclusively on certificates of public officials.

B-3	Our opinion in C-7 are based upon, and assume the accuracy of, WBC’s and WBC Bank’s representations contained in the Agreement and of the books and records of WBC and WBC Bank supplied to us, including, without limitation, the stock ledger, options ledger, and minutes of meetings (or consents in lieu of minutes) of the directors and shareholders of WBC and WBC Bank. We acknowledge, with your concurrence, that we have not been requested to conduct an independent investigation of the books and records of WBC and WBC Bank with respect to our opinions.

B-4	Our opinions in C-7 relating to the fully paid status of the issued and outstanding shares of capital stock of WBC and WBC Bank and of the common stock are based, without independent verification by us, on the certificate of the Chief Executive Officer of WBC and WBC Bank (the “Opinion Certificate”), to the effect that WBC and WBC Bank has received the consideration approved by its Board of Directors for all of the issued shares of capital stock of WBC and WBC Bank.

Frontier Financial Corporation
Frontier Bank
                                        , 2007

     Whenever any statement in this opinion letter is qualified by the phrase “to our knowledge” or “known to us” or similar phrases, it is intended to indicate that, during the course of our representation of WBC in connection with the transactions contemplated by the Agreement, no information that would give us actual knowledge of the inaccuracy of such statement has come to the attention of Marcus J. Williams, Sandy Gallagher-Alford, Laura Baumann or Ame Lewis. We have not undertaken any independent investigation or review (including any investigation or review of our files) in connection with any such matters to determine the accuracy of any such statement, and any limited inquiry undertaken by us during the preparation of this opinion letter should not be regarded as such investigation or review.
     In conducting our examination, we have assumed, without investigation, the genuineness of all signatures, the legal capacity of natural persons, the correctness of all certificates, the authenticity of all documents and instruments submitted to us as originals, the conformity to original documents and instruments of all such documents and instruments submitted to us as certified or photostatic or facsimile copies and the authenticity of the originals of such copies, and the accuracy and completeness of all records made available to us by WBC. We also have assumed, without investigation, that (i) each party to such documents and instruments has the power and capacity to execute, deliver and perform all of its obligations under the documents and instruments, has duly authorized the execution, delivery and performance of its obligations under the Agreement, and has duly executed and delivered such documents and instruments; (ii) all terms, provisions, and conditions of, or relating to, the Agreement are correctly and completely reflected in the Agreement, and all statements, representations, and warranties as to factual matters made by officers and employees of, and accountants for, WBC and by public officials are accurate, and (iii) the Agreement is binding upon and enforceable in accordance with its terms against Frontier and Frontier Bank.
C. Opinions
     Based upon and subject to the foregoing, we are of the opinion that:

C-1	WBC is a corporation validly existing under the laws of the State of Washington and has the corporate power to own or lease its properties and assets and to carry on its business as such properties, assets and business are described in the Proxy Statement.

C-2	WBC Bank is a banking corporation validly existing under the laws of the State of Washington and has the corporate power to own or lease its properties and assets and to carry on its business as such properties, assets and business are described in the Proxy Statement.

C-3	The execution and delivery of the Agreement and the consummation of the Merger have been duly and validly authorized by the Boards of Directors and the shareholders of WBC and WBC Bank.

Frontier Financial Corporation
Frontier Bank
                                        , 2007

C-4	The Agreement constitutes a valid and binding obligation of WBC and WBC Bank, enforceable against WBC and WBC Bank in accordance with the terms of the Agreement.

C-5	No consent or approval from any federal regulatory authority that has not already been obtained is required for the execution and delivery by WBC or WBC Bank of any of the documents to be executed and delivered by WBC or WBC Bank in connection with the Agreement or for the consummation of the Merger.

C-6	Neither the execution, delivery or performance of the Agreement by WBC and WBC Bank nor the consummation of the Merger will (a) violate any provision of the Articles of Incorporation or Bylaws of WBC or WBC Bank, or (b) to our knowledge, violate any order, judgment or decree to which WBC or WBC Bank are parties or by which they or any of their properties or assets are bound.

C-7	The issued and outstanding shares of common stock of WBC and WBC Bank have been duly authorized and validly issued and are fully paid and nonassessable.

C-8	To our knowledge there is no suit, action, investigation or proceeding, legal, quasi-judicial, administrative or otherwise, pending or threatened against, or affecting WBC or WBC Bank, that is seeking equitable relief or damages against WBC or WBC Bank that would materially affect the ability of WBC or WBC Bank to consummate the transactions contemplated by the Agreement or that seeks to enjoin consummation of the transactions contemplated by the Agreement.
D. Qualifications
     The opinions expressed above are subject to the following qualifications:

D-1	Our opinion as to the legal, valid and binding nature and the enforceability of the Agreement in paragraphs 3, 4 and 5 above is subject to the following: (i) the effect of applicable bankruptcy, insolvency, reorganization, receivership, fraudulent conveyance, moratorium or other similar laws affecting the rights of creditors generally, including without limitation such laws and/or regulations specifically applicable to institutions the deposits of which are insured by the Federal Deposit Insurance Corporation (“Insured Institutions”), now or subsequently in effect; (ii) limitations imposed by laws and judicial decisions relating to or affecting creditors of Insured Institutions, or by general principles of equity (regardless of whether enforcement is considered in proceedings at law or in equity), upon the provisions of the Agreement and/or the other related documents or upon the availability of injunctive relief or other equitable remedies; and (iii) our assumption that Frontier, Frontier Bank and any of their successors in interest will

Frontier Financial Corporation
Frontier Bank
                                        , 2007

seek to enforce any of its rights in connection with the Agreement only in circumstances and in a manner in which it is commercially reasonable to do so.

D-2	We express no opinion as to: (i) the enforceability of any provision or accumulation of provisions that may be deemed to be unconscionable; (ii) any antitrust, securities or tax laws; (iii) provisions that purport to establish evidentiary standards; (iv) provisions relating to venue, jurisdiction, governing law, waiver of remedies (or the delay or omission of enforcement of such provisions), or disclaimers or liability limitations with respect to third parties; (v) the enforceability of any requirement in the Agreement or related documents specifying that provisions of such documents may only be waived in writing, to the extent that an oral agreement or an implied agreement by trade practice or course of conduct has been created modifying any provision of the Agreement; (vi) provisions for payment or reimbursement of costs and expenses (including, without limitation, attorneys fees) in excess of statutory limits or amounts determined to be reasonable by any court or other tribunal, and any provision for payment of attorneys fees other than to the prevailing party; (vii) severability and indemnification provisions; (viii) availability of equitable remedies; and (ix) any reservation of the right to pursue inconsistent or cumulative remedies.

D-3	Our opinions below are limited to the matters expressly set forth in this opinion letter, and no opinion is to be implied or may be inferred beyond the matters expressly so stated.

D-4	We disclaim any obligation to update this opinion letter for events occurring after the date of this opinion letter.

D-5	A Washington court, or federal court applying Washington law, may consider extrinsic evidence of the circumstances surrounding the making of the Agreement to ascertain the intent of the parties using the language employed in the Agreement, regardless of whether or not the language used is plain and unambiguous on its face, and may incorporate additional or supplementary terms into the Agreement.
E. Certain Factual Matters
In the course of the preparation of the Proxy Statement, we have considered the information set forth in the Proxy Statement, and have participated in conferences with officers and other representatives of WBC and WBC Bank, during the course of which the contents of the Proxy Statement and related matters were discussed; however, we were not directed to establish, and we did not independently establish, matters of fact.

Frontier Financial Corporation
Frontier Bank
                                        , 2007

The preparation of the Proxy Statement involved many determinations of fact, points of information or other non-legal matters, and we did not independently verify, and do not assume any responsibility for, the accuracy, completeness or fairness of the Proxy Statement. As used in this Part E, when a statement is qualified by the term “material,” such statements involve judgments and opinions as to the materiality or lack of materiality of any matter related to WBC’s or WBC Bank’s business, assets, results of operations or financial condition that are entirely those of WBC, WBC Bank and its officers, after having been advised by us as to the legal effect and consequences of such matters, and such opinions and judgments are not known to us to be incorrect. We offer no assurance that the actions taken in connection with the preparation and review of the Proxy Statement were sufficient to cause the Proxy Statement to be accurate, complete or fair.
Based upon our procedures identified above (relying as to matters of fact to a large extent on statements of officers and other representatives of WBC and WBC Bank) and without expressing an opinion thereon, nothing has come to our attention that has caused us to conclude that the Proxy Statement (as of the time it was declared effective), contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading. We make no statement with respect to (a) material in the Proxy Statement insofar as it includes or reflects any information relating to or supplied by entities other than WBC or WBC Bank, or (b) any financial statements or other financial or accounting data contained in the Proxy Statement.
The foregoing is rendered solely for your benefit in connection with the above-described transactions. You may not, without our prior express written approval, deliver copies of this letter or extracts from this letter to any other person, and no one other than you is entitled to rely upon the opinions set forth above.

Very truly yours,

DAVIS WRIGHT TREMAINE LLP

EXHIBIT E-3
[To be included in Proxy Statement]
_______________, 2007

Frontier Financial Corporation	Washington Banking Company
Frontier Bank	Whidbey Island Bank
332 S.W. Everett Mall Way	450 SW Bayshore Drive
P.O. Box 2215	Oak Harbor, WA 98277
Everett, WA 98203
     Re: Corporate Merger/Tax Consequences
Ladies and Gentlemen:
     This letter responds to your request for our opinion as to certain of the federal income tax consequences of the proposed merger (the “Merger”) of Washington Banking Company (“WBC”) into Frontier Financial Corporation (“Frontier”) in exchange for cash and Frontier common stock. The time at which the Merger becomes effective is hereafter referred to as the “Effective Date.” This opinion is being delivered in connection with Frontier’s registration statement on Form S-4 relating to the proposed Merger (the “Registration Statement”) to which this opinion appears as an exhibit.
     We have acted as legal counsel to Frontier in connection with the Merger. In acting as counsel to Frontier in connection with the Merger, we have, in preparing our opinion, as hereinafter set forth, participated in the preparation of the Merger Agreement and the preparation and filing of the Registration Statement. For the purpose of rendering this opinion, we have examined and relied upon originals, certified copies, or copies otherwise identified to our satisfaction as being true copies of the originals of the following documents, including all exhibits and schedules attached to them:
1.	The Agreement and Plan of Merger dated as of September ___, 2007, between Frontier, Frontier Bank, WBC and Whidbey Island Bank (the “Merger Agreement”).

2.	Form S-4 Registration Statement and Prospectus of Frontier filed with the Securities and Exchange Commission on or about ___, 2007.

3.	The Proxy Statement of WBC (included as part of the Registration Statement).

Frontier Financial Corporation and Frontier Bank	Keller Rohrback L.L.P.
Washington Banking Company and Whidbey Island Bank
, 2007
Page 2
4.	Such other documents, instruments, records and information pertaining to the Merger as we have deemed necessary for rendering our opinion.
     We have assumed, without independent investigation or review, the accuracy and completeness of the facts and representations and warranties contained in those documents or otherwise made known to us through the Effective Date of the Merger, and that the Merger will be effected in accordance with the terms of the Merger Agreement.
     Our opinion is based on the Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations, administrative interpretations, and judicial precedents as of the date hereof. If there is any subsequent change in the applicable law or regulations, or if there are subsequently any new applicable administrative or judicial interpretations of the law or regulations, or if there are any changes in the facts or circumstances surrounding the Merger, the opinion expressed herein may become inapplicable.
     Based upon our review of the facts described above and our analysis of the law, and subject to the qualifications and limitations set forth herein, and the completion of the transactions described in the manner contemplated by the Merger Agreement, it is our opinion that:
     A. The Merger will be treated as a reorganization under Section 368(a)(1)(A) of the Code and Frontier and WBC will each be a party to that reorganization within the meaning of Section 368(b) of the Code; provided, however, that at least fifty percent (50%) of the sum of (1) the Aggregate Consideration (as defined in section 1.3(A) of the Merger Agreement) payable in cash and Frontier common stock to the WBC shareholders in the Merger and (2) any additional cash paid to holders of dissenting shares pursuant to Section 1.6 of the Merger Agreement, is paid in Frontier common stock.
     B. Provided the Merger satisfies the condition in the foregoing paragraph that at least 50% of the total consideration for the Merger is paid in Frontier common stock, it is further our opinion that the material federal income tax consequences of the Merger will be:
          1. Parties. No gain or loss will be recognized by Frontier or WBC as a result of the Merger.
          2. Shareholders of WBC. We hereby confirm our opinion set forth in the discussion contained in the Registration Statement under the caption “The Merger — Certain Federal Income Tax Consequences”.
     We express our opinion herein only as to those matters specifically set forth above and no opinion should be inferred as to the tax consequences of the Merger under any state, local or foreign law, or with respect to other areas of United States federal taxation. We are members of the Bar of the State of Washington, and we do not express any opinion herein concerning any law other than the federal law of the United States.

Frontier Financial Corporation and Frontier Bank	Keller Rohrback L.L.P.
Washington Banking Company and Whidbey Island Bank
, 2007
Page 3
     Our opinion is intended solely for the benefit of Frontier and WBC, and their respective shareholders, and may not be relied upon for any other purpose or by any other person or entity or made available to any other person or entity without our prior written consent.
     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and the reference to us in the Proxy Statement/Prospectus under the heading “The Merger — Certain Federal Income Tax Consequences” and “Legal Opinions.” By giving the foregoing consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Sincerely,

KELLER ROHRBACK L.L.P.

EXHIBIT F

Frontier			Per Share	Per Share	Total	Frontier	Total
Average	Aggregate	Per Share	Cash	Stock	Cash	Merger	Stock
Share	Consideration	Consideration	Consideration	Consideration	Amount	Shares	Consideration
Price	($)	($)	($)	(x)	($)	(shares)	($)
$21.00	$167,109,037	$19.41	$19.41	0.9244x	$42,864,003	5,916,430	$124,245,034			INCL. OPTIONS
$22.00	$173,025,467	$20.10	$20.10	0.9136x	$42,864,003	5,916,430	$130,161,464
$23.00	$178,941,897	$20.79	$20.79	0.9038x	$42,864,003	5,916,430	$136,077,894
$24.00	$184,858,327	$21.47	$21.47	0.8947x	$42,864,003	5,916,430	$141,994,324
$25.00	$190,774,758	$22.16	$22.16	0.8864x	$42,864,003	5,916,430	$147,910,754	Shares Oustanding	9,391,159
$26.00	$196,691,188	$22.85	$22.85	0.8788x	$42,864,003	5,916,430	$153,827,184	Less: Frontier Owned	(782,506)

$27.00	$202,607,618	$23.54	$23.54	0.8717x	$42,864,003	5,916,430	$159,743,615	Excl. Frontier Owned	8,608,653
$28.00	$202,607,618	$23.54	$23.54	0.8405x	$42,864,003	5,705,129	$159,743,615
$29.00	$202,607,618	$23.54	$23.54	0.8116x	$42,864,003	5,508,401	$159,743,615
 4